UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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WAL-MART STORES, INC.

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Notice of 2017 Annual Shareholders’ Meeting 8:00 a.m., Central time | Friday, June 2, 2017 Bud Walton Arena, University of Arkansas Campus, Fayetteville, Arkansas 72701

OUR BELIEFS

Since Sam Walton founded our company it always has been a values-based, ethically led organization. Our beliefs are the values that guide our decisions and our leadership.

Act with	RESPECT for
INTEGRITY	the Individual

We act with the highest level of integrity by being honest, fair and objective, while operating in compliance with all laws and our policies.	We value every associate, own the work we do, and communicate by listening and sharing ideas.

SERVICE	Striving for
to our Customers	EXCELLENCE

We’re here to serve customers, support each other, and give to our local communities.	We work as a team and model positive examples while we innovate and improve every day.

Dear Fellow Shareholders:

We are pleased to invite you to attend Walmart’s 2017 Annual Shareholders’ Meeting on June 2, 2017 at 8:00 a.m. Central Time. If you plan to attend, please see page 102 for admission requirements. For those unable to join in-person, the meeting will also be webcast at http://stock.walmart.com.

From Our Chairman

Fiscal 2017 was a year in which we saw the ongoing transformation of Walmart gain momentum. In a new era of disruption in the retail industry, we continued to execute our strategy to become the first company to deliver a seamless shopping experience at scale, regardless of how our customers choose to shop with us.

One of our key priorities is to make life easier for busy families, and steps we took in fiscal 2017 – including our acquisition of Jet.com, our strategic alliance with JD.com in China, and our expansion of online grocery and marketplace – provide our customers with more ways to save time and money. Similarly, our significant investments in the wages, training, and opportunity of our U.S. associates have already resulted in a better shopping experience for our customers.

Your Board of Directors has been deeply engaged with, and partnered closely with management on, all of these key strategic decisions. Our majority-independent Board plays a vital role in overseeing our strategy and ongoing transformation, and I firmly believe that your Board, with its broad mix of experience, skills, and backgrounds, is a strategic asset for our company. We are committed to an independent and robust Board and to thoughtful and effective Board refreshment, and have added 7 new directors in the past 5 years. This year, we are excited to announce Carla Harris as a new director nominee. Carla brings deep experience in capital markets and global finance, and I’m confident she will be an asset to the Board and to Walmart.

In these exciting times, Walmart is uniquely positioned to make our customers’ lives easier and deliver sustainable growth in the future. Thank you for your continued support of Walmart, and I look forward to seeing many of you at the meeting in June. Regardless of whether you are able to attend the meeting in person, your vote is important to us. For instructions on how to vote, please see page 103 of this proxy statement.

From Our Lead Independent Director

As Walmart continues to adapt to serve our customers seamlessly – in stores, online, or through pickup or delivery – we are committed to continuously enhancing our Board governance to support our strategy. As described in this proxy statement, we’ve made important changes to the way the Board works to maximize our effectiveness during this period of change.

Last year, we announced that we were reducing the size of the Board while maintaining its independence. More recently, we changed the structure of our Board committees by splitting our Compensation, Nominating and Governance Committee into two separate committees: one focused on executive compensation and management development, and one focused on director nominations and corporate governance. This new structure allows greater focus on aligning our compensation and performance management programs with our strategy, as well as emphasizing our continuing commitment to board refreshment and succession planning.

To further this commitment, beginning in fiscal 2018, our independent compensation committee approved important changes to our executive compensation program to ensure that it continues to support our strategy as we transform our business. You can learn more about these changes in the CD&A on page 46.

Your Board values your feedback and thanks those of you who have participated in our ongoing and extensive shareholder engagement. The feedback from our shareholders has been consistent – they believe in our strategy, and they recognize that we have the right skills, experiences, and backgrounds on our Board to effectively guide Walmart during this exciting period of transformation.

Sincerely, Gregory B. Penner Chairman
Sincerely, Dr. James I. Cash, Jr. Lead Independent Director

Letter to Shareholders  •  Walmart  |  2017 Proxy Statement    3

Notice 2017 Annual Shareholders’ Meeting

ASSOCIATES
Walmart
SHAREHOLDERS
Walmart
Save money. Live better.

Notice of 2017 Annual Shareholders' Meeting

How To Cast Your Vote

(PAGE 103)

INTERNET	CALL	MOBILE DEVICE	IN PERSON	MAIL
www.proxyvote.com	Toll-free (U.S. and Canada) at 1-800-690-6903	Scan the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form	at the 2017 Annual Shareholders’ Meeting	in your signed proxy card or voting instruction form (if you received one)

Items of Business		Board Recommendation	Reference Page
1.	To elect as directors the 11 nominees identified in this proxy statement;	FOR	12
2.	To vote on a non-binding, advisory resolution to establish the frequency of future advisory shareholder votes to approve the compensation of Walmart’s named executive officers;	1 YEAR	44
3.	To vote on a non-binding, advisory resolution to approve the compensation of Walmart’s named executive officers;	FOR	45
4.	To ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2018;	FOR	91
5.	To vote on the 3 shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and	AGAINST each shareholder proposal	96
6.	To transact any other business properly brought before the 2017 Annual Shareholders’ Meeting.		108

Annual
Shareholders’
Meeting

Friday, June 2, 2017

8:00 a.m., Central time

Bud Walton Arena

University of Arkansas Campus
Fayetteville, Arkansas 72701

How to Attend the Meeting

If you plan to attend the meeting in person, please see page 102 for admission requirements.

The record date for the meeting is April 7, 2017. This means that you are entitled to receive notice of the meeting and vote your shares at the meeting if you were a shareholder of record as of the close of business on April 7, 2017.

April 20, 2017

By Order of the Board of Directors,

Jeffrey J. Gearhart Executive Vice President, Global Governance and Corporate Secretary

The proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2017, are available in the “Investors” section of our corporate website at http://stock.walmart.com/annual-reports.

Walmart  |  2017 Proxy Statement    5

Table of

Walmart  |  2017 Proxy Statement    7

		Board	Ref.
Items of Business		Recommendation	Pages
1.	To elect as directors the 11 nominees identified in this proxy statement;	FOR	12
2.	To vote on a non-binding, advisory resolution to establish the frequency of future advisory shareholder votes to approve the compensation of Walmart’s named executive officers;	1 YEAR	44
3.	To vote on a non-binding, advisory resolution to approve the compensation of Walmart’s named executive officers;	FOR	45
4.	To ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2018; and	FOR	91
5.	To vote on the 3 shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting.	AGAINST each shareholder proposal	96

In addition, shareholders may be asked to consider and vote on any other business properly brought before the meeting.

Proxy
Summary

Annual Shareholders’ Meeting

Friday, June 2, 2017

8:00 a.m., Central time

Bud Walton Arena
University of Arkansas Campus
Fayetteville, Arkansas 72701

You have received these proxy materials because the Board is soliciting your proxy to vote your Shares at the 2017 Annual Shareholders’ Meeting. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement. Please refer to the Table of Abbreviations on pages 109-110 for the meaning of certain terms used in this summary and the rest of this proxy statement. This proxy statement and the related proxy materials were first released to shareholders and made available on the internet on April 20, 2017.

If you are unable to attend in person, you can view a live webcast of the 2017 Annual Shareholders’ Meeting at http://stock.walmart.com.

8    Walmart  |  2017 Proxy Statement  •  Proxy Summary

Board Nominee Overview

Our Board nominees bring a variety of backgrounds, qualifications, skills and experiences that contribute to a well-rounded Board uniquely positioned to effectively guide our strategy and oversee our operations in a rapidly evolving retail industry.

7 of our nominees are independent 2 of our nominees are female 0-3 YEARS 4-6 YEARS 7-10 YEARS MORE THAN 10 YEARS BOARD NOMINEE TENURE BOARD NOMINEE AGE +10 years 7-10 years 0-3 years 4-6 years Board Nominee Tenure Median: 5 years Board Nominee Tenure Average: 7.8 years 70-75 60-69 <50 50-59 Board Nominee Age Median: 54 years Board Nominee Age Average: 53 years Highly Engaged Board Skills and Experience Actively involved in Walmart’s strategy 98% overall attendance rate at Board and committee meetings 41 committee meetings during fiscal 2017 Thoughtful Board Refreshment 12-year term limit for Independent Directors 7 new Directors in the last 5 years Restructured Board committees to promote effectiveness Ongoing Board succession planning All eleven board nominees have global or international business experience Ten have senior leadership experience Four have retail experience Five have regulatory or legal experience Three have marketing or brand management experience Five have finance, accounting or financial reporting experience Five have technology or e-commerce experience

Proxy Summary  •  Walmart  |  2017 Proxy Statement    9

Our Director Nominees

7 of our 11 Board nominees are independent, all members of the Audit Committee, the CMDC, and the NGC are independent, and our key committee chairs are independent. Our Board has separated the roles of Chairman and CEO, and we have a robust Lead Independent Director role. Despite their significant Share ownership, only three members of the Walton family are Board members.

						Key Committee Membership
Name/Age	Experience	Director Since	Principal Occupation	Independent	Other Pubic Company Boards	Audit	Compensation & Management Development	Nominating & Governance	Strategic Planning & Compensation	Technology & e-commerce
Jim Cash (69) Lead Independent Director	• Senior Leadership • Global/International • Technology/e-commerce • Finance/Accounting	2006	James E. Robison Professor of Business Administration Emeritus, Harvard Business School	●	1	●				●
Tim Flynn (60)	• Senior Leadership • Global/International • Finance/Accounting • Regulatory/Legal	2012	Retired Chairman and CEO, KPMG	●	3				●
Carla Harris (54)	• Senior Leadership • Global/International • Finance/Accounting • Regulatory/Legal	Nominee	Vice Chairman, Wealth Management, Managing Director and Senior Client Advisor, Morgan Stanley	●	0
Tom Horton (55)	• Senior Leadership • Global/International • Finance/Accounting • Regulatory/Legal	2014	Senior Advisor, Warburg Pincus LLC, and retired Chairman and CEO, AMR Corporation	●	1	●		●	●
Marissa Mayer (41)	• Senior Leadership • Global/International • Technology/e-commerce • Marketing/Brand Management	2012	President and CEO, Yahoo! Inc.	●	1		●			●
Doug McMillon (50)	• Senior Leadership • Retail • Global/International • Technology/e-commerce	2013	President and CEO, Walmart		0
Greg Penner (47) (Board Chairman)	• Senior Leadership • Retail • Global/International • Technology/e-commerce • Finance/Accounting	2008	Chairman, Walmart and Partner, Madrone Capital Partners		0
Steve Reinemund (69)	• Senior Leadership • Global/International • Marketing/Brand Management	2010	Retired Dean of Business, Wake Forest University, and retired Chairman and CEO, PepsiCo., Inc.	●	2		●
Kevin Systrom (33)	• Senior Leadership • Global/International • Technology/e-commerce • Marketing/Brand Management	2014	CEO and Co-Founder, Instagram	●	0		●
Rob Walton (72)	• Senior Leadership • Retail • Global/International • Regulatory/Legal	1978	Retired Chairman, Walmart		0				●
Steuart Walton (35)	• Retail • Global/International • Regulatory/Legal	2016	CEO, Game Composites, Ltd.		0				●

Chair

●	Member

10    Walmart  |  2017 Proxy Statement  •  Proxy Summary

Corporate Governance Highlights

(PAGES 21-43)

•	Majority Independent Board

•	Shareholder Right to Call Special Meetings

•	Independent Key Committee Chairs

•	No Poison Pill

•	Separate Chair and CEO

•	Lead Independent Director

•	No Supermajority Voting Requirements

•	Board Oversight of Political and Social Engagement

•	Annual Election of All Directors

•	Robust Board Evaluations

•	Majority Voting for Director Elections

•	Board-Level Risk Oversight

•	Commitment to Board Refreshment

•	Extensive Shareholder Engagement

•	Focus on Succession Planning

•	Board Oversight of Company Strategy

•	Robust Stock Ownership Guidelines

•	No Hedging and Restrictions on Pledging

•	No Employment Agreements with Executives

•	No Change-in-Control Provisions

Compensation Aligned With Performance

(PAGES 48-73)

Our executive compensation program is heavily based on performance and aligned with our strategy. More than 75% of our CEO’s fiscal 2017 total direct compensation was based on metrics related to operating income, sales, and ROI, which are aligned with our strategy and important indicators of retail performance. The chart below illustrates the alignment between our CEO’s realized pay and TSR over the last three fiscal years:

CEO Realized Pay

Total Shareholder Return (TSR) CEO Realized Pay 0 5 10 15 20 $19.68 M 0 20 40 60 80 100 120 Jan. 31, 2014 FY15 FY16 FY17 $17.16 M $116.63 $93.60 $100 $96.88 $13.14 M

(1)	Realized pay includes base salary, annual incentive earned for the fiscal year shown, restricted stock vested in the fiscal year shown, and performance equity with a performance period ending during the fiscal year shown. Restricted stock and performance equity is valued using the closing price of Walmart stock on the vesting date.

(2)	TSR illustrates the total shareholder return on Walmart common stock during the three fiscal years ending January 31, 2017, assuming $100 was invested on the first day of fiscal 2015 and assuming reinvestment of all dividends.

Proxy Summary  •  Walmart  |  2017 Proxy Statement    11

Proposal No. 1

Election of Directors

Director Skills Criteria and Qualifications

What am I voting on?

You are voting to elect each nominee named below as a director of the company for a one-year term. If you return your proxy, your proxy holder will vote your Shares FOR the election of each Board nominee named below unless you instruct otherwise. If the shareholders elect all the director nominees named in this proxy statement at the 2017 Annual Shareholders’ Meeting, Walmart will have 11 directors. Each director nominee named in this proxy statement has consented to act as a director of Walmart if elected. If a nominee becomes unwilling or unable to serve as a director, your proxy holder will have the authority to vote your Shares for any substitute candidate nominated by the Board, or the Board may decrease the size of the Board.

What qualifications do the Nominating and Governance Committee and the Board consider when selecting candidates for nomination?

At Walmart, we believe an effective Board should be made up of individuals who collectively provide an appropriate balance of distinguished leadership, diverse perspectives, strategic skill sets, and professional experience relevant to our business and strategic objectives.

The Nominating and Governance Committee (NGC) selects potential candidates on the basis of: outstanding achievement in their professional careers; broad experience and wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the NGC determines qualify candidates for service on the Board.

The NGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as set forth in the NYSE Listed Company Rules and the SEC’s rules. Additional information regarding qualifications for service on the Board and the nomination process for director candidates is set forth in the NGC’s charter and our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at http://stock.walmart.com.

Director Skills Criteria:

Walmart is moving with speed to better serve our customers and pursue our key objectives of making every day easier for busy families, becoming a more digital enterprise, delivering results and operating with discipline, and being the most trusted retailer. Depending on the current composition of the Board and Board committees and expected future turnover on our Board, the NGC generally seeks director candidates with experience, skills, or background in one or more of the following areas:

STRATEGY		GOVERNANCE	LEADERSHIP	DIVERSITY

Retail	Global/International	Regulatory/Legal	Senior Leadership	Diversity

Technology/e-commerce	Marketing/Brand Management	Finance/Accounting

12    Walmart  |  2017 Proxy Statement  •  Proposal No. 1: Election of Directors

Strategy
Retail Experience As the world’s largest retailer, we seek directors who possess an understanding of financial, operational, and strategic issues facing large retail companies.

Global or International Business Experience
As a global organization, directors with broad international exposure provide useful business and cultural perspectives, and we seek directors with experience at multinational companies or in international markets.

Technology or e-commerce Experience
In order to deliver on our strategy to be the first retailer to offer customers a seamless shopping experience at scale, we seek directors who can provide advice and guidance based on their experiences in e-commerce or related industries such as digital, mobile, or consumer internet.

Marketing or Brand Management Directors with relevant experience in consumer marketing or brand management, especially on a global basis, provide important insights to our Board.

Leadership

Senior Leadership
Directors who have served in relevant senior leadership positions bring unique experience and perspective.

We seek directors who have demonstrated expertise in governance, strategy, development, and execution.

Governance

Finance, Accounting, or Financial Reporting Experience

We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.

Regulatory, Legal, or Risk Management Experience

Our company’s business requires compliance with a variety of regulatory requirements across a number of federal, state, and international jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries, and it benefits from the perspectives of directors with governmental, public policy, legal, and risk management experience and expertise.

Diversity

Board Diversity

Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diverse backgrounds, experiences, and perspectives improves the dialogue and decision-making in the board room and contributes to overall Board effectiveness. The Board assesses the effectiveness of its approach to Board diversity as part of the Board and committee evaluation process.

Proposal No. 1: Election of Directors  •  Walmart  |  2017 Proxy Statement    13

Summary of Director Nominee Qualifications and Experience

The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the NGC and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide effective oversight and strategic advice to our management.

	Leadership	Strategy				Governance

	Senior Leadership	Retail	Global or International	Technology or e-commerce	Marketing or Brand	Finance, Accounting,	Regulatory or Legal
Director			Business		Management	or Financial Reporting
Jim Cash	●		●	●		●
Tim Flynn	●		●			●	●
Carla Harris	●		●			●	●
Tom Horton	●		●			●	●
Marissa Mayer	●		●	●	●
Doug McMillon	●	●	●	●
Greg Penner	●	●	●	●		●
Steve Reinemund	●		●		●
Kevin Systrom	●		●	●	●
Rob Walton	●	●	●				●
Steuart Walton		●	●				●
TOTAL	10	4	11	5	3	5	5

14     Walmart  |  2017 Proxy Statement  •  Proposal No. 1: Election of Directors

Director Nominees for 2017

Who are the 2017 director nominees?

Based on the recommendation of the NGC, the Board has nominated the following candidates for election as directors at the 2017 Annual Shareholders’ Meeting. The information provided below includes, for each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, each Board committee on which he or she currently serves, whether he or she is independent, and directorships of other public companies held by each nominee during the past five years.

FOR	The Board recommends that shareholders vote FOR each of the nominees named below for election to the Board.

James I. Cash, Jr. Lead Independent Director
Joined the Board: 2006 Age: 69	Board Committees • Audit • Executive • NGC (Chair) • TeCC	Other Current Public Company Directorships Chubb Limited

Dr. Cash is the James E. Robison Professor of Business Administration Emeritus at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash served as the Senior Associate Dean and Chairman of HBS Publishing and Chairman of the MBA Program while on the faculty of the Harvard Business School. Dr. Cash holds an advanced degree in accounting and computer science and has been published extensively in accounting and information technology journals. He currently provides executive development and consulting services through The Cash Catalyst, LLC, which he formed in 2009. He has served as a director of Chubb Limited since its acquisition in January 2016 and had previously served on the board of its predecessor, The Chubb Corporation, since 1996. Dr. Cash has served as a director of a number of other public companies, including General Electric Company from April 1997 to April 2016, Phase Forward Incorporated from October 2003 to May 2009, and Microsoft Corporation from May 2001 to November 2009, and has served on the audit committees of several public companies. He also serves as a director of several private companies.

SKILLS AND QUALIFICATIONS	Dr. Cash brings financial, accounting, and risk management expertise from his distinguished career in academia, and from his leadership positions at HBS Publishing and Harvard Business School, as well as his service on the boards of directors and audit committees of other large, multinational public companies.

Dr. Cash brings a global perspective gained from his service on boards of large, multinational companies in a variety of industries.

The Board benefits from Dr. Cash’s unique knowledge of information technology, as well as his experiences gained from consulting activities and service on the boards of directors of technology companies.

Proposal No. 1: Election of Directors  •  Walmart  |  2017 Proxy Statement    15

Timothy P. Flynn Independent Director
Joined the Board: 2012 Age: 60	Board Committees • Audit Committee (Chair) • SPFC	Other Current Public Company Directorships JPMorgan Chase & Co. Alcoa Corporation UnitedHealth Group Incorporated

Mr. Flynn was the Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services, from 2007 until his retirement in October 2011. From 2005 until 2010, he served as Chairman and from 2005 to 2008 as CEO of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP, Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for Audit, Risk Advisory and Financial Advisory Services practices. Mr. Flynn joined the boards of Alcoa Corporation in November 2016 and UnitedHealth Group Incorporated in January 2017. He also has served as a member of the board directors of JPMorgan Chase & Co. since 2012. He previously served as a member of the board of directors of The Chubb Corporation from September 2013 until its acquisition in January 2016. He has been a director of the International Integrated Reporting Council since September 2015, and he previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and was a founding member of The Prince of Wales’ International Integrated Reporting Committee. Mr. Flynn graduated from The University of St. Thomas, St. Paul, Minnesota and is a member of the school’s board of trustees.

SKILLS AND QUALIFICATIONS	Mr. Flynn has over 32 years of experience in risk management, financial services, financial reporting, and accounting.	Mr. Flynn also brings extensive experience with issues facing complex, global companies, and expertise in accounting, auditing, risk management, and regulatory affairs for such companies.	In addition, Mr. Flynn brings his experiences in executive leadership positions at KPMG and his service on the boards of directors of other large public companies.

Carla A. Harris Independent Nominee
Joined the Board: Nominee Age: 54	Board Committees • N/A	Other Current Public Company Directorships None

Ms. Harris has served as the Vice Chair, Wealth Management for Morgan Stanley since August 2013, and as Managing Director and Senior Client Advisor since June 2012. In these roles, she is responsible for increasing client connectivity and penetration to enhance revenue generation across the firm. Ms. Harris joined the mergers and acquisitions team at Morgan Stanley in 1987 and since then has held a number of positions during her tenure. Her experiences at Morgan Stanley range from investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, media, retail, telecommunications, transportation, healthcare, and biotechnology. In August 2013, President Obama appointed Ms. Harris to serve as Chair of the National Women’s Business Council. She currently serves on the boards of several non-profit organizations including St. Vincent’s HealthCare and the Morgan Stanley Foundation.

SKILLS AND QUALIFICATIONS	Ms. Harris brings broad-based and valuable insights in finance and strategy gained from more than 30 years of experience at a prominent investment banking firm.	The Board would benefit from Ms. Harris’ senior leadership experience at Morgan Stanley.	The Board values Ms. Harris’ extensive work experience in a regulated industry and advising clients across a broad range of other regulated industries.

16    Walmart  |  2017 Proxy Statement  •  Proposal No. 1: Election of Directors

Thomas W. Horton Independent Director
Joined the Board: 2014 Age: 55	Board Committees • Audit • NGC • SPFC	Other Current Public Company Directorships QUALCOMM Incorporated

Mr. Horton has served as a Senior Advisor at Warburg Pincus LLC, a private equity firm focused on growth investing, since October 2015. Mr. Horton was the Chairman of American Airlines Group Inc. (“American”) from December 2013 to June 2014. He also served in other executive leadership positions at American, including as President from 2010 until his appointment as Chairman and CEO in 2011, during which time he led the company through a successful restructuring and turnaround that culminated in the 2013 merger with US Airways, creating the world’s largest airline. From 2006 to 2010, Mr. Horton served as Executive Vice President of Finance and Planning at American. Mr. Horton joined American from AT&T Corporation, where he served in various roles between 2002 and 2005, including as Vice Chairman and as Chief Financial Officer. While at AT&T, Mr. Horton led the evaluation of strategic alternatives that ultimately led to the combination of AT&T and SBC Communications, Inc. Mr. Horton joined AT&T from American, where he had served in various roles from 1985 until 2002, including as Senior Vice President and Chief Financial Officer. He has served on the board of directors of QUALCOMM Incorporated since 2008, and also serves on the executive board of the Cox School of Business at Southern Methodist University.

SKILLS AND QUALIFICATIONS	Mr. Horton brings valuable perspective developed from more than 30 years of experience in finance, accounting, auditing, and risk management.	Our Board benefits from Mr. Horton’s leadership experience in several complex, international industries.	In addition, Mr. Horton brings unique insights gained from his executive leadership roles at large, global, publicly-traded companies.

Marissa A. Mayer Independent Director
Joined the Board: 2012 Age: 41	Board Committees • CMDC • TeCC	Other Current Public Company Directorships Yahoo! Inc.

Ms. Mayer is the President and Chief Executive Officer and a member of the board of directors of Yahoo! Inc. (“Yahoo”). Since joining Yahoo in July 2012, Ms. Mayer has led Yahoo’s focus as a guide to digital information discovery through search, communications, and digital content products. Ms. Mayer also helmed Yahoo’s digital advertising strategy across mobile, video, native, and social. Under her leadership, Yahoo has grown to serve over 1 billion users worldwide, with over 600 million mobile users. Prior to her role at Yahoo, Ms. Mayer spent 13 years at Google Inc. (“Google”) where she led various initiatives including Google Search for more than a decade, and other early stage products such as Google Maps, Gmail, and Google News. Ms. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science from Stanford University. From March 2013 until October 2016, Ms. Mayer served on the board of directors for AliphCom, which operates as Jawbone. She also serves on the boards of the San Francisco Museum of Modern Art, the San Francisco Ballet, and the foundation board for the Forum of Young Global Leaders at the World Economic Forum.

SKILLS AND QUALIFICATIONS	Ms. Mayer brings extensive expertise and insight into the technology and consumer internet industries, and her senior leadership experience is demonstrated by her executive role at a prominent consumer internet company and her positions on the boards of several non-profit organizations.	Ms. Mayer brings distinguished experience in internet product development, engineering, and brand management.	As the CEO of a global company, Ms. Mayer brings insights into global business and strategy.

Proposal No. 1: Election of Directors  •  Walmart  |  2017 Proxy Statement    17

C. Douglas McMillon President and Chief Executive Officer
Joined the Board: 2013 Age: 50	Board Committees • Executive Committee (Chair) • GCC (Chair)	Other Current Public Company Directorships None

Mr. McMillon is the President and CEO of Walmart and has served in that position since February 1, 2014. Prior to this appointment, he held numerous other positions with Walmart, including Executive Vice President, President and CEO, Walmart International, from February 1, 2009 through January 31, 2014, and Executive Vice President, President and CEO, Sam’s Club, from August 2005 through January 2009. Mr. McMillon has held a variety of other leadership positions since joining our company more than 25 years ago. Mr. McMillon also serves as a member of the executive committee of the Business Roundtable, and serves as a member of the boards of directors of a number of organizations, including The Consumer Goods Forum, The US-China Business Council, and Crystal Bridges Museum of American Art.

SKILLS AND QUALIFICATIONS	Mr. McMillon brings years of executive leadership experience at our company and extensive expertise in corporate strategy, development, and execution.	In addition, Mr. McMillon brings extensive knowledge and unique experience with the Walmart International segment.	The Board benefits from Mr. McMillon’s more than 25 years of retail experience and his leadership role developing and executing our strategy to deliver seamless shopping at scale.

Gregory B. Penner* Chairman
Joined the Board: 2008 Age: 47	Board Committees • Executive Committee • GCC	Other Current Public Company Directorships None

Mr. Penner was appointed as Chairman of the Board in June 2015, after serving as Vice Chairman of the Board from June 2014 to June 2015. He has been a General Partner of Madrone Capital Partners, LLC, an investment management firm, since 2005. From 2002 to 2005, he served as Walmart’s Senior Vice President and CFO – Japan, and before serving in that role, Mr. Penner was the Senior Vice President of Finance and Strategy for Walmart.com from 2001 to 2002. Prior to working for Walmart, Mr. Penner was a General

Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. Mr. Penner served as a member of the board of directors of Baidu, Inc. from May 2004 until February 2017, and he previously served on the boards of Hyatt Hotels Corporation; eHarmony, Inc.; Castleton Commodities International, LLC; 99Bill Corporation; and Cuil, Inc.

SKILLS AND QUALIFICATIONS	Mr. Penner brings expertise in strategic planning, finance, and investment matters, including prior experience as a CFO in our company’s operations in Japan, and his service on the boards of directors of public and private companies in a variety of industries.	The Board benefits from Mr. Penner’s retail experiences with our company’s operations in Japan and at Walmart.com, as well as his service as our Chairman.	In addition, Mr. Penner has broad knowledge of international business, particularly in Japan and China.

Mr. Penner brings unique expertise gained through both his service with the company and as a director of various technology companies.

*Greg Penner is the son-in-law of Rob Walton.

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Steven S Reinemund
Independent Director
Joined the Board: 2010 Age: 69	Board Committees • CMDC • SPFC (Chair)	Other Current Public Company Directorships Exxon Mobil Corporation Marriott International, Inc.

Mr. Reinemund is the retired Dean of Business and Professor of Leadership and Strategy at Wake Forest University, a position he held from July 2008 to June 2014, and where he continues to serve in an advisory role as an Executive-in-Residence. Prior to joining the faculty of Wake Forest University, Mr. Reinemund had a distinguished 23-year career with PepsiCo, Inc. (“PepsiCo”), where he served as Chairman of the Board from October 2006 to May 2007, and as Chairman and CEO from May 2001 to October 2006. Prior to becoming Chairman and CEO, Mr. Reinemund was

PepsiCo’s President and Chief Operating Officer from 1999 to 2001 and Chairman and CEO of Frito-Lay’s worldwide operations from 1996 to 1999. Mr. Reinemund has served as a director of Exxon Mobil Corporation and Marriott International, Inc. since 2007 and Chick-fil-A, Inc. since June 2015. He previously served as a director of American Express Company from 2007 to 2015 and Johnson & Johnson from 2003 to 2008. Mr. Reinemund is a member of the boards of trustees of The Cooper Institute and the U.S. Naval Academy Foundation.

SKILLS AND QUALIFICATIONS	Mr. Reinemund has considerable international business leadership experience gained through his service as Chairman and CEO of a global public company, through his service as dean of a prominent business school, and his	service on the boards of several large companies in a variety of industries. Mr. Reinemund also brings valuable experience with large, international businesses.	In addition, Mr. Reinemund’s experience in executive leadership positions at PepsiCo and Frito-Lay provides valuable insights to our Board regarding brand management, marketing, finance, and strategic planning.

Kevin Y. Systrom
Independent Director
Joined the Board: 2014 Age: 33	Board Committees • CMDC • TeCC (Chair)	Other Current Public Company Directorships None

Mr. Systrom is the CEO and co-founder of Instagram, where he managed the company from its founding in 2010 through a period of extremely rapid growth and through the purchase of Instagram by Facebook, Inc. in April 2012. Under his leadership as CEO, Instagram has continued its entrepreneurial development of a video sharing and direct messaging product, Instagram Direct, and has grown it to hundreds of millions of active users worldwide, making it one of the fastest growing social networks of all time. From 2006 until 2009, he was at Google Inc. and worked on large consumer products such as Gmail and Google Calendar. Before joining Google, Mr. Systrom worked with Odeo, a startup company that eventually became Twitter. He graduated from Stanford University with a bachelor of science in management science and engineering with a concentration in finance and decision analysis. While attending Stanford University, he participated in the Mayfield Fellows Program, a high-tech entrepreneurship program.

SKILLS AND QUALIFICATIONS

Mr. Systrom provides unique insights, experiences, and expertise in developing impactful social networking and consumer internet products.

The Board benefits from Mr. Systrom’s successful entrepreneurial leadership in the technology and consumer internet industries.

	In addition, Mr. Systrom brings distinguished experience in the design of internationally-recognized consumer internet products.	As the CEO of a fast-growing and complex international company, Mr. Systrom brings valuable insights into global business, strategy, and governance.

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S. Robson Walton*
Joined the Board: 1978 Age: 72	Board Committees • SPFC • Executive Committee • GCC	Other Current Public Company Directorships None

Mr. Walton was the Chairman of Walmart from 1992 to June 2015 and has been a member of the Board since 1978. Prior to becoming Chairman, he had been an officer at our company since 1969 and held a variety of positions during his service, including Senior Vice President, Corporate Secretary, General Counsel, and Vice Chairman. Before joining Walmart, Mr. Walton was in private law practice as a partner with the law firm of Conner & Winters in Tulsa, Oklahoma. In addition to his duties at Walmart, Mr. Walton is involved with a number of non-profit and educational organizations, including Conservation International, where he serves as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college.

SKILLS AND QUALIFICATIONS	Mr. Walton brings decades of leadership experience with Walmart and his expertise in strategic planning gained through his service on the boards and other governing bodies of non-profit organizations.	Mr. Walton has extensive legal, risk management, and corporate governance expertise gained as Walmart’s Corporate Secretary and General Counsel and as an attorney in private practice.	The Board benefits from Mr. Walton’s in-depth knowledge of our company, its history and the global retail industry, all gained through more than 35 years of service on the Board and more than 20 years of service as our company’s Chairman.

*Greg Penner is the son-in-law of Rob Walton, and Steuart Walton is the nephew of Rob Walton.

Steuart L. Walton*
Joined the Board: 2016 Age: 35	Board Committee • SPFC	Other Current Public Company Directorships None

Since February 2013, Mr. Walton has been the CEO and founder of Game Composites, Ltd., a company that designs and builds small composite aircraft. Before founding Game Composites, from June 2011 to January 2013, Mr. Walton worked in our company’s International division as a Senior Director, International Mergers and Acquisitions. Prior to his service at our company, he was an associate at Allen & Overy, LLP in London from 2007 to 2010, where he advised companies on securities offerings. Mr. Walton is also a member of the boards of directors of Crystal Bridges Museum of American Art, Leadership for Educational Equity, the Smithsonian National Air and Space Museum, and the Walton Family Foundation. He is a graduate of Georgetown University Law Center, and he holds a bachelor’s degree in business administration from the University of Colorado, Boulder.

SKILLS AND QUALIFICATIONS	Mr. Walton brings broad-based and valuable international legal and regulatory experience gained from his work on complex, international financial transactions.	Mr. Walton has a strong history and familiarity with our company and its retail operations and global businesses. He also brings valuable	leadership and financial insights gained from his entrepreneurial experiences and investments.

*Steuart Walton is the nephew of Rob Walton.

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Corporate Governance

Effective corporate governance is essential for maximizing long-term value creation for our shareholders. Our values of honesty, accountability and integrity guide our business and ensure that we maintain the trust of our shareholders.

Our governance structure is based on our Corporate Governance Guidelines and other key governance documents. These guidelines are reviewed annually and updated as needed in response to evolving best practices, regulatory requirements, issues raised by our shareholders and otherwise as needed to comply with Walmart’s ethical and fair disclosure practices.

Our Corporate Governance Guidelines address, among other topics:

○	Board size, structure, and composition;

○	Board refreshment and tenure of independent directors;

○	Board leadership structure, including the separation of the Chairman and CEO roles and the selection, role, and responsibilities of the Lead Independent Director;

○	Board committees;

○	stock ownership guidelines;

○	the Board’s commitment to diversified membership;
○	management development and succession planning, diversity initiatives, and long-term strategic planning;

○	the directors’ full and free access to officers, other associates of the company, and the company’s outside advisors;

○	director compensation;

○	director orientation and continuing education;

○	the annual review of the CEO’s performance by the CMDC and the Board; and

○	annual Board and Board committee evaluations.

Governance Materials Available on our Website

Our Board and Board committee governance documents, including the Board committee charters, the Corporate Governance Guidelines, and other key corporate governance documents are available to our shareholders on our corporate website at http://stock.walmart.com/investors/corporate-governance/governance-documents.

You may also access and review the following additional corporate governance documents on our corporate website:

¢	Amended and Restated Bylaws;	¢	Fair Disclosure Procedures;

¢	Code of Ethics for the CEO and Senior Financial Officers;	¢	Global Anti-Corruption Policy;

¢	Global Statement of Ethics; (available at www.walmartethics.com);	¢	Government Relations Policy; and

¢	Procedures for Accounting and Audit-Related Complaints;	¢	Privacy Policy.

¢	Investment Community Communications Policy;

These materials are also available in print at no charge to any shareholder who requests a copy by writing to: Wal-Mart Stores, Inc., Global Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

A description of any substantive amendment or waiver of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Global Statement of Ethics granted to Executive Officers or directors will be disclosed on our corporate website within four business days following the date of the amendment or waiver (http://stock.walmart.com/investors/corporate-governance/governance-documents) for a period of 12 months after the date of the amendment or waiver. There were no substantive amendments to or waivers of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Global Statement of Ethics granted to Executive Officers or directors during fiscal 2017.

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Board Leadership Structure

As discussed on page 88, approximately 51% of our company’s shares are held by members of the family of Sam Walton, our company’s founder. Three generations of Walton family members have served on our Board, which demonstrates the Walton family’s interests in and commitment to the long-term interests of our company. Despite their substantial ownership in the company, the members of the Walton family traditionally have held only three seats on our Board. While the NYSE Listed Company Rules provide exemptions from certain requirements related to board independence, Walmart has not and has no plans to rely on any of those governance exemptions because we believe it is important to have a majority independent board. Furthermore, the leadership structure of our Board is designed to ensure robust oversight, independent viewpoints, and the promotion of the overall effectiveness of the Board. The Board also reviews its leadership structure as part of the annual evaluation process described on page 30.

Our current Board leadership structure consists of:

Non-Executive Chairman

Greg Penner

Primary Responsibilities

•  Presides over meetings of the Board and shareholders

•  Focuses on Board oversight and governance matters

•  Provides advice and counsel to the CEO

•  Agenda review process

Lead Independent Director

Jim Cash

Primary Responsibilities

•  Liaison between Independent Directors and Chairman

•  Agenda review process

•  Board and committee development and evaluation

•  Shareholder engagement

President and CEO Doug McMillon Primary Responsibilities • Leadership of Walmart’s complex global business • Implements strategic initiatives • Development of robust management team

We have separated the Chairman and CEO roles since 1988. By separating these roles, our CEO is able to focus on managing Walmart’s complex daily operations and our Chairman, who is an Outside Director, can devote his time and attention to matters of Board oversight and governance.

We have had a Lead Independent Director since 2004. The role of the Lead Independent Director is designed to enhance the candor and communication between the independent members of the Board, the Chairman, and the CEO. Dr. Cash, who has served in this role since 2014, is an active and engaged member of the Board with a robust set of responsibilities, including:

•	presiding over executive private sessions of the Outside Directors and the Independent Directors;

•	authority to call meetings of the directors, including separate meetings of the Outside Directors and the Independent Directors; and

•	is available, when appropriate, for consultation with major shareholders.

In addition to his role as Lead Independent Director, Dr. Cash also serves as the Chair of the NGC, which means he also leads the annual Board and committee evaluation process and actively participates in the work related to overall Board effectiveness, including Board development, succession planning, and refreshment.

Independent Board Committee Chairs: Each of the Board’s key committees is led by an independent chair. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

Governance Committees			Strategy Committees

Audit	Compensation and Management Development	Nominating and Governance	Strategic Planning and Finance	Technology and eCommerce

Tim Flynn Independent Chair	Linda Wolf Independent Chair	Jim Cash Independent Chair	Steve Reinemund Independent Chair	Kevin Systrom Independent Chair

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Board Committees

To enhance the effectiveness of the Board’s risk oversight function, the Board reviews its committee structure and committee responsibilities to ensure that the Board has an appropriate committee structure focused on matters of strategic and governance importance to Walmart. During fiscal 2017, the Board decided to split the former Compensation, Nominating and Governance Committee into two distinct committees. Currently, the Board has seven standing committees, which are described below. In addition to the duties described below, our Board committees perform the risk oversight functions described on page 33.

STRATEGIC PLANNING AND FINANCE COMMITTEE

Six meetings during fiscal 2017 Primary roles and responsibilities • Reviews global financial policies and practices and reviews and analyzes financial matters, acquisition and divestiture transactions • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews the preliminary annual financial plan and annual capital plan to be approved by the Board, as well as the company’s capital structure and capital expenditures Total Members: 5 Steve Reinemund, Chair Tim Flynn Tom Horton Rob Walton Steuart Walton ” As Walmart continues its strategic transformation during fiscal 2018, the SPFC remains focused on the effective oversight of the allocation and deployment of the company’s capital and resources.” –Steve Reinemund Five members have global or international business experience Four members have senior leadership experience Four members have regulatory or legal experience Two members have retail experience Two members have finance, accounting or reporting experience One member has marketing or brand management experience

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TECHNOLOGY AND eCOMMERCE COMMITTEE

Roles and responsibilities • Reviews matters relating to information technology, e-commerce, and innovation and oversees the integration of Walmart’s information technology, e-commerce, and innovation efforts with Walmart’s overall strategy • Reviews and provides guidance regarding trends in technology and e-commerce and monitors overall industry trends Total Members: 5 Kevin Systrom, Chair Jim Cash Pam Craig* Marissa Mayer Linda Wolf* 6 Six meetings during fiscal 2017 “It’s an exciting time for Walmart as it continues to develop competitive and innovative ways to provide a seamless digital customer experience at scale that saves time and money for our customers.” – Kevin Systrom Five members have global or international business experience Four membershave senior leadership experience Two members have finance, accounting or reporting experience Four members have technology or e-commerce experience Three membershave marketing or brandmanagement experience

* Not standing for reelection at the 2017 Annual Shareholders’ meeting.

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AUDIT COMMITTEE

12 Twelve meetings during fiscal 2017 Roles and Responsibilities • Reviews the financial statements and oversees the financial reporting policies, procedures, and internal controls • Responsible for the appointment, compensation, and oversight of the independent accountants • Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants • Reviews and approves any related person transactions and other transactions subject to our Transaction Review Policy • Reviews risk management policies and procedures, as well as policies, processes, and procedures regarding compliance with applicable laws and regulations, as well as Global Statement of Ethics and Code of Ethics for the CEO and Senior Financial Officers • Oversees internal investigatory matters, including the internal investigation into alleged violations of the FCPA and other alleged crimes or misconduct** • Oversees Walmart’s enhanced global ethics and compliance program • Oversees the company’s internal audit function Total Members: 3* Tim Flynn, Chair Jim Cash Tom Horton “The Audit Committee continues to focus on oversight of our company’s financial accounting policies, the independent accountants, and risk management and compliance processes in the support of our company’s strategic plans and objectives.” – Tim Flynn Three members have global or international business experience Three members have finance, accounting or reporting experience One member has technology or e-commerce experience Three membershave seniorleadership experience Two membershave regulatory or legal experience

*	Independence and financial literacy: The Board has determined that each member of the Audit Committee is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules. Each Audit Committee member is financially literate as required by NYSE Listed Company Rules, and is an “audit committee financial expert” as defined in the SEC’s rules.

**	For more information about the Audit Committee’s role with respect to the FCPA investigation, see “Director Compensation” on page 41.

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COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

3 Three meetings** during fiscal 2017 Roles and responsibilities • In consultation with the CEO, approves compensation of Executive Officers other than the CEO, and reviews compensation of other senior officers • Reviews and approves the compensation of the CEO and recommends to the Board the compensation of the Outside Directors • Sets performance measures and goals and verifies the attainment of performance goals under our incentive compensation plans • Reviews compensation and benefits issues • Oversees the management development, succession planning, and retention practices for Executive Officers and senior leaders Total Members: 4* Linda Wolf, Chair(1) Marissa Mayer Steve Reinemund Kevin Systrom “The CMDC is focused on continuing to align compensation and performance management in ways that support our enterprise strategy.” – Linda Wolf Four members have global or international business experience Four members have senior leadership experience Four members have marketing or brand management experience Two members have technology or e-commerce experience

*	Independence: The Board has determined that each member of the CMDC is independent as defined by the Exchange Act, the SEC’s rules, and the NYSE Listed Company Rules, is an outside director as defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee director” as defined in the SEC’s rules.
**	The CMDC is one of two committees that was formed when the Board approved the separation of the Compensation, Nominating and Governance Committee (CNGC) into two distinct committees effective beginning January 1, 2017. Prior to January 1, 2017, the CNGC met 8 times during fiscal 2017.
(1)	Not standing for reelection at the 2017 Annual Shareholders’ Meeting.

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NOMINATING AND GOVERNANCE COMMITTEE

1 One meeting** during fiscal 2017 Roles and responsibilities • Oversees corporate governance issues and makes recommendations to the Board • Identifies, evaluates, and recommends candidates for nomination to the Board • Reviews and makes recommendations to the Board regarding director independence • Reviews and advises management on social, community, and sustainability initiatives, as well as legislative affairs and public policy engagement Total Members: 3* Jim Cash, Chair Tom Horton Linda Wolf(1) “The NGC is committed to board effectiveness, thoughtful board refreshment, and governance that supports our strategy.” – Jim Cash Three members have global or international business experience Three members have senior leadership experience One member has marketing or brand management experience One memberhas technology or e-commerce experience Two members have finance, accounting or reporting experience One memberhas regulatory orlegal experience

*	Independence: The Board has determined that each member of the NGC is independent as defined by the NYSE Listed Company Rules.
**	The NGC is one of two committees that was formed when the Board approved the separation of the Compensation, Nominating and Governance Committee (CNGC) into two distinct committees effective beginning January 1, 2017. Prior to January 1, 2017, the CNGC met 8 times during fiscal 2017.
(1)	Not standing for reelection at the 2017 Annual Shareholders’ Meeting.

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The remaining two standing committees of the Board are responsible for various administrative matters.

GLOBAL COMPENSATION COMMITTEE

Four meetings during fiscal 2017

Primary Roles and Responsibilities

•	Administers Walmart’s equity and cash incentive compensation plans for associates who are not directors or Executive Officers

Total Members: 3

Doug McMillon, Chair

Greg Penner

Rob Walton

EXECUTIVE COMMITTEE

One meeting* during fiscal 2017

Primary Roles and responsibilities

•	Implements policy decisions of the Board

•	Acts on the Board’s behalf between Board meetings

Total Members: 4

Doug McMillon, Chair

Jim Cash

Greg Penner

Rob Walton

*	The Executive Committee acted by unanimous written consent 12 times during fiscal 2017. The Board reviewed and ratified all unanimous written consents of the Executive Committee during fiscal 2017.

Governing Documents

In addition to our Corporate Governance Guidelines, each standing committee of the Board has a written charter, which defines the roles and responsibilities of the Board committee. The committee charters and the Corporate Governance Guidelines provide the overall framework for our corporate governance practices. The NGC and the Board review the Corporate Governance Guidelines, and the NGC, the Board, and each Board committee review the Board committee charters at least annually to determine whether any updates or revisions to these documents may be necessary or appropriate.

Board Meetings and Director Attendance

The Board held a total of 5 meetings during fiscal 2017. The Outside Directors and Independent Directors met regularly in separate executive sessions, with the Lead Independent Director presiding over those sessions. As a whole, during fiscal 2017, our directors attended approximately 98% of the aggregate number of Board meetings and meetings of Board committees on which they served, and 9 of the 10 incumbent directors standing for reelection had perfect attendance.

Under our Board policy, all directors are expected to attend the company’s annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority.

Fifteen Board members attended the 2016 Annual Shareholders’ Meeting, including all 10 director nominees named in this proxy statement who were members of the Board or Board nominees at the time of the 2016 Annual Shareholders’ Meeting.

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Communicating with the Board

The Board welcomes feedback from shareholders and other interested parties. There are a number of ways that you can contact the Board or individual members of the Board.

Via mail:	Via email:
Name of Director(s) or Board of Directors c/o Gordon Y. Allison, Vice President and General Counsel, Corporate Division Wal-Mart Stores, Inc. 702 Southwest 8th Street Bentonville, Arkansas 72716-0215	○	the entire Board at directors@wal-mart.com;
	○	the Independent Directors at Independent.Directors@wal-mart.com;
	○	the Outside Directors at nonmanagementdirectors@wal-mart.com; or

	○	any individual director, at the full name of the director as listed under “Proposal No.1 – Election of Directors” followed by “@wal-mart.com.” For example, our Chairman, Gregory B. Penner, may be reached at gregorybpenner@wal-mart.com.

We receive a large volume of correspondence regarding a wide range of subjects each day, including correspondence relating to ordinary store operations and merchandise in our stores. As a result, our individual directors are often not able to respond to all communications directly. Therefore, the Board has established a process for managing communications to the Board and individual directors.

Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart management may assist the Board or individual director in gathering all relevant information and preparing a response. Communications related to day-to-day store operations, merchandise, and similar matters are typically directed to an appropriate member of management for a response. Walmart maintains records of communications directed to the Board and individual directors, and these records are available to our directors at any time upon request.

Shareholders wishing to recommend director candidates for consideration should do so in writing to the address above. The recommendation should include the candidate’s name and address, a resume or curriculum vitae that demonstrates the candidate’s experience, skills, and qualifications, and other relevant information for the Board’s consideration. All director candidates recommended by shareholders will be evaluated by the NGC on the same basis as any other director candidates.

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Board Evaluations and Board Effectiveness

The Board is committed to continuous improvement, and Board and Board committee evaluations are an important tool for promoting effectiveness. Our Lead Independent Director leads the evaluation process. Every other year, the Board engages a third party consulting firm to bring an outside perspective to the evaluation process.

Our Board Evaluation Process
Questionnaires Each director completes a detailed questionnaire.

Topics covered include, among others:

•   The effectiveness of the Board’s leadership structure and the Board committee structure;

•   Board and committee skills, composition, diversity, and succession planning;

•   Board culture and dynamics, including the effectiveness of discussion and debate at Board and committee meetings;

•   The quality of Board and committee agendas and the appropriateness of Board and committee priorities; and

•   Board/management dynamics, including the quality of management presentations and information provided to the Board and committees.

Interviews

Individual director interviews – each director participates in a confidential, open-ended, one-on-one interview to solicit input and perspective on Board and committee effectiveness.

Senior management interviews – Members of Walmart’s senior executive team also participate in confidential, one-on-one interviews designed to solicit management’s perspective on the Board’s effectiveness, engagement, and the dynamic between the Board and management.

Action Items These evaluations have consistently found that the Board and Board committees are operating effectively.

Over the past few years, this evaluation process has contributed to various refinements in the way the Board and committees operate, including:

•   reducing the size of the Board to promote engagement and input into our strategic decision-making;

•   changing the Board committee structure to create a separate Compensation and Management Development Committee and a Nominating and Governance Committee;

•   changing committee assignments so that Independent Directors sit on one “strategy” committee and one “governance” committee;

•   ensuring that Board and committee agendas are appropriately focused on strategic priorities and provide adequate time for director input;

•   additional responsibilities for our Lead Independent Director, including active participation in the agenda-setting process for the Board and committees; and

•   increased focus on continuous Board succession planning and Board refreshment.

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Board Refreshment and Succession Planning

The NGC is responsible for identifying and evaluating potential director candidates, for reviewing the composition of the Board and Board committees, and for making recommendations to the full Board on these matters. Throughout the year, the NGC actively engages in Board succession planning, taking into account the following considerations:

o	Input from Board discussions and from the Board and Board committee evaluation process regarding the specific backgrounds, skills, and experiences that would contribute to overall Board and committee effectiveness; and

o	The future needs of the Board and Board committees in light of the Board’s tenure policies, Walmart’s strategy, and the skills and qualifications of directors who are expected to retire in the future.

Director Tenure Policies Director Onboarding Director Recruitment Board/Committee Evaluations Allow Board to anticipate future Board turnover Tailored onboarding enables new directors to contribute quickly Identify skill sets that would enhance Board effectiveness Identify top director talent with desired background and skill sets The Board believes that a mix of longer-tenured directors and newer directors with fresh perspectives contributes to an effective Board. In order to promote thoughtful Board refreshment, the Board has adopted the following retirement policies for Independent Directors, as described in Walmart’s Corporate Governance Guidelines: Term Limit: Independent Directors are expected to commit to at least six years of service, and may not serve for more than 12 years. For example, Linda Wolf joined our Board in 2005 and is retiring from the Board this year. Retirement Age: Unless they have not yet completed their initial six-year commitment, Independent Directors may not stand for reelection after age 75.

The Board may make exceptions to these retirement policies if circumstances warrant. For example, the Board could extend the term limit or retirement age for an individual director with particular skills or qualifications that are valuable to the Board’s effectiveness until a suitable replacement is found. Similarly, an Independent Director may retire before serving 12 years in order to “stagger” turnover on the Board or a Board committee. The Board believes these policies provide discipline to the Board refreshment process, and have resulted in a diverse Board with an effective mix of skills, experiences, and tenures, as shown on page 9.

As a part of the process of identifying potential director candidates, the NGC may consult with other directors and senior officers and may engage a search firm to assist in the process. If the NGC decides to proceed with further consideration of a potential candidate, the Chair of the NGC and other members of the NGC, as well as other members of the Board, may interview the candidate. The NGC then may recommend that the full Board appoint or nominate the candidate for election to the Board. Carla Harris is standing for election to the Board for the first time at the 2017 Annual Shareholders’ Meeting. Ms. Harris was identified as a potential director candidate by a director candidate search firm, and her nomination was the result of the process outlined above.

Director Onboarding and Engagement

All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. Shortly after joining our Board, each new director is partnered in a mutual mentoring relationship with a member of senior management, and each new director has “learn the business” meetings with the leaders of key operational and corporate support functions. Typically, at least one Board meeting each year is held at a location away from our home office, usually in a market in which we operate. In connection with these Board meetings, our directors learn more about the local business market through meetings with our business leaders in these markets, visits to our stores and other facilities in the local market, and visits to the stores of our competitors. We also typically hold one Board meeting per year at one of our e-commerce offices, where our Board members participate in intensive sessions focused on our e-commerce strategies and operations.

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Our Board members are also expected to participate in other company activities and engage directly with our associates at a variety of events throughout the year. Activities and events that members of our Board participated in since the beginning of fiscal 2017 include:

o	attending Walmart leadership meetings and traveling with senior business leaders on trips to domestic and international markets;

o	attending a summit of our CFOs from our worldwide markets;

o	attending a summit of our controllers from our worldwide markets;

o	touring facilities with our compliance associates;

o	speaking at various culture, diversity and inclusion events held at our home office in Bentonville, Arkansas and other locations; and

o	attending and speaking at meetings of Walmart business segments, divisions, and corporate support departments.

Management Development and Succession Planning

Our Board places a high priority on senior management development and succession planning. The CMDC has primary responsibility for overseeing the succession planning and retention practices for our Executive Officers and other senior leaders. Executive Officer succession planning and senior management development is a regular topic on the agendas for the meetings of the CMDC.

At these meetings, the members of our CMDC, in consultation with our CEO, our Executive Vice President – Global People, and others as the CMDC may deem appropriate, engage in comprehensive deliberations regarding the development and evaluation of current and potential senior leaders, as well as the development of executive succession plans, including succession plans for our CEO position. This process has contributed to two successful CEO transitions since 2009. The Board has also adopted a CEO succession planning process to address unanticipated events and emergency situations.

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The Board’s Role in Risk Oversight

Taking reasonable and responsible risks is an inherent part of Walmart’s business and is critical to our continued innovation, growth, and achievement of our strategic objectives. The Board and the Board committees actively oversee and monitor the management of the most significant risks that could impact our company’s operations. The Board does not view risk in isolation, but instead considers risk in conjunction with its oversight of Walmart’s strategy and operations.

Walmart identifies, assesses, and assigns responsibility for managing risks through its annual enterprise risk assessment process, other internal processes, and internal control environment. The Board, Board committees, and management coordinate the risk oversight role in a manner that serves the long-term interests of our company and our shareholders through established periodic reporting and open lines of communication.

Board Oversight • Has primary responsibility for overseeing risk management • Evaluates and approves strategic objectives and defines risk tolerance • Delegates certain risk management oversight responsibilities to Board committees • Receives regular reports from Board Committee chairs regarding risk-related matters Technology and eCommerce Committee Key risks overseen o Integration of information technology, e-commerce, and innovation efforts with overall strategy o Emerging trends in technology and e-commerce Strategic Planning and Finance Committee Key risks overseen O Financial status and financial matters, including capital expenditures, annual financial plans and dividend policies o Long-range strategic plans o Potential acquisitions and divestitures Audit Committee Key risks overseen o Overall risk identification, monitoring, and mitigation processes and policies o Financial statement, systems and reporting o Legal, ethics and compliance o Information technology, data security and cybersecurity o Related person transactions o Internal investigatory matters Compensation and Management Development Committee Key risks overseen o Senior executive compensation o Senior executive succession planning Nominating and Governance Committee Key risks overseen o Corporate governance o Director succession planning o Social, community, sustainability and charitable giving initiatives o Legislative affairs and public policy engagement strategy Operational and Strategic Management Committees Legal, Regulatory and Compliance Risk Management Committees Financial Risk   Management Committees Enterprise Risk   Management   Global Audit Services   Management Oversight Responsible for enterprise risk assessment and day-to-day management of risks such as: • Strategic risk • Reputational risk • Financial risk • Legal, regulatory and compliance risk • Operational risk, including, but not limited to: • Supply chain risk   • Information systems and cybersecurity risk BOARD MANAGEMENT

Additional information regarding the roles and responsibilities of our Board committees can be found under “Board Committees” beginning on page 23.

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Board Oversight of Legislative Affairs, Public Policy Engagement, Charitable Giving, and Sustainability

The NGC reviews and advises management regarding the company’s legislative affairs and public policy engagement strategy, as well as the company’s charitable giving strategy and other social, community, and sustainability initiatives. Walmart engages in the political process when we believe that doing so will serve the best interests of the company and our shareholders. Walmart is committed to engaging in the political process as a good corporate citizen and in a manner that complies with all applicable laws. Over the years, Walmart has provided greater transparency regarding the company’s political engagement. Beginning in 2015, we compiled lobbying disclosure information from our U.S. state-level public filings and presented them on our corporate website, and beginning in 2016 we also included on our corporate website the lobbying expense from our public filings at the U.S. federal level.

  Global Responsibility Report

Since 2007, our company has prepared and produced a report describing our company’s progress and initiatives regarding sustainability and other environmental, social, and governance (“ESG”) matters. For the most recent information regarding Walmart’s engagement in the political process, as well as other ESG matters, please see our most recent Global Responsibility Report, available at http://corporate.walmart.com/global-responsibility. Walmart’s Government Relations Policy is also available at http://corporate.walmart.com/policies.

Shareholder Outreach and Engagement

We recognize the value of listening and taking into account the views of our shareholders, and the relationship with our shareholders is an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately.

Senior leaders and subject matter experts from the company meet regularly with representatives at many of our top institutional shareholders and leading proxy advisory firms to discuss Walmart’s strategy, governance practices, executive compensation, compliance programs, and other ESG related matters. Members of our Board participate from time to time in these meetings. Management reports regularly to the CMDC and NGC about these meetings, including feedback on these diverse topics and concerns raised by our shareholders.

We are continuing this program of shareholder engagement during fiscal 2018, in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. We also have incorporated into this proxy statement some of the feedback we received during these meetings. We also respond to individual shareholders who provide feedback about our business. We have had success engaging with parties to understand shareholder concerns and reaching resolutions on issues that are in the best interests of our shareholders, and we remain committed to these ongoing initiatives.

  Active Ongoing Shareholder Engagement

  o  Board members, senior leaders and/or subject matter experts actively solicit feedback from our large shareholders on strategy, governance, compensation, and other topics. During fiscal 2017, we engaged with more than half of our 60 largest institutional shareholders.

  o  The CMDC and NGC receive regular reports on this engagement.

  o  We welcome feedback from all shareholders, who can contact our Global Investor Relations team by:

   •   calling 1-479-273-6463

   •  emailing IRinqu@wal-mart.com

   •  using Walmart’s Global Investor Relations app, available for free in iTunes and Google Play

   •  visiting http://stock.walmart.com

34    Walmart  |  2017 Proxy Statement  •  Corporate Governance

How We Determine Director Independence

Our Board is committed to ensuring its membership consists of the right mix of skill sets in light of Walmart’s strategy, the Board’s tenure policies, and the Board’s desire to maintain at all times a majority of directors who are independent in accordance with the NYSE Listed Company Rules. Historically, three members of the Walton family have been members of our Board, and the NGC and the Board believe this is appropriate in light of the Walton family’s significant and long-term Share ownership. Our CEO also serves on the Board, and our former CEOs have historically served on the Board for a period of time after they retire. Our incoming CEOs have supported this practice and we believe this practice has contributed to successful CEO transitions during our company’s history. Consistent with our Board’s commitment to independent Board oversight, the Board generally seeks to fill the remaining Board seats with directors who are independent as defined in the NYSE Listed Company Rules.

In making independence determinations, the Board complies with all NYSE and SEC criteria and considers all relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent:

o	the director must not have a disqualifying relationship, as described in the NYSE Listed Company Rules; and

o	the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with our company.

To aid in the director independence assessment process, the Board has adopted materiality guidelines that identify the following categories of relationships that the Board has determined will generally not affect a director’s independence.

Materiality Guideline	Description
Ordinary Retail Transactions	The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Walmart in retail transactions on terms generally available to Walmart associates during Walmart’s last fiscal year.

Immaterial Ownership	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 5% or less of an entity that has a business relationship with Walmart.

Immaterial Transactions	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 5% of an entity that has a business relationship with Walmart so long as the amount paid to or received from Walmart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

The director or a member of the director’s immediate family is or has been during the entity’s last fiscal year an executive officer or employee of an entity that made payments to, or received payments from, Walmart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Immaterial Positions	The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee (but not an executive officer or employee) of an entity during the entity’s last fiscal year that has a business or charitable relationship with Walmart and that made payments to, or received payments from, Walmart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, 5% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Walmart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year.

Immaterial Benefits	The director or one or more members of the director’s immediate family received from Walmart, during Walmart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

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In April 2017, the Board and the NGC conducted their annual review of directors’ responses to a questionnaire soliciting information regarding their direct and indirect relationships with the company (and the directors’ immediate family members’ direct and indirect relationships with the company) and other relationships that may be relevant to independence. They also reviewed due diligence performed by management regarding any transactions, relationships, or arrangements between the company and the directors and director nominee or parties related to the directors and director nominee.

As a result of this review, the Board has determined that the following director nominees are Independent Directors under the independence standards set forth in the NYSE Listed Company Rules: James I. Cash, Jr.; Timothy P. Flynn; Carla A. Harris; Thomas W. Horton; Marissa A. Mayer; Steven S Reinemund; and Kevin Y. Systrom. The Board has also determined that Linda S. Wolf, who is not standing for reelection at the 2017 Annual Shareholders’ Meeting, is an Independent Director. In addition, the Board determined that the currently serving members of the Audit Committee and the CMDC meet the heightened independence standards for membership on those Board committees under the NYSE Listed Company Rules and the SEC’s rules. The Board also determined that Aida M. Alvarez and Roger C. Corbett, who did not stand for reelection at the 2016 Annual Shareholders’ Meeting and, therefore, ceased to be directors of Walmart on June 3, 2016, were independent, and in the case of Ms. Alvarez, met the heightened independence standards under the NYSE Listed Company Rules and the SEC’s rules for compensation committee membership, during the portion of fiscal 2017 during which they served on the Board.

In making its determination as to the independence of our Independent Directors, the Board considered whether any relationship between a director and Walmart is a material relationship based on the materiality guidelines discussed above, the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate. In each case, the Board found the relationship with our Independent Directors to be immaterial to the director’s independence. The types of relationships considered by the Board are noted below:

Relationship Type	Director or Nominee
The director or nominee was an officer of a Walmart vendor or service provider	Ms. Harris
Ms. Mayer
Mr. Systrom
Immediate family members of the director were employees or officers of Walmart vendors or service providers	Ms. Alvarez
Dr. Cash
Mr. Corbett
Mr. Flynn
Mr. Reinemund
Ms. Wolf
The director was a director or trustee of a Walmart vendor or service provider	Ms. Alvarez
Dr. Cash
Mr. Corbett
Mr. Flynn
Ms. Mayer
Mr. Reinemund
Walmart employed one or more members of the nominee’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year	Ms. Harris

36    Walmart  |  2017 Proxy Statement  •  Corporate Governance

The aggregate amounts involved in each of the relationships and transactions described in the preceding table were less than $1 million or, if greater, 1% of the consolidated gross revenues for the entity’s last fiscal year, with the exception of certain relationships involving Mr. Corbett and Mr. Reinemund.

Mr. Corbett served as a director of a Walmart vendor that received payments from Walmart during the entity’s last fiscal year in an amount that was less than 5% of that entity’s consolidated gross revenues for that entity’s last fiscal year. In light of these facts, the Board determined that this relationship was not material to Mr. Corbett’s independence. In addition, immediate family members of Mr. Corbett and Mr. Reinemund are or were employed by or had a less than 5% indirect ownership interest in (but are not executive officers of) a Walmart supplier or vendor that received payments from Walmart during the entity’s last fiscal year that account for more than 2% of the entity’s consolidated gross revenues for that entity’s last fiscal year. The Board determined these relationships were immaterial to each director’s independence because in each case neither the director nor the immediate family member: (i) is or was an executive officer of the entity; (ii) is or was involved in the negotiation of transactions or the business relationship between Walmart and the entity; (iii) does or did receive compensation from the entity based on the marketing or sale of the entity’s goods or services to Walmart; or (iv) had an advancement within such entity based on the marketing or sale of the entity’s goods or services to Walmart. Further, the payments made by Walmart to the entities, or by the entities to Walmart, were for various products and services in the ordinary course of business, and Walmart has had a relationship with these entities for many years prior to the directors’ immediate family members’ employment with these entities.

Pamela J. Craig, a director since 2013, previously has been deemed independent by the Board during each year of her service. As part of its annual review, the Board recently determined that Ms. Craig is not independent within the technical meaning of the term “independent” under the NYSE Listed Company Rules. The determination is based upon the 2016 promotion of Ms. Craig’s brother-in-law to executive officer of a supplier to Walmart. Payments from Walmart account for more than 2% of the supplier’s annual consolidated gross revenues. Except for the technical independence disqualification, the Board otherwise considers Ms. Craig independent due to the fact that Ms. Craig’s brother-in-law is responsible for a region with the supplier for which Walmart does a de minimis amount of business and that neither Ms. Craig nor her brother-in-law have a direct or indirect material interest in the relationship between Walmart and the supplier. As a result of the technical disqualification, Ms. Craig resigned from the Audit Committee. The Board and Ms. Craig have mutually agreed that she will not stand for reelection to the Board at the 2017 Annual Shareholders’ Meeting consistent with the Board’s view on its independence and composition described above.

The Board and the NGC concluded that each of the Independent Directors does not currently have, and has not had during any pertinent period, any relationship that: (i) constitutes a disqualifying relationship under the NYSE Listed Company Rules; (ii) otherwise compromises the independence of such directors; or (iii) otherwise constitutes a material relationship between Walmart and the directors.

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Related Person Transaction Review Policy

The Board has adopted a written policy applicable to all Walmart officers who serve as executive vice presidents or above; all directors and director nominees; all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each, a “Covered Transaction”).

Under this Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s chief audit executive any Covered Transactions of which he or she has knowledge. Walmart’s chief audit executive, with the assistance of other appropriate Walmart personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

o	the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and
o	if the Covered Person is a director or officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Global Statement of Ethics as it applies to the Covered Transaction.

Related Person Transaction Process

The following chart shows our process for identification and disclosure of related person transactions.

Proxy Statement Disclosure Director Independence Determinations Related Person Transaction Determinations Annual disclosures published in our proxy statement as required by SEC rules Nominating and Governance Committee and Board conduct annual determination of director independence Walmart’s Legal department conducts annual review and determination of related person transactions If deemed material, the related person transaction is presented for Audit Committee review, approval or ratification Information sources: • Annual Director and Officer Questionnaires • Schedule 13G Filings • Section 16 Reporting • Management due diligence reviews Information sources: • Annual Director and Officer Questionnaires • Management due diligence reviews Certain related person transactions are disclosed in our proxy statement as required by SEC rules

38    Walmart  |  2017 Proxy Statement  •  Corporate Governance

Fiscal 2017 Review of Related Person Transactions

Our company’s Legal Department reviews each Covered Person transaction that exceeds $120,000, The purpose of this review is to determine whether the related person has a direct or indirect material interest in the transaction.

Our Legal Department has developed and implemented processes and controls for obtaining information about proposed or existing related person transactions from our directors, director nominees, Executive Officers, and principal shareholders. The Legal Department analyzes each related person transaction and, based upon the facts and circumstances, determines whether the related person has or will have a material interest in the transaction. If so, under the company’s Transaction Review Policy, then the related person transaction is presented to the Audit Committee for its review and approval or ratification. As described in our “Transaction Review Policy”, the Audit Committee also considers the following factors when reviewing a related person transaction:

○	the nature of the related person’s interest in the transaction;

○	the substantive terms of the transaction, including the type of transaction and the amount involved;

○	opinions from the company’s internal audit function and global ethics office regarding the fairness of the transaction to our company; and

○	any other factors the Audit Committee deems appropriate.

We disclose in this proxy statement all transactions in which a related person has been determined to have a material interest and the amount involved exceeds $120,000, as required under SEC rules. Walmart believes that the terms of the transactions described below are comparable to terms that would have been reached by unrelated third parties in arm’s-length transactions. The Audit Committee has approved each of the transactions disclosed below.

○	On September 19, 2016, Walmart acquired Jet.com, Inc. (“Jet”) in a merger transaction, with Jet becoming a wholly-owned subsidiary of Walmart. The aggregate transaction consideration paid by the company consisted of a combination of cash of approximately $3.0 billion and restricted stock units representing the right to receive shares of Walmart common stock determined using the closing date trading price equal to approximately $300 million. Marc E. Lore, the founder and largest stockholder of Jet (approximately 15.9% of the outstanding Jet shares on a fully-diluted basis) received the right to approximately $477 million in cash consideration payable by the company for his Jet shares as part of the merger transaction. Of this amount, approximately $80 million was paid following the closing of the transaction. The remaining approximately $397 million will be paid to Mr. Lore over the five year period following the closing date of the transaction, subject to Mr. Lore remaining an associate of Walmart during such period. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, Mr. Lore will continue to receive these payments over the five year period following the closing date of the transaction. Mr. Lore’s portion of the transaction equity consideration consisted of restricted stock units for 3,554,093 shares of Walmart stock vesting over the five year period following the closing date of the transaction, subject to Mr. Lore remaining an associate of Walmart during such period as further discussed and described in the footnotes to the Summary Compensation table on page 74. Mr. Lore is the Executive Vice President – President and Chief Executive Officer, U.S. eCommerce of Walmart. His employment with Walmart in this role began immediately following the closing of the transaction.

○	Walmart currently proposes to pay Some Spider Inc. (“Some Spider”), an internet marketing company, approximately $350,000 for internet marketing services during fiscal 2018 and may engage in additional transactions during fiscal 2018 that may exceed $120,000 in the aggregate. Marc E. Lore, an Executive Officer of Walmart, owns 20% of the outstanding capital stock of Some Spider. We cannot estimate the dollar value of Mr. Lore’s interest in such transaction as that amount will depend in large measure on the dividends paid on the stock of Some Spider held by Mr. Lore and the appreciation, if any, in the fair value of that stock that would be attributable to the proposed transaction described above.

○	Lori Haynie, the sister of C. Douglas McMillon, a director of Walmart and an Executive Officer, is an executive officer of Mahco, Incorporated (“Mahco”). During fiscal 2017, Walmart paid Mahco and its subsidiaries approximately $21.0 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2018.

Corporate Governance  •  Walmart  |  2017 Proxy Statement    39

○	During fiscal 2017, certain banking subsidiaries of a bank holding company that is collectively owned by Mr. Jim C. Walton, Mr. S. Robson Walton, and certain members of the Walton family and related trusts, made payments to Walmart in the aggregate amount of approximately $310,000 for supercenter, discount store, and Neighborhood Market banking facility rent pursuant to negotiated arrangements. The banking subsidiaries made other payments to Walmart pursuant to similar arrangements that were awarded by Walmart on a competitive-bid basis. The leases of banking facility space in various stores remain in effect, and we anticipate that in fiscal 2018 such banking subsidiaries will pay Walmart approximately $220,000 pursuant to those leases not awarded on a competitive-bid basis. Mr. Jim C. Walton is the father of Steuart L. Walton, a director of Walmart.

○	Stephen P. Weber, a management associate in Walmart’s Information Systems Division, is the son-in-law of Michael T. Duke, a former director of Walmart who did not stand for reelection as a director at the 2016 Annual Shareholders’ Meeting. For fiscal 2017, Walmart paid Mr. Weber a salary of approximately $135,150, a payment pursuant to the cash incentive plan of approximately $31,000 and other benefits totaling approximately $15,500 (including Walmart’s matching contributions to Mr. Weber’s 401(k) Plan account and health insurance premiums). In fiscal 2017, Mr. Weber also received a grant of 510 restricted stock units having a calculated value of approximately $34,500 at the date of grant. Mr. Weber continues to be an associate, and, in fiscal 2018, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2017.

○	Greg T. Bray, a management associate in Walmart’s Finance department, is the brother-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2017, Walmart paid Mr. Bray a salary of approximately $215,000, a payment pursuant to the cash incentive plan of approximately $77,000, and other benefits totaling approximately $25,500 (including Walmart’s matching contributions to Mr. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2017, Mr. Bray also received a grant of 653 restricted stock units with a calculated value of approximately $44,000 at the date of grant. Mr. Bray continues to be an associate, and, in fiscal 2018, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2017.

○	Nichole R. Bray, a management associate in the company’s Information Systems Division, is the sister-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2017, Walmart paid Ms. Bray a salary of approximately $140,200, a payment pursuant to the cash incentive plan of approximately $31,500, and other benefits totaling approximately $23,200 (including Walmart’s matching contributions to Ms. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2016, Ms. Bray also received a grant of 510 restricted stock units having a calculated value of approximately $34,500 at the date of grant. Ms. Bray continues to be an associate, and, in fiscal 2018, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2017.

○	Jessica R. Salmon, a management associate in Walmart’s Finance department, is the daughter of Rollin L. Ford, who was an Executive Officer of Walmart for a portion of fiscal 2017 through July 31, 2016. For fiscal 2017, Walmart paid Ms. Salmon a salary of approximately $114,000, a payment pursuant to the cash incentive plan of approximately $17,000, and other benefits totaling approximately $11,500 (including Walmart’s matching contributions to Ms. Salmon’s 401(k) Plan account and health insurance premiums). In fiscal 2017, Ms. Salmon also received a grant of 175 restricted stock units having a calculated value of approximately $12,000 at the date of grant. Ms. Salmon continues to be an associate, and, in fiscal 2018, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2017.

○	Brian Salmon, a management associate at Walmart, is the son-in-law of Rollin L. Ford, who was an Executive Officer for a portion of fiscal 2017. For fiscal 2017, Walmart paid Mr. Salmon a salary of approximately $117,200, a payment pursuant to the cash incentive plan of approximately $26,500, and other benefits totaling approximately $11,000 (including Walmart’s matching contributions to Mr. Salmon’s 401(k) Plan account and health insurance premiums). In fiscal 2017, Mr. Salmon also received a grant of 175 restricted stock units having a calculated value of approximately $12,000 at the date of grant. Mr. Salmon continues to be an associate, and, in fiscal 2018, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2017.

○	Brittney Duke, a vice president in Walmart’s Marketing department, is the daughter of Michael T. Duke, a former director of Walmart who did not stand for reelection as a director at the 2016 Annual Shareholders’ Meeting. For fiscal 2017, Walmart paid Ms. Duke a salary of approximately $228,000, a payment pursuant to the cash incentive plan of $47,500, a separate cash bonus of $15,000, and other benefits totaling approximately $26,100 (including Walmart’s matching contributions to Ms. Duke’s 401(k) Plan account and health insurance premiums). In fiscal 2017, Ms. Duke also received a grant of 872 restricted stock units having a calculated value of approximately $59,000 at the date of grant. Ms. Duke continues to be an associate, and, in fiscal 2018, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2017.

40    Walmart  |  2017 Proxy Statement  •  Corporate Governance

Director Compensation

Walmart’s compensation program for Outside Directors is intended to:

○	provide fair compensation commensurate with the work required to serve on the Board of a company with Walmart’s size, scope, and complexity;

○	align directors’ interests with the interests of Walmart shareholders; and

○	be easy to understand and communicate, both to our directors and to our shareholders.

Components of Director Compensation

Our Outside Director compensation program consists of the following primary components:

Who is Eligible	Component	Annual Amount	Form of Payment
Base Compensation – All Outside Directors	Annual Stock Grant	$175,000	Shares
	Annual Retainer	$90,000	Cash
Additional Fees – Some Outside Directors	Non-Executive Chairman Retainer	$200,000	50% Shares/50% Cash
	Lead Independent Director Retainer	$30,000	Cash
	Audit and CMDC Chair Retainers	$25,000	Cash
	SPFC and TeCC Chair Retainers	$20,000	Cash

Other Compensation

Each Outside Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid an additional $4,000 meeting attendance fee. Also, each member of the Audit Committee received an additional fee during fiscal 2017. Since 2011, the Audit Committee has been conducting an internal investigation into, among other things, alleged violations of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other alleged crimes or misconduct in connection with certain foreign subsidiaries, and whether prior allegations of such violations and/or misconduct were appropriately handled by Walmart. The Audit Committee and Walmart have engaged outside counsel from a number of law firms and other advisors who are assisting in the ongoing investigation of these matters. This investigation continues to result in a significant increase in the workload of the Audit Committee members, and during fiscal 2017, the Audit Committee members received frequent updates regarding the investigation via conference calls and other means of communication with outside counsel and other advisors. In light of this continuing significant additional time commitment, during fiscal 2017, the Audit Committee Chair received an additional fee of $57,500, and the other members of the Audit Committee received an additional fee of $45,000.

Form and Timing of Payment

Stock grants to Outside Directors are made annually upon election to the Board at our annual shareholders’ meeting in June. Each Outside Director may elect to defer the receipt of this stock grant in the form of stock units. The other components of Outside Director compensation listed above are paid quarterly in arrears. Each Outside Director can elect to receive these other components in the form of cash, Shares (with the number of Shares determined based on the closing price of Shares on the NYSE on the payment date), deferred in stock units, or deferred into an interest-credited cash account.

Director Stock Ownership Guidelines

Each Outside Director is required to own, within five years of his or her initial election to the Board, Shares or deferred stock units with a value equal to five times the annual retainer portion of the Outside Director compensation established by the Board in the year the director was initially elected. All Outside Directors who have reached the five-year compliance date own sufficient Shares or deferred stock units to satisfy this requirement.

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Director Compensation for Fiscal 2017

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(g)	(h)
Aida M. Alvarez	42,324	0	20,186	62,510
James I. Cash, Jr.	169,000	174,978	19,937	363,915
Roger C. Corbett	50,324	0	26,164	76,488
Pamela J. Craig	139,000	174,978	5,069	319,047
Michael T. Duke	38,324	0	243	38,567
Timothy P. Flynn	176,500	174,978	32,886	384,364
Thomas W. Horton	139,000	174,978	3,583	317,561
Marissa A. Mayer	90,000	174,978	1,830	266,808
Gregory B. Penner	194,000	274,976	0	468,976
Steven S Reinemund	114,000	174,978	809	289,787
Kevin Y. Systrom	114,000	174,978	0	288,978
Jim C. Walton	42,324	0	3,606	45,930
S. Robson Walton	94,000	174,978	0	268,978
Steuart L. Walton	51,923	174,978	0	226,901
Linda S. Wolf	119,000	174,978	21,148	315,126

Explanation of information in the columns of the table:

Name (column (a))

C. Douglas McMillon is omitted from this table because he received compensation only as an associate of our company during fiscal 2017 and did not receive any additional compensation for his duties as a director.

Fees Earned or Paid in Cash (column (b))

Certain Outside Directors elected to either receive Shares in lieu of these amounts or defer these amounts in the form of deferred stock units, as shown below:

		Number of Shares	Number of Deferred Stock
	Amount	Received in Lieu of	Units in Lieu of
Director	($)	Cash	Cash
Timothy P. Flynn	176,500	—	2,516
Marissa A. Mayer	90,000	—	1,275
Gregory B. Penner	194,000	—	2,745
Kevin Y. Systrom	114,000	1,612	—
Steuart L. Walton	51,923	—	733

Stock Awards (column (c))

In accordance with SEC rules, the amounts in this column are the aggregate grant date fair value of stock awards granted during fiscal 2017, computed in accordance with the stock-based accounting rules that are part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). Each Outside Director other than Mr. Penner that was elected to the Board at the 2016 Annual Shareholders’ Meeting received a stock award of 2,469 Shares ($175,000 divided by $70.87, the closing price of a Share on the NYSE on the grant date, and rounded to the nearest Share). Mr. Penner received a stock award of 3,880 Shares ($275,000 divided by $70.87, rounded to the nearest Share). Dr. Cash, Mr. Flynn, Ms. Mayer, Mr. Penner, Mr. Rob Walton, Mr. Steuart Walton, and Ms. Wolf elected to defer these Shares in the form of deferred stock units. Ms. Alvarez, Mr. Corbett, Mr. Duke, and Mr. Jim Walton did not stand for reelection at the 2016 Annual Shareholders’ Meeting and, therefore, did not receive a stock grant during fiscal 2017.

Option Awards and Non-Equity Incentive Plan Compensation (columns (d) and (e))

We do not issue stock options to our Outside Directors and do not provide our Outside Directors with any non-equity incentive plan compensation. Therefore, we have omitted these columns from the table.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (column (f))

While directors are permitted to defer cash retainers into an interest-credited account under the Director Compensation Deferral Plan, none of our current directors have elected to do so and do not have any balances in any such account. Therefore, we have omitted this column from the table.

42    Walmart  |  2017 Proxy Statement  •  Corporate Governance

All Other Compensation (column (g))

The amounts in this column include tax gross-up payments paid during fiscal 2017 relating to imputed income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings during fiscal 2017. For the directors listed below, this column also includes the aggregate cost of spousal travel expenses, meals, and related activities in the following amounts:

Director	Amount
Aida M. Alvarez	$13,222
James I. Cash, Jr.	$14,375
Roger C. Corbett	$19,997
Timothy P. Flynn	$22,283
Linda S. Wolf	$14,445

The cost of any spousal travel expenses, meals, and related activities for each of the other directors is omitted from this column because the total incremental cost for such benefits for each other director was less than $10,000.

Corporate Governance  •  Walmart  |  2017 Proxy Statement    43

Proposal No. 2

Advisory Vote to Approve Frequency of Future Say-on-Pay Votes

This proposal gives our shareholders the opportunity to cast an advisory, non-binding vote, in accordance with Section 14A of the Exchange Act, on how often we should include advisory say-on-pay votes (that is, votes similar to Proposal 3 in this proxy statement) in our proxy materials for our future annual shareholders’ meetings or any special shareholders’ meeting for which we must include NEO compensation information in the proxy materials. Shareholders may vote their preference to have future advisory say-on-pay votes once every year, once every two years, or once every three years. If you have no preference, you may choose to abstain from voting on this proposal.

Why the Board recommends that shareholders select a frequency of 1 year
Our shareholders last voted on the frequency of holding a say-on-pay vote in 2011, and Walmart has held an annual advisory say-on-pay vote since then. The Board continues to believe that holding an annual advisory say-on-pay vote is the most appropriate option for our company because it will allow our shareholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement on a timely basis. The Board therefore recommends shareholders vote “1 Year” for this Proposal No. 2.

In voting on this Proposal No. 2, shareholders may cast their advisory vote to conduct future advisory say-on-pay votes every “1 Year,” “2 Years,”“3 Years,” or “Abstain.” As an advisory vote, this Proposal No. 2 is not binding on Walmart or the Board. However, the Board and the CMDC value the opinions expressed by our shareholders and will take into account the outcome of this vote when considering the frequency of future advisory say-on-pay votes.

1 YEAR	The Board recommends that shareholders vote to hold future advisory say-on-pay votes every 1 YEAR.

44    Walmart | 2017 Proxy Statement  •  Proposal No. 2: Advisory Vote to Approve Frequency of Future Say-on-Pay Votes

Proposal No. 3

Advisory Vote to Approve Named Executive Officer Compensation

We are asking our shareholders to approve, on a non-binding advisory basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs as disclosed in this proxy statement. We have held a similar shareholder vote every year since 2011 and expect to hold a similar vote at the 2018 Annual Shareholders’ Meeting.

As described in the CD&A, our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CMDC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value.

Our compensation programs are also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance measure, company segment, or area of responsibility to the detriment of our company as a whole.

In the CD&A, we discuss why we believe the compensation of our NEOs for fiscal 2017 was appropriately aligned with our company’s performance in fiscal 2017. The CD&A also describes feedback we received regarding our executive compensation program during our shareholder outreach efforts, and we attempted to provide more clarity and transparency regarding the rationale for and philosophy behind our executive compensation program and practices. We urge you to read carefully the CD&A, the compensation tables, and the related narrative discussion in this proxy statement when deciding how to vote on this proposal.

The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board, or the CMDC. However, the Board and CMDC value our shareholders’ opinions, and the CMDC will consider the results of the vote on this proposal when making future decisions regarding executive compensation and when establishing our NEOs’ compensation opportunities.

In view of the foregoing, shareholders will vote on the following resolution at the 2017 Annual Shareholders’ Meeting:

RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s proxy statement for the 2017 Annual Shareholders’ Meeting in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

FOR	The Board recommends that shareholders vote FOR this proposal.

Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation  •   Walmart  |  2017 Proxy Statement    45

Executive Compensation

Compensation Discussion and Analysis

In this section, we describe our executive compensation philosophy and program that support our strategic objectives and serve the long-term interests of our shareholders. We also discuss how our CEO, CFO, and other Named Executive Officers (our NEOs) were compensated in fiscal 2017 and describe how their compensation fits within our executive compensation philosophy. For fiscal 2017, our NEOs were:

C. Douglas McMillon	M. Brett Biggs	Gregory S. Foran	David Cheesewright	Marc Lore

President and Chief	Executive Vice	Executive Vice	Executive Vice	Executive Vice
Executive Officer	President and Chief	President, President	President, President	President, President
	Financial Officer	and CEO, Walmart U.S.	and CEO, Walmart	and CEO, U.S.
			International	eCommerce

46    Walmart  |  2017 Proxy Statement  •  Executive Compensation

Table of Contents

Compensation Discussion & Analysis

This CD&A is organized as follows:

1	Executive Summary provides an overview of our strategy, our executive compensation philosophy, framework, and practices, how our pay is aligned with performance, and the feedback we have received from our shareholders.	48

2	Components of NEO Compensation and Pay Mix explains the primary components of our NEO compensation packages and how our NEO compensation is heavily weighted towards performance-based compensation.	52

3	Executive Compensation Process and Governance describes the roles of the CMDC, the CMDC’s independent compensation consultant, and others in setting NEO compensation, how the CMDC uses peer group data, and governance and oversight over our executive compensation program.	53

4	Incentive Goal Setting Philosophy and Process provides insight into how the CMDC sets performance goals aligned with our strategy and operating plan.	57

5	Fiscal 2017 Performance Metrics describes the performance metrics used in our annual and long-term incentive programs and why the CMDC selected those metrics.	59

6	Fiscal 2017 Performance Goals and Performance describes the specific goals under our incentive programs for fiscal 2017, how we performed compared to those goals, and the resulting NEO incentive payouts.	61

7	Fiscal 2017 NEO Pay and Performance Summaries describes how we link pay and performance to determine NEO compensation; each NEO’s summary includes their individual accomplishments for fiscal 2017 and how those accomplishments were considered by the CMDC when making compensation decisions.	65

8	Other Compensation Programs and Policies describes limited perquisites and other items not included in Total Direct Compensation (TDC); this section also describes our practices regarding employment agreements, clawbacks, stock ownership guidelines, tax considerations, and other matters.	70

Executive Compensation  •  Walmart  |  2017 Proxy Statement    47

1	Executive Summary

Fiscal 2017 Highlights

Our Strategy

Fiscal 2017 marked the continuation of a transformational period of investment for Walmart, as we continued to implement our strategy to become the first company to deliver a seamless shopping experience at scale. Regardless of how our customers choose to shop with us – in stores, online, on a mobile device, or in any combination of these – we aim to deliver a fast and convenient shopping experience. During the year, we continued to articulate four key areas of focus to drive continued success:

Make every day	Change how	Deliver results	Be the most
easier for busy	we work	and operate with	trusted retailer
families		discipline

Our Performance

During fiscal 2017, we continued to deliver on our key strategic priorities in a challenging and highly competitive global environment. Key financial and strategic highlights included:

EPS of $4.38 and adjusted EPS of $4.32, exceeding our initial full-year guidance	$485.9 billion total revenue, an increase of 0.8%, and $496.9 billion on a constant currency basis, an increase of 3.1%	$22.8 billion consolidated operating income, a decrease of 5.6%. On a constant currency basis, operating income was $23.4 billion, a decrease of 2.9%

9 straight quarters of comparable store traffic growth in Walmart U.S., and continued improvement in customer experience scores	$31.5 billion in operating cash flow – an all-time record for our company	$14.5 billion was returned to shareholders through dividends and share repurchases; announced dividend increase for the 44th consecutive year

For more information regarding our fiscal 2017 financial performance, see our Annual Report on Form 10-K for fiscal 2017 filed with the SEC on March 31, 2017. Certain financial measures discussed above are non-GAAP measures under the SEC’s rules. See Annex A for more information about how we calculate these financial measures and, where required, reconciliations to the most directly comparable financial measures calculated in accordance with GAAP.

48    Walmart  |  2017 Proxy Statement  •  CD&A  |  1: Executive Summary

Our Executive Compensation Philosophy and Framework

Our executive compensation programs are intended to motivate and retain key executives, with the ultimate goal of generating strong operating results and delivering solid returns to our shareholders. We have developed our compensation programs to support our enterprise strategy and to align our leadership team with our culture, strategy, and structure.

Our executive compensation program is built upon our global compensation framework:

Pay for performance by tying a majority of executive compensation to pre-established, quantifiable performance goals.

Use performance metrics that are understandable, that are tied to key retail performance indicators, and that our executives have the ability to impact.

Establish performance goals that are aligned with our enterprise strategy and financial plans.

Align management interests with the interests of our shareholders by providing long-term incentives in the form of equity.

Provide competitive pay to attract and retain highly-qualified executives.

Our Executive Compensation Practices are Aligned with Shareholders’ Interests

What we do
Directly link pay and performance
Mitigate risk by using a variety of performance measures
CMDC’s independent compensation consultant evaluates rigor of performance goals and has consistently found target goals to be challenging
Subject annual and long-term incentives to recoupment and forfeiture provisions
Maintain robust stock ownership guidelines
CMDC’s independent compensation consultant has consistently determined that CEO realizable pay is aligned with performance
Conduct extensive shareholder outreach on executive compensation
Hold annual shareholder “say on pay” vote
What we do NOT do
No employment contracts
No change-in-control benefits
No pension or similar retirement plans in the U.S.
No hedging or short sales of Walmart stock permitted
No recycling of shares used for taxes or option exercises
No dividends or equivalents paid on unvested performance share units
No unapproved pledging of Walmart stock
No excessive perquisites

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Our Executive Compensation Program Emphasizes Performance

Our executives’ total direct compensation, or TDC, is heavily weighted towards performance and appropriately balances annual and long-term rewards:

Fiscal 2017 Total Direct Compensation

 CASH EQUITY Base Salary • Smallest component of target TDC CEO: about 6% NEOs: about 10%–15% Annual Incentive • CEO: about 20% of target TDC NEOs: about 24%–31% of target TDC • Based on operating income and salesrelated metrics, as well as compliance and diversity goals • Pays out between 0% and 125% of target (37.5% if threshold goals met) Restricted Stock • CEO: about 19% of targeted TDC NEOs: about 14%–16% of targeted TDC • 3-year vesting period Performance Share Units • Largest component of target TDC CEO: about 56% NEOs: about 41%–49% • Based on ROI and sales performance over a 3-year period with goals set annually • Pays out between 0% and 150% of target (50% if both threshold goals met) Fiscal 2017 Total Direct Compensation Performance Based

CEO Pay is Aligned with Performance

CEO Realized Pay

Total Shareholder Return (TSR) CEO Realized Pay 0 5 10 15 20 $19.68 M 0 20 40 60 80 100 120 Jan. 31, 2014 FY15 FY16 FY17 $17.16 M $116.63 $93.60 $100 $96.88 $13.14 M

(1)	Realized pay includes base salary, annual incentive earned for the fiscal year shown, restricted stock vested in the fiscal year shown, and performance-based equity with a performance period ending during the fiscal year shown. Equity awards are valued using the closing price of Walmart common stock on the vesting date.

(2)	TSR illustrates the total shareholder return on Walmart common stock during the three fiscal years ending January 31, 2017, assuming $100 was invested on the first day of fiscal 2015 and assuming reinvestment of all dividends.

50    Walmart  |  2017 Proxy Statement  •  CD&A  |  1: Executive Summary

Our Shareholder Engagement on Executive Compensation

Our Board actively seeks and values feedback from shareholders. Over the past several years, in addition to our day-to-day interactions with investors, we have expanded our shareholder engagement to include an annual outreach program focused on strategy, governance, executive compensation, and other topics suggested by our shareholders. Since our 2016 Annual Shareholders’ Meeting, we invited our 60 largest institutional shareholders, representing over 600 million Shares, to participate in this outreach program, and we ultimately engaged with more than 30 shareholders representing approximately 470 million Shares. We also had conversations with leading proxy advisory firms.

This engagement gave us an opportunity to discuss our strategy, our commitment to corporate governance and executive compensation practices, and how our governance and compensation practices help to support our strategy. While our shareholders expressed a wide range of perspectives in these meetings, we received generally positive feedback on our strategy to become the first company to deliver a seamless shopping experience at scale; our recent changes to our Board and committee structure to support that strategy; our executive compensation program; and recent enhancements to our proxy statement disclosures. This feedback was consistent with the results of our 2016 say-on-pay proposal, which received 84.8% support. The feedback we receive from our shareholders is regularly communicated to the CMDC, the NGC, and the Board, and helped inform the changes to our executive compensation program for fiscal 2018 described below.

Executive Compensation Program Changes for Fiscal 2018

During fiscal 2017, the CMDC oversaw a comprehensive review of our overall compensation and performance management programs to ensure that our programs continue to be aligned with our strategy as we transform our business to deliver a seamless shopping experience at scale. As a result of this review, the CMDC approved changes to our programs with the goals of increasing differentiation for high performance, balancing long-term and short-term incentives, and simplifying our long-term incentive plan. Key changes, which will take effect beginning in fiscal 2018, include the following:

What we changed	Why we made this change
Introduced greater differentiation to annual salary adjustments	Allows us to reward high performers and emphasize the link between pay and performance
Reduced annual cash incentive opportunities by 25%; reallocated to long-term performance-based restricted stock units	Appropriately balances short-term and long-term goals and increases focus on long-term results
Replaced performance share units – which vested based on average performance over three separate performance periods – with performance equity, which have a one-year performance period followed by an additional two-year vesting period	Promotes simplicity and understandability of performance goals, while retaining long-term focus and shareholder alignment of program over a three-year period

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2	Components of NEO Compensation and Pay Mix

What are the primary components of our fiscal 2017 NEO compensation packages?

There are three components of our executives’ fiscal 2017 TDC: base salary, annual cash incentive, and long-term equity:

Component	Description/Objective	Performance Metrics	Form and Timing of Payout
Base Salary	Fixed base of cash compensation commensurate with job responsibilities and experience	None	Paid in cash bi-weekly, unless voluntarily deferred
Annual Cash Incentive

Variable pay intended to incentivize performance against key operational metrics, depending on position

Goals are set at the beginning of the fiscal year and aligned with operating plan and public guidance

		Sales Operating Income Also tied to ethics/compliance and diversity/inclusion goals	Paid in cash after the end of the fiscal year, unless voluntarily deferred
Long-Term Equity Performance Share Units (PSUs) (75%)	Variable pay intended to incentivize performance against metrics aligned with our long-term strategic goals	ROI Sales Value realized also depends on stock performance	Paid in Shares after the end of a three-year vesting period, unless voluntarily deferred; payout based on average performance over three annual performance cycles
Restricted Stock (25%)	Intended to align executives’ long- term interests with our shareholders’ interests and promote retention	Value realized depends on stock performance	Three year cliff vesting Section 162(m) “covered employees” must generally defer until after separation from service

How much of our NEOs’ TDC is performance-based?

As shown in the charts below, a substantial majority of our NEOs’ fiscal 2017 TDC was performance-based. The percentages may not total 100.0% due to rounding.

Performance Based 75.3% CEO 18.55% Restricted Stock 55.66% Performance Share Units (PSU) 47.08% Performance Share Units (PSU) 6.14% Base Salary 19.65% Annual Cash Incentive 15.69% Restricted Stock 11.23% Base Salary 25.99% Annual Cash Incentive Performance Based 73.1% Other NEOs Combined

52    Walmart  |  2017 Proxy Statement  •  CD&A  |  2: Components of NEO Compensation and Pay Mix

3	Executive Compensation Process and Governance

Who sets executive compensation at Walmart?

The CMDC, which consists of four independent directors, is responsible for establishing and approving executive compensation of all officers subject to Section 16, including the CEO and other NEOs, and for developing and overseeing our executive compensation program (see page 26 for more information about the CMDC).

The CMDC considers a variety of factors in setting TDC for our NEOs, including:

o  the overall financial and operating performance of our company and its operating segments and/or areas of responsibility, as applicable;

o  each NEO’s individual performance and contributions to the achievement of financial goals and operational milestones;

o  each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience;

o  our overall succession planning and the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future; and

o  peer group data and analyses (see pages 53-56 for more details).

What is the role of the CEO in setting executive compensation?

Our CEO has no role in determining his own compensation, which is set by the CMDC in consultation with the Chairman, with input from the CMDC’s independent compensation consultant and Walmart’s Global People division. For our other Section 16 officers, including our other NEOs, the CEO makes recommendations to the CMDC regarding their compensation. He bases these recommendations on, among other factors, each executive’s individual performance, the performance of each executive’s business unit or function, peer benchmarking information, and retention and incentive considerations. The CMDC reviews these recommendations and may set a particular NEO’s TDC at a different amount as it deems appropriate.

What is the role of compensation consultants with respect to executive compensation?

Since early 2010, the CMDC has engaged Pay Governance LLC (“Pay Governance”) as its independent executive compensation consultant. Under the terms of its engagement, Pay Governance reports directly and exclusively to the CMDC; the CMDC has sole authority to retain, terminate, and approve the fees of Pay Governance; and Pay Governance may not be engaged to provide any other services to Walmart without the approval of the CMDC. Other than its engagement by the CMDC, Pay Governance does not perform and has never performed any other services for Walmart. The CMDC’s independent consultant attends and participates in CMDC meetings at which executive compensation matters are considered, and performs various analyses for the CMDC, including peer group benchmarking, realizable pay analyses, analyses regarding the alignment of pay and performance, analyses of the correlation between performance measures and shareholder return, and assessments of the difficulty of attaining performance goals. The CMDC annually reviews the independence of Pay Governance in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Pay Governance is independent from Walmart and has no conflicts of interest relating to its engagement by the CMDC.

How is peer group data used by the CMDC?

The CMDC reviews publicly available compensation information for three separate peer groups when establishing TDC for our executives. Walmart is significantly larger than most of our peer group companies, and as the world’s largest retailer, we believe that Walmart’s size, extensive international presence, and complex operations result in our NEOs’ jobs having a greater level of complexity than similar jobs at many of our peer group companies. For this reason, the CMDC seeks to set our NEOs’ target TDC at competitive levels relative to our peer groups; however, peer group compensation information is only one factor in the CMDC’s decision-making process. The CMDC’s independent compensation consultant has done a statistical analysis of our NEOs’ target TDC and found that, on a size-adjusted basis, our NEOs’ target TDC are near the median of comparable positions within our peer groups. See pages 65-69 for more information regarding how our NEOs’ TDC compares with our peer groups.

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Retail Industry Survey. This peer group allows the CMDC to compare our NEO compensation to that of our primary competitors in the retail industry. For fiscal 2017, the Retail Industry Survey included all publicly-traded retail companies with significant U.S. operations with annual revenues exceeding approximately $10 billion:

(in billions) $482.1 $211.7 $20.4 $14.2 FY16 Revenue FYE Market Cap Walmart Peer Group Median

Amazon.com, Inc.	Lowe’s Companies, Inc.
AutoNation, Inc.	Macy’s, Inc.
Bed Bath & Beyond Inc.	Nordstrom, Inc.
Best Buy Co., Inc.	Office Depot, Inc.
CarMax, Inc.	Penske Automotive Group, Inc.
Costco Wholesale Corporation	Rite Aid Corporation
CVS Health Corporation	Ross Stores, Inc.
Dollar General Corporation	Sears Holdings Corporation
eBay Inc.	The Sherwin-Williams Company
Dollar Tree, Inc.	Staples, Inc.
The Gap, Inc.	SUPERVALU INC.
The Home Depot, Inc.	Target Corporation
J. C. Penney Company, Inc.	The TJX Companies, Inc.
Kohl’s Corporation	Walgreen Boots Alliance, Inc.
The Kroger Co.	Whole Foods Market, Inc.
L Brands, Inc.

Select Fortune 100. This group of peer companies was chosen from among the Fortune 100 by our Global People division, with input from the CMDC’s independent compensation consultant. The Select Fortune 100 includes companies whose primary business is not retailing but that are similar to us in one or more ways, such as global operations or complexity of business model or operations. We excluded retailers from this group because those companies were already represented in the Retail Industry Survey. We also excluded companies with business models that are broadly divergent from ours, such as financial institutions and energy companies. For fiscal 2017 those companies were:

(in billions) $482.1 $211.7 $55.4 $124.4 FY16 Revenue FYE Market Cap Walmart Peer Group Median

Archer-Daniels-Midland Company	Johnson & Johnson
AT&T Inc.	Johnson Controls, Inc.
Caterpillar Inc.	McKesson Corporation
Cisco Systems, Inc.	Microsoft Corporation
The Coca-Cola Company	Mondelez International, Inc.
FedEx Corporation	PepsiCo, Inc.
Ford Motor Company	Pfizer Inc.
General Electric Company	The Procter & Gamble Company
HP Inc.	Twenty-First Century Fox, Inc.
Honeywell International Inc.	Tyson Foods, Inc.
Ingram Micro Inc.	United Parcel Service, Inc.
Intel Corporation	Verizon Communications Inc.
International Business Machines Corporation

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Top 50 Market Capitalization. While the Select Fortune 100 includes many larger companies than the Retail Industry Survey, Walmart is still the largest company within the Select Fortune 100 in terms of revenues, and is the third largest in terms of market capitalization. To take into account this size discrepancy and the corresponding complexity of our NEOs’ job responsibilities, the CMDC also benchmarks our NEOs’ pay against the 50 largest public companies (including selected non-U.S. based companies), excluding Walmart, in terms of market capitalization at the time of the review. Even among the Top 50, Walmart is the largest company in terms of revenue, and in the top quartile in terms of market capitalization. For fiscal 2017, the Top 50 companies were:

(in billions) $482.1 $211.7 $55.5 $174.0 FY16 Revenue FYE Market Cap Walmart Peer Group Median

Abb Vie Inc.	Intel Corporation
Alphabet Inc.	International Business Machines Corporation
Amazon.com, Inc.	Johnson & Johnson
Amgen Inc.	MasterCard, Incorporated
Anheuser-Busch InBev SA/NV	Medtronic plc
Apple Inc.	Merck & Co., Inc.
AT&T Inc.	Microsoft Corporation
Bayer AG	Nestlé S.A.
Berkshire Hathaway Inc.	Novartis AG
BHP Billiton Limited	Novo Nordisk A/S
BP p.l.c.	Oracle Corporation
British American Tobacco plc	PepsiCo, Inc.
Chevron Corporation	Pfizer Inc.
Cisco Systems, Inc.	Philip Morris International Inc.
The Coca-Cola Company	The Procter & Gamble Company
Comcast Corporation	QUALCOMM Incorporated
CVS Health Corporation	Royal Dutch Shell plc
Exxon Mobil Corporation	Sanofi S.A.
F. Hoffmann-La Roche Ltd.	Schlumberger N.V.
Facebook Inc.	Tencent Holdings Ltd
General Electric Company	Total S.A.
Gilead Sciences, Inc.	Unilever N.V.
GlaxoSmithKline plc	Verizon Communications Inc.
The Home Depot, Inc.	Visa Inc.
HSBC Holdings plc	The Walt Disney Company

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The CMDC uses benchmarking data as a general guide to setting appropriately competitive compensation consistent with our emphasis on performance-based compensation. The CMDC did not attempt to quantify or otherwise assign any relative weightings to any of these peer groups or to any particular members of a peer group when benchmarking against them.

While the benchmarking data is generally used for comparable positions, the CMDC also reviews peer group data for retail CEO positions for purposes of benchmarking the compensation of our executives who lead our operating segments. These executives have significant responsibilities and lead organizations that, considered separately from the rest of our company, are larger than many of the other retailers in the retail peer group, and we believe that these positions are often comparable to or carry greater responsibilities than CEO positions at many of our peer group companies. In addition, from a competitive standpoint, we believe that it is more likely that these leaders would be recruited for a CEO position in the retail industry or elsewhere, rather than for a lateral move to lead an operating segment of a company. Therefore, the CMDC also benchmarks these executives’ compensation against the compensation of CEOs within our retail peer group.

What other information does the CMDC consider when setting executive pay?

Pay and Performance Alignment. The CMDC reviews an assessment by Pay Governance regarding the alignment of our CEO’s pay with our company’s performance, including the appropriateness of our CEO’s pay opportunity compared to peers and the alignment of our CEO’s realizable pay and our performance relative to our peer group companies. Pay Governance concluded that, on a size-adjusted basis, our CEO’s fiscal 2017 pay opportunity and realizable pay are aligned with Walmart’s relative performance.

Tally Sheets. The CMDC also reviews “tally sheets” prepared by our company’s Global People division. These tally sheets summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon retirement or separation from our company.

Shareholder Feedback. Our shareholders have expressed support for our executive compensation program at each of our last six annual shareholders’ meetings. The CMDC considered that support, as well as other feedback from our shareholders, when designing our executive compensation program and establishing our NEOs’ compensation opportunities for fiscal 2017.

56    Walmart  |  2017 Proxy Statement  •  CD&A  |  3: Executive Compensation Process and Governance

4	Incentive Goal Setting Philosophy and Process

How does the CMDC set performance goals?

Performance goals are established in the context of, and consistent with, the company’s enterprise strategy and financial operating plans each fiscal year. This process begins with the Board’s review of the company’s overall enterprise strategy and long-term financial plan beginning in the spring and culminating at an annual Board strategic planning meeting. Following the strategic planning meeting, the annual operating plans of the company and each of its operating segments are established with SPFC and Board input. The CMDC then establishes performance goals under our annual- and long-term incentive programs that are consistent with these operating plans:

Long-Range Planning April - September • Assess competitive landscape and macro trends • Refine enterprise strategy and segment-specific initiatives • Develop annual operating plan in light of long-range planning and strategic initiatives • October investor conference-review strategy and planned capital expenditures • Review choice of incentive metrics to ensure that they support enterprise strategy • Establish performance goals aligned with annual operating plan Annual Operating Plan September - January Incentive Plans January - March Incentive Plans Aligned with Strategic and Financial Planning Process

In fiscal 2016, we articulated our strategy to become the first retailer to deliver a seamless shopping experience at scale. We began executing on this strategy by making significant multi-year investments in our people, technology, and e-commerce supply chain to improve our customers’ experience today while positioning Walmart for sustainable growth in the future. We also continued to focus on managing our global portfolio by closing certain underperforming stores and selling certain assets while also continuing our investments in e-commerce, including acquiring e-commerce businesses.

In October 2015, we provided greater visibility into the long-term implications of our strategy by announcing our 3-year financial plan. At that time, highlights of our 3-year financial plan included:

o	Adding $45 billion to $60 billion in sales growth over a three-year period.

o	Generating approximately $80 billion in operating cash flow over a three-year period.

o	Investing an incremental $2.7 billion over two years in U.S. associate wage and training initiatives.

o	Investing several billion dollars over a three-year period in lower prices for our U.S. customers.

o	As a result of our strategic investments, operating income and earnings-per-share were expected to decline during fiscal 2017.

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Consistent with our 3-year financial plan, in February 2016 we provided specific fiscal 2017 guidance regarding earnings-per-share, which at that time we estimated would decrease between 6% and 12%, and net sales growth, which we estimated would be relatively flat. In March of 2016, the CMDC established sales, operating income, and ROI goals for fiscal 2017 under our incentive plans, consistent with this guidance. For example, the total company target operating income and sales goals for fiscal 2017 were as follows:

Incentive Metric	Fiscal 2017 Target Goal (in millions)	% Change from Fiscal 2016 (excluding currency and fuel)
Total Company Sales	$ 483,384	2.9%
Total Company Operating Income	$ 22,840	-5.3%

These incentive goals were established with the intent that performance in line with our operating plans and guidance should result in payouts approximately at target. In order to achieve the maximum goals, our performance would have to exceed our operating plans to a significant degree. Threshold performance goals are set at a level that is attainable and below which the company could not justify a payout. The CMDC’s independent compensation consultant annually evaluates the difficulty of our target performance goals and has consistently found these goals to be challenging.

Why does the CMDC set goals each year under our long-term equity incentive program?

The CMDC has found setting goals annually for long-term equity awards, with a three-year vesting period, is the most effective approach for our long-term equity incentive program for the following reasons:

o	As the largest global retailer, Walmart’s operating results are significantly impacted by macroeconomic and regional economic factors that may change drastically and that are outside of management’s control. These economic factors, as well as the rapidly evolving retail industry, make it difficult to forecast accurately over a three-year period. For example, in fiscal 2008, our officers were granted performance shares with three-year sales and ROI performance goals. Subsequently, the global financial downturn in 2008 had the effect of making these three-year goals virtually unachievable only a few months into the three-year performance period. We believe that performance goals cease to be an effective tool in motivating performance if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of our executives. While some companies attempt to address the impact of macroeconomic factors by using relative goals in their long-term incentive plans, the CMDC has determined that relative goals are not the right approach for Walmart for the reasons described on page 59. The CMDC regularly reviews Walmart’s performance relative to peers and the relative alignment of pay and performance to ensure that our incentive programs are operating as intended.

o	Another advantage of this approach is more easily understandable and better aligned performance goals, which the CMDC believes are more effective in motivating performance. As described above, our incentive goals are aligned with our enterprise strategy, business plan, and expectations regarding financial performance. These expectations necessarily change from year-to-year based on macroeconomic conditions, strategic investments, and other factors. For example, if we were to set three-year sales goals, this would result in a situation in which our leaders have three differing sales goals at any one time – one for each outstanding tranche of performance equity. The CMDC believes that combining annual performance goals with a three-year vesting period effectively balances long-term focus with clear and understandable performance goals. As described on page 51, beginning with the awards granted in January 2017, the CMDC further simplified our long-term equity program by providing for a one-year performance period followed by an additional two-year time-based vesting period.

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5	Fiscal 2017 Performance Metrics

What financial performance metrics are used in our incentive programs, and why did the CMDC select these metrics?

Our NEOs’ performance-based pay for fiscal 2017 was based on achieving objective, pre-established financial goals for the following metrics:

2017 Financial Performance Metrics

MetricsAnnual CashIncentive 75% Operating Income (total company and/or divisional)* 25% Sales (total company and/or divisional)* Long-termPerformanceShare Units 50% ROI (total company)* Units50% Sales (total company and/or divisional)*

*	For purposes of our incentive programs, total company and International sales, operating income, and ROI are calculated on a constant currency basis and exclude certain items, such as revenue from fuel sales. See pages 63-64 for more information.

The CMDC concluded that the metrics described above are appropriate and effective in driving results tied to shareholder value. In reaching this conclusion, the CMDC considered the following factors:

o	These performance metrics are aligned with our strategy and can be impacted by our executives. Unlike metrics tied to stock price or shareholder return, our executives can have a direct impact on our sales, operating income, and ROI. Furthermore, unlike earnings per share and other share-based metrics, sales, operating income, and ROI are not materially impacted by our share repurchase program.

o	These metrics are important for judging retail performance. Sales, operating income, and ROI measures have historically been, and continue to be, important indicators of retail performance, and we believe that our performance in these areas is important to our shareholders.

o	The CMDC believes that success with respect to these metrics will support shareholder value over the long term. The CMDC’s independent compensation consultant has reviewed the historical correlation of various performance metrics and TSR within the retail industry and found that the metrics used in our incentive plans are aligned with TSR in the retail industry. We believe that good performance with respect to these metrics should translate into shareholder value over time.

o	It is difficult to effectively apply relative TSR and other relative performance metrics to Walmart’s executive compensation program. There are several key differences in our business compared to other publicly-traded retailers in the U.S., including our size, our significant international operations, our product mix, and our variety of formats. While the CMDC closely monitors Walmart’s performance relative to that of our peers when making compensation decisions, the CMDC believes that the best approach for Walmart is to tie our executive compensation to performance metrics that are aligned with our strategy and operating plans and that can be directly impacted by our executives.

o	The combination of these performance metrics mitigates risk. Using a combination of performance metrics mitigates the risk that our executives could be motivated to pursue results with respect to one metric to the detriment of our company as a whole. For example, if management were to prioritize increasing sales by pursuing strategies that would negatively impact profitability, resulting increases in incentive pay based on sales should be offset by decreases in incentive pay based on operating income and ROI.

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What non-financial metrics were our NEOs subject to under our incentive programs for fiscal 2017?

Culture, Diversity and Inclusion Goals. Since fiscal 2005, our NEOs and many other management associates have had objectives under our culture, diversity and inclusion program. The CMDC established these objectives because it believes that diversity and inclusion contribute to an engaged and effective workforce. For fiscal 2017, our culture, diversity and inclusion goals program included objectives related to representation and promotion, mentoring, participation in diversity and inclusion events, and development of business-specific diversity and inclusion plans. Associates subject to our culture, diversity and inclusion goals program have 10% of their annual performance evaluation tied to diversity and inclusion, and can have their annual cash incentive payment reduced by 15% if they violate our discrimination and harassment policies. Based on the report of our chief diversity officer, the CMDC determined that each NEO satisfied his or her diversity goals for fiscal 2017.

For more information about Walmart’s commitment to diversity and inclusion and key diversity and inclusion initiatives, please see Walmart’s 2016 Culture, Diversity and Inclusion Report, which is available on our website at https://cdn.corporate.walmart.com/8c/08/6bc1b69f4a94a423957d4c2162db/wm-cdireport2016-v27-reader-pages.pdf.

Ethics and Compliance Goals. Since fiscal 2014, our Executive Officers’ cash incentive payments have also been subject to achieving adequate progress in implementing enhancements to the company’s global compliance program (now known as our ethics and compliance program). Our company is committed to having and maintaining a strong and effective global ethics and compliance program in every country in which we operate. Consistent with that commitment, over the past few years, our company has made significant improvements to our ethics and compliance program around the world. To further emphasize our commitment to ethics and compliance, in early fiscal 2017, our company’s senior leadership again developed objectives for implementing further enhancements to our global ethics and compliance program on a prioritized basis. These objectives covered such subject matters as anti-corruption, anti-money laundering, responsible sourcing, food safety, environmental compliance, health and safety compliance, and licensing and permits. These objectives sought to enhance key elements of a corporate ethics and compliance program, including, but not limited to, developing and implementing enhanced compliance protocols and procedures, hiring and training of key compliance personnel, monitoring and assessment of various elements of the program, internal communications, and access to information.

If, in the judgment of the Audit Committee, the company had not achieved adequate progress in implementing these objectives, then the CMDC could have exercised negative discretion to reduce or eliminate the fiscal 2017 cash incentive payments to one or more of our Executive Officers. During fiscal 2017, management reported regularly to the Audit Committee regarding ongoing enhancements to our global ethics and compliance program and progress in implementing these objectives. At the end of fiscal 2017, the Audit Committee determined that, in its qualitative judgment, adequate progress had been achieved in implementing these objectives and reported its determination to the CMDC. Factors relied on by the Audit Committee in making this determination included the progress achieved on workstreams in a variety of ethics and compliance areas and the extent to which that progress reflected sustainable, long-term change in the company’s people, processes, systems, and culture. Based on the qualitative assessment of the Audit Committee, the CMDC determined not to exercise negative discretion to reduce or eliminate the cash incentive payments to any of our Executive Officers for fiscal 2017.

For more information about specific enhancements to our global ethics and compliance program during fiscal 2017, please see Doug McMillon’s letter about our Global Ethics and Compliance Program, which is available on our website at http://corporate.walmart.com/ global-responsibility/global-compliance-program-report-on-fiscal-year-2017.

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6	Fiscal 2017 Performance Goals and Performance

What were the fiscal 2017 financial goals under our annual cash incentive plan, and how did we perform in comparison to those goals?

2017 Annual Cash Incentive Goals and Results

(in millions)

Adjusted Constant Currency Operating Income*

Total Company Threshold (37.5%) Target (100% payout) Max (125% Payout) Actual $23,660 No Payout $21,486 $22,840 $23,083 Walmart U.S. No Payout $17,101 $17,813 $17,902 International No Payout $5,477 $5,928 $5,987 Adjusted Constant Currency Sales (excluding fuel)* Total Company No Payout Actual $483,559 $473,456 $483,384 $485,855 Actual $306,287 Walmart U.S. No Payout $300,526 $306,346 $307,878 Actual $121,590 International No Payout $118,702 $120,962 $121,566

Total Company Walmart U.S. International Threshold (37.5%) Payout Target (100% payout) Max (125% Payout) Actual $23,660 No Payout $21,486 $22,840 $23,083 Actual $18,598 No Payout $17,101 $17,813 $17,902 Actual $6,122 No Payout $5,477 $5,928 $5,987

Adjusted Constant Currency Sales (excluding fuel)*

Actual $483,559 Total Company Walmart U.S. International $306,287 $121,590 $473,456 $483,384 $485,855 $300,526 $307,878 $118,702 $120,962 $121,566 $306,346 No Payout No Payout No Payout Actual Actual

*	In order to make results comparable from year to year, we exclude fuel sales, the impact of currency exchange rate fluctuations, and the effects of certain other items from our reported results of operations for incentive plan purposes. See pages 63-64 for more information.

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What were the fiscal 2017 financial goals under our long-term incentive program, and how did we perform in comparison to those goals?

2017 Performance Share Units Goals and Results

Payout Percentage Adjusted ROI* Threshold (50% vesting) Target (100% vesting) Max (150% vesting) Actual 15.30% No Payout 14.21% 14.86% 15.03% Adjusted Constant Currency Sales (excluding Fuel)* (in millions) Actual $483,559 Total Company No Payout $469,340 $483,384 $488,259 Actual $306,287 Walmart U.S. No Payout $297,462 $306,346 $309,410 Actual $121,590 International No Payout Actual $121,590 $118,130 $120,962 $122,171

Actual Actual Actual Actual Payout Percentage Threshold (50% vesting) Target (100% vesting) Max (150% vesting) 15.30% Adjusted ROI* 14.21% 14.86% 15.03% No Payout Adjusted Constant Currency Sales (excluding Fuel)* (in millions) $483,559 Total Company Walmart U.S. International No Payout No Payout No Payout $469,340 $483,384 $488,259 $306,287 $121,590 $297,462 $306,346 $309,410 $118,130 $120,962 $122,171

*	In order to make results comparable from year to year, we apply certain adjustments to our reported results for purposes of our incentive plans. See pages 63-64 for more details.

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The performance compared to each of the goals shown above was then weighted according to each NEO’s performance measure weightings shown above, and was then averaged with results for the prior two years within each three-year performance cycle, as illustrated below:

Fiscal 2014 Grant
Segment	FY 15	FY 16	FY 17			Fiscal 2017
	Performance	Performance	Performance			Payout
Walmart U.S.	73.30%	106.35%	124.83%			101.49%
International	74.30%	111.80%	138.00%			108.03%
Total Company	71.75%	104.35%	125.90%			100.67%

Fiscal 2015 Grant
Segment		FY 16	FY 17	FY 18
		Performance	Performance	Performance
Walmart U.S.		106.35%	124.83%	TBD
International		111.80%	138.00%	TBD
Total Company		104.35%	125.90%	TBD

Fiscal 2016 Grant
Segment			FY 17	FY 18	FY 19
			Performance	Performance	Performance
Walmart U.S.			124.83%	TBD	TBD
International			138.00%	TBD	TBD
Total Company			125.90%	TBD	TBD

Why do the results used in our incentive plans differ from our reported results of operations for fiscal 2017?

The CMDC’s objective in administering our incentive plans is to cause incentive awards to be calculated on a comparable basis from year-to-year, and to ensure that plan participants are incentivized and rewarded appropriately. The CMDC undertakes a rigorous oversight and certification process to determine the items to exclude from our reported results of operations for purposes of our incentive plans. This process is not outcome-driven and includes both positive and negative adjustments to reported results of operations. For these reasons, the following types of items are excluded from our incentive goals and/or our incentive calculations:

○	Items excluded by the terms of the incentive plans. Like many other companies, our shareholder-approved incentive plans require that incentive payouts be calculated by excluding the impact of currency exchange rate fluctuations, acquisitions and divestitures, restructurings and store closings, and similar items on our operating results. In particular, during fiscal 2017, the approximate $11 billion negative impact to reported net sales from currency exchange rate fluctuations also significantly negatively impacted the reported operating income of our company and its International division. As a matter of policy, we generally have not hedged for currency exchange rate fluctuations.

○	Items excluded at the time incentive goals are established. When the CMDC sets incentive goals, it typically excludes the impact of certain items from the performance goals. In particular, the CMDC sets sales goals that exclude the impact of fuel sales because fuel prices are volatile and subject to significant fluctuation, which is out of our management’s control. Also, in light of our significant ongoing investments in e-commerce, when the CMDC established fiscal 2017 operating income goals for our operating segments, it limited the impact of operating losses attributable to the e-commerce operations of those operating segments for incentive plan purposes in order to encourage our segment leaders to make these necessary investments. Losses from e-commerce operations are not limited for purposes of total company incentive goals.

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○	Items excluded so that operating results are calculated on a comparative basis from year-to-year. Consistent with the terms of our incentive plans, the CMDC may exclude certain other items so that results can be calculated on a comparative basis from year-to-year. During fiscal 2017, these included, among others, adjustments related to our new and simplified paid time off policy in the U.S. and an adjustment to useful lives of certain assets in certain markets. These adjustments had the impact of increasing operating income for incentive plan purposes. The exclusion of these comparative items had a less than 1% impact on the amount of our CEO’s fiscal 2017 cash incentive payment, and a less than 2% impact on the amount of each of our other NEOs’ fiscal 2017 cash incentive payments.

As shown below, by a significant margin, the largest items excluded from our fiscal 2017 reported results of operations consisted of (i) items automatically excluded by the terms of our plans, such as currency exchange rate fluctuations and the impact of acquisitions, divestitures, and restructurings, and (ii) items pre-determined to be excluded at the time incentive goals were set, such as the impact of fuel sales and e-commerce losses above the pre-set limit established when goals were set at the beginning of fiscal 2017. All amounts shown below are in millions:

	Operating Income			Sales
			Walmart			Walmart
Metric	Total Company	Walmart U.S.	International	Total Company	Walmart U.S.	International
As Reported	$22,764	$17,745	$5,758	$481,317	$307,833	$116,119
Plan and pre-determined items	$613	$597	$362	$1,977	($1,546)	$5,206
Comparative	$283	$256	$2	$265	-	$265
Performance for Incentive Plan Purposes	$23,660	$18,598	$6,122	$483,559	$306,287	$121,590

Finally, when calculating ROI for purposes of our long-term performance share plan purposes, we used the adjusted operating income shown in the table above in the row titled “Performance for Incentive Plan Purposes.” We also made certain minor adjustments to our average invested capital, which is a component of the ROI calculation, to make the calculation comparable year-over-year. The adjustments to average invested capital had the impact of reducing our ROI for incentive plan purposes. As a result of both the operating income adjustments and the average invested capital adjustments, our ROI was 15.3% for purposes of or long-term performance share plan, compared to a reported ROI of 15.2%.

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7	Fiscal 2017 NEO Pay and Performance Summaries

How did our fiscal 2017 performance impact our CEO’s compensation?

Doug McMillon – President and CEO

Fiscal 2017 Highlights

In addition to the solid financial performance described above on page 48, during fiscal 2017 Mr. McMillon accelerated Walmart’s strategy to become the first company to offer a seamless shopping experience at scale.

○	We continued to deliver on our key strategic priorities and saw top-line momentum in stores and e-commerce.

○	Our earnings-per-share and operating income exceeded our initial guidance.

○	In September, we completed the acquisition of Jet.com, Inc.

○	We continued to make investments in associates and technology, including a new alliance with JD.com; expanded online grocery; and announced free 2-day shipping at Walmart.com with a minimum $35 order.

Fiscal 2017 Target TDC $20.7 million 55.66% Performance Share Units 6.14%Base Salary 18.55%Restricted Stock 19.65%Annual Cash Incentive 75.3% at risk

Fiscal 2017 Incentive Payouts

Annual cash incentive. As our CEO, Mr. McMillon’s annual cash incentive is based on the total company operating income and sales performance described above on page 61.

		Performance	Payout
Performance Metric	Weighting	(% of Target)	(% of Target)	Fiscal 2017 Incentive Payout
Total Company OI	75%	125.0%
			119.2%	$ 4,851,561
Total Company Sales	25%	101.8%

Long-term incentive. Mr. McMillon’s long-term performance share units are based on the total company sales and ROI performance described above on page 62.

	Fiscal 2017	3-Year Performance
Performance Metric	Weighting	(% of Target)	Number of PSUs Earned
Total Company Sales	50%
		100.7%	147,109
Total Company ROI	50%

Key Compensation Decisions for Fiscal 2017

The CMDC made no changes to Mr. McMillon’s TDC for fiscal 2017, and Mr. McMillon did not receive any special awards for fiscal 2017. When compared to comparable positions within our peer group companies, Mr. McMillon’s fiscal 2017 target TDC was approximately at the 75th percentile of the Top 50 Market Cap peer group and in the top quartile of the Retail Industry and Select Fortune 100 peer groups.

Substantial Stock Ownership

Mr. McMillon is significantly invested in Walmart common stock, owning shares valued at approximately 47 times his annual base salary, and well in excess of his stock ownership guidelines of 7 times annual base salary. We believe that Mr. McMillon’s significant interest in Walmart stock serves to align his interests with those of our shareholders.

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Brett Biggs – EVP and CFO

Fiscal 2017 Highlights

○	We generated $20.9 billion in free cash flow, an increase of nearly $5 billion.

○	We reduced our debt levels while making key strategic investments.

○	We maintained consistent working capital discipline and management of inventory and payables.

○	We returned $14.5 billion to shareholders in the form of dividends and share repurchases.

Fiscal 2017 Target TDC $5.6 million 40.54% Performance Share Units 15.32% Base Salary 13.51% Restricted Stock 30.63%Annual Cash Incentive 71.2% at risk

Fiscal 2017 Incentive Payouts

Annual cash incentive. As our CFO, Mr. Biggs’ annual cash incentive is based on the total company operating income and sales performance described above on page 61.

		Performance	Payout
Performance Metric	Weighting	(% of Target)	(% of Target)	Fiscal 2017 Incentive Payout
Total Company OI	75%	125.0%
			119.2%	$ 2,026,251
Total Company Sales	25%	101.8%

Long-term incentive. Mr. Biggs’ long-term performance share units are based on the total company sales and ROI performance described above on page 62.

	Fiscal 2017	3-Year Performance
Performance Metric	Weighting	(% of Target)	Number of PSUs Earned
Total Company Sales	50%
		100.7%	35,698
Total Company ROI	50%

Key Compensation Decisions for Fiscal 2017

Mr. Biggs was promoted to EVP and CFO on January 1, 2016, so fiscal 2017 was his first full year in role. When compared to comparable positions within our peer group companies, Mr. Biggs’ fiscal 2017 target TDC was near the 75th percentile of the Retail Industry peer group and below the median of the Top 50 Market Cap and Select Fortune 100 peer groups. Mr. Biggs received no special awards during fiscal 2017.

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Greg Foran – EVP, President and CEO, Walmart U.S.

Fiscal 2017 Highlights

○	Walmart U.S. continued its solid performance, completing 9 consecutive quarters of traffic growth and solid comparable store sales growth.

○	Walmart U.S. sustained improvements in its stores and customer service scores.

○	We expanded online grocery to more than 600 locations in the U.S.

○	Walmart U.S. maintained disciplined inventory management.

○	Walmart U.S. continued its investments in associate opportunity.

Fiscal 2017 Target TDC $9.9 million 49.15% Performance Share Units 10.14% Base Salary 16.38% Restricted Stock 24.33% Annual Cash Incentive 73.5% at risk

Fiscal 2017 Incentive Payouts

Annual cash incentive. Mr. Foran’s annual cash incentive is based on a combination of total company and Walmart U.S. performance described above on page 61.

		Performance	Payout
Performance Metric	Weighting	(% of Target)	(% of Target)	Fiscal 2017 Incentive Payout
Total Company OI	25%	125.0%
Walmart U.S. OI	50%	125.0%	118.6%	$ 2,861,535
Walmart U.S. Sales	25%	99.4%

Long-term incentive. Mr. Foran’s long-term performance share units are based on Walmart U.S. sales and total company ROI performance described above on page 62.

	Fiscal 2017	3-Year Performance
Performance Metric	Weighting	(% of Target)	Number of PSUs Earned
Walmart U.S. Sales	50%
		102.3%	56,252
Total Company ROI	50%

Key Compensation Decisions for Fiscal 2017

For fiscal 2017, the CMDC increased Mr. Foran’s salary by 2.75% in light of his performance and peer group positioning. His annual incentive opportunity and annual equity grant were unchanged from fiscal 2016. The CMDC believes that Mr. Foran, as the head of our Walmart U.S. retail operations, has responsibilities comparable to many CEO positions within our peer group companies, and that it is likely that he would be recruited for a CEO position in the retail industry or elsewhere. When compared to CEO positions at our peer group companies, Mr. Foran’s compensation is below the median. In January 2016, the CMDC approved a grant of 15,760 shares of performance-based restricted stock to Mr. Foran. In order for one-half of these shares to vest, Walmart U.S. operating, selling, general and administrative expenses during fiscal 2017 were required to be no more than $67.54 billion after adjusting U.S. GAAP results as required by our incentive plans described above. The purpose of this award was to emphasize the importance of managing expenses in our largest operating segment, even as we continue to make critical strategic investments. This goal was achieved, and therefore 7,880 of these shares vested. The other half of these shares will be conditioned on a fiscal 2018 performance goal that is once again based on Walmart U.S. operating, selling, general and administrative expenses.

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David Cheesewright – EVP, President and CEO, Walmart International

Fiscal 2017 Highlights

○	Walmart International continued improvement across multiple markets, with 10 of 11 markets having positive comparable store sales in the 4th quarter.

○	Walmart International achieved significant constant currency operating income growth.

○	Walmart International continued its disciplined management of our global portfolio.

○	During fiscal 2017, we entered into a strategic alliance with JD.com to accelerate e-commerce growth in China.

Fiscal 2017 Target TDC $10.2 million 47.90% Performance Share Units 10.63% Base Salary 15.97% Restricted Stock 25.51% Annual Cash Incentive 73.4% at risk

Fiscal 2017 Incentive Payouts

Annual cash incentive. Mr. Cheesewright’s annual cash incentive is based on a combination of total company and Walmart International performance described above on page 61. Mr. Cheesewright’s annual cash incentive is paid in Canadian dollars and is shown below using an exchange rate of 1 CAD = 0.7595 USD, which is an average exchange rate during fiscal 2017.

		Performance	Payout
Performance Metric	Weighting	(% of Target)	(% of Target)	Fiscal 2017 Incentive Payout
Total Company OI	25%	125.0%
			125.0%	$3,245,272
Walmart International OI	50%	125.0%
Walmart International Sales	25%	125.0%

Long-term incentive. Mr. Cheesewright’s long-term performance share units are based on Walmart International sales and total company ROI performance described above on page 62.

Performance Metric	Weighting	3-Year Performance (% of Target)	Number of PSUs Earned
Walmart International Sales	50%
		108.0%	65,324
Total Company ROI	50%

Key Compensation Decisions for Fiscal 2017

For fiscal 2017, the CMDC increased Mr. Cheesewright’s salary by 5.5%, and increased his annual equity award from $6 million to $6.5 million at target. These increases were made in light of his performance and peer group positioning. His annual incentive opportunity was unchanged from fiscal 2016. The CMDC believes that Mr. Cheesewright, as the head of our international retail operations, has responsibilities comparable to many CEO positions within our peer group companies, and that it is likely that he would be recruited for a CEO position in the retail industry or elsewhere. When compared to CEO positions at our peer group companies, Mr. Cheesewright’s compensation is below the median. Mr. Cheesewright received no special awards for fiscal 2017.

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Marc Lore – EVP, President and CEO, U.S. eCommerce

Fiscal 2017 Highlights

○	Joined Walmart in September 2016 when we acquired Jet.com, Inc.

○	We experienced significant growth in e-commerce sales and gross merchandise value in the 4th quarter

○	We continued to expand our online assortment and introduced free two-day shipping on orders of $35 or more

○	We continued to pursue acquisitions of complimentary e-commerce retailers, resulting in several such acquisitions in late fiscal 2017 and early fiscal 2018

Fiscal 2017 Target TDC $9.4 million 47.87% Performance Share Units 10.64% Base Salary 15.96% Restricted Stock 25.53% Annual Cash Incentive 73.4% at risk

Fiscal 2017 Incentive Payouts

Annual cash incentive. Mr. Lore’s fiscal 2017 annual cash incentive was based on the total company operating and sales performance described above on page 61. His payout was prorated based on the portion of the fiscal year he was employed by Walmart.

		Performance	Payout
Performance Metric	Weighting	(% of Target)	(% of Target)	Fiscal 2017 Incentive Payout
Total Company OI	75%	125.0%
			119.2%	$1,055,136
Total Company Sales	25%	101.8%

Long-term incentive. Mr. Lore’s long-term performance share units are based on total company sales and total ROI performance described above on page 62. Because Mr. Lore joined our company in September 2016, he received his first annual equity grant in January 2017 and did not receive a long-term incentive payout for fiscal 2017.

Key Compensation Decisions for Fiscal 2017

When he joined our company, Mr. Lore’s compensation was benchmarked against comparable positions at technology companies and was intended to be in line with compensation for those roles. As discussed in the notes to the Summary Compensation table on page 74. Mr. Lore received an award of restricted stock units in connection with Walmart’s acquisition of Jet.com, Inc. Because these restricted stock units were part of the consideration paid to acquire Jet.com, the CMDC does not consider them part of Mr. Lore’s compensation package and did not consider this award when making decisions regarding Mr. Lore’s compensation.

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8	Other Compensation Programs and Policies

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations for our NEOs and provide each NEO with personal use of our aircraft for a limited number of hours each year. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Additionally, our NEOs are entitled to benefits available to our officers generally, such as participation in the Deferred Compensation Matching Plan, and benefits available to associates generally, including a Walmart discount card, a limited 15 percent match of purchases of Shares through our Associate Stock Purchase Plan, participation in our 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives, and we believe their limited cost is outweighed by the benefits to our company.

What types of retirement and other benefits are our NEOs eligible to receive?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Matching Plan. They may also take advantage of other benefits available more broadly to our associates, such as our 401(k) Plan. With the exception of Mr. Cheesewright, who has an interest in a pension plan related to his prior employment with our U.K. subsidiary, our NEOs do not participate in any pension or other defined benefit retirement plan. Mr. Cheesewright is not eligible to make any further contributions to this U.K. pension plan.

What are our practices for granting equity awards?

Timing of Equity Awards. The CMDC meets each January to approve and grant annual equity awards to our Executive Officers, including our NEOs, for the upcoming fiscal year. Because of the timing of these meetings, these equity grants are reported in the executive compensation tables appearing in this proxy statement as granted during the most recently completed fiscal year. The CMDC meets again in February and/or March to establish the performance goals applicable to the performance share units and any other performance-based equity granted at the January meeting.

Any special equity grants to Executive Officers during the year are approved by the CMDC at a meeting or by unanimous written consent.

Option Exercise Prices. We have not granted stock options to our Executive Officers since 2007, and stock options are not currently a part of our executive compensation program. If and when we grant stock options in the future, the exercise price will be equal to the fair market value of our common stock on the date of grant.

Does the CMDC take tax consequences into account when setting executive compensation?

Yes. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to certain of our NEOs is generally not deductible by our company unless it is performance-based. The CMDC considers the deductibility of the compensation paid to our NEOs when designing and approving executive compensation. A significant portion of the compensation awarded to our NEOs is intended to satisfy the requirements for deductibility under Section 162(m). Additionally, early in fiscal 2017, the CMDC adopted a policy requiring our “covered employees” to defer annual restricted stock grants until after they separate from employment from Walmart, subject to certain exceptions. However, to maintain flexibility to compensate our Executive Officers in a manner designed to promote our long-term goals and objectives, the CMDC has not adopted a policy that all compensation must be deductible or have the most favorable tax or accounting treatment available to our company. Rather, in certain circumstances, the CMDC may determine that it is in the best interests of our company to award a particular form of compensation, even if our company may not be able to deduct all of that compensation under federal tax laws.

Do we have employment agreements with our NEOs?

We do not have employment agreements with any of our NEOs. Our NEOs and other Executive Officers are employed on an at-will basis.

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Do we have severance agreements with our NEOs?

We have entered into a non-competition agreement with each NEO. As described in more detail under “Potential Payments Upon Termination or Change in Control” on page 85, for each of our NEOs other than Mr. Lore, these agreements provide that, if we terminate the NEO’s employment for any reason other than his or her violation of company policy, we will generally make limited severance payments to the NEO.

Under these agreements, each NEO other than Mr. Lore has agreed that for a period of time following his or her termination of employment, he or she will not participate in a business that competes with us and will not solicit our associates for employment. For purposes of these agreements, a competing business generally means any retail, wholesale, or merchandising business that sells products of the type sold by Walmart with annual revenues in excess of certain thresholds.

In connection with our acquisition of Jet.com, Inc., we entered into a non-competition agreement with Mr. Lore under which he agreed that for a period of time from the closing date of the acquisition he will not participate in a business that competes with us and will not solicit our associates for employment. For purposes of this agreement, a competing business generally means a business engaged in e-commerce, selling goods, groceries, merchandise or services directly online or through an online marketplace.

These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period of time after leaving our company, or, in the case of Mr. Lore, within a reasonable period of time after the acquisition of Jet.com, Inc. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.

Does our compensation program contain any provisions addressing the recovery or non-payment of compensation in the event of misconduct?

Yes. Our MIP and our Stock Incentive Plan both provide that we will recoup awards to the extent required by Walmart policies. Furthermore, our MIP provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Global Statement of Ethics, at all times. It further provides that if the CMDC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CMDC determines that an associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested equity awards. In addition, both the MIP and the Stock Incentive Plan provide that all awards under these plans, whether or not previously paid or deferred, will be subject to the company’s policies and applicable law regarding clawbacks in effect from time to time.

Are our NEOs subject to any minimum requirements regarding ownership of our stock?

Yes. Our senior officers have been subject to stock ownership guidelines since 2003. In June 2013, our Board enhanced the stock ownership guidelines applicable to our CEO and senior officers, as follows:

○	our CEO must maintain beneficial ownership of unrestricted Shares having a market value equal to seven times his current annual base salary; and

○	our other NEOs and certain other senior officers must maintain beneficial ownership of unrestricted Shares having a market value equal to five times his or her current annual base salary.

The CEO and other senior officers must satisfy these stock ownership guidelines no later than the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines. If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. Further, as noted below, any pledged Shares would not be counted when determining whether the officer is in compliance with the guidelines. Currently, each of our NEOs is in compliance with our stock ownership guidelines.

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Are there any restrictions on an NEO’s ability to engage in transactions involving Walmart stock?

Yes. Our Insider Trading Policy contains the following restrictions:

○	Our directors and Executive Officers may trade in our stock only during open window periods, and then only after they have pre-cleared such transactions with our Corporate Secretary.

○	Our directors and Executive Officers may not enter into trading plans pursuant to SEC Rule 10b5-1 without having such plans pre-approved by our Corporate Secretary.

○	Our directors and Executive Officers may not at any time engage in hedging transactions (such as swaps, puts and calls, collars, and similar financial instruments) that would eliminate or limit the risks and rewards of Walmart stock ownership.

○	Our directors and Executive Officers may not at any time engage in any short selling, buy or sell options, puts or calls, whether exchange-traded or otherwise, or engage in any other transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.

○	Our directors and Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.

○	Before using Walmart stock as collateral for any other borrowing, our directors and Executive Officers must satisfy the following requirements:

•	The pledging arrangement must be pre-approved by Walmart’s Corporate Secretary; and

•	Any Walmart Shares pledged will not be counted when determining whether the director or Executive Officer is in compliance with our stock ownership guidelines.

Currently, none of our directors or Executive Officers has any pledging arrangements in place involving Walmart stock.

Compensation Committee Report

The CMDC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on that review and discussion, the CMDC recommended to the Board that the CD&A be included in this proxy statement.

The CMDC submits this report:

Marissa A. Mayer

Steven S Reinemund

Kevin Y. Systrom

Linda S. Wolf, Chair

Risk Considerations in our Compensation Program

The CMDC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our associates generally, including any risks that may arise from our compensation program. We do not believe that our compensation policies and practices for our associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

○	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

○	Our performance-based compensation is balanced between an annual incentive and a long-term incentive program. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.

○	Our incentive compensation programs reward performance based on a mix of operating income-based metrics, sales-based metrics, and return on investment. We believe that this mix of performance metrics mitigates any incentive to seek to maximize performance under one metric to the detriment of performance under other metrics. For example, our long-term performance share plan is based equally on sales and ROI performance. We believe that this structure mitigates any incentive to pursue strategies that would increase our sales at the detriment of ROI performance. The CMDC regularly reviews the mix and weightings of the performance metrics used in our incentive compensation programs and has concluded that they are aligned with our strategy and provide appropriate incentives to encourage sustainable shareholder value creation.

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○	Maximum payouts under both our annual cash incentive plan and our performance share program are capped at 125% and 150% of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.

○	A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment or area of responsibility to the detriment of our company as a whole.

○	Our senior executives are subject to robust stock ownership guidelines, which we believe motivate our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

○	Our performance-based incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.

○	Our Executive Officers’ cash incentive payments are subject to reduction or elimination if compliance objectives are not satisfied.

Finally, our cash incentive plan and our Stock Incentive Plan both contain robust “clawback” provisions under which awards may be recouped or forfeited if an associate has not complied with our policies, including our Global Statement of Ethics, or has committed acts detrimental to the best interests of our company.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the CMDC or the predecessor committee at any time during fiscal 2017 were officers or associates of Walmart or were former officers or associates of Walmart. Further, none of the members who served on the CMDC or the predecessor committee at any time during fiscal 2017 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Related Person Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Walmart or as a member of the CMDC or the predecessor committee.

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Executive Compensation Tables

Summary Compensation

Name and Principal Position (a)	Fiscal Year ended Jan. 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
C. Douglas McMillon	2017	1,278,989	0	15,224,706	4,851,561	510,155	486,732	22,352,143
President and CEO	2016	1,263,231	0	14,270,786	3,406,971	404,755	463,054	19,808,797
	2015	1,200,930	0	14,597,374	2,878,272	322,359	393,673	19,392,608
M. Brett Biggs	2017	854,670	0	3,176,574	2,026,251	101,880	249,785	6,409,160
Executive Vice President	2016	623,126	0	6,864,337	924,965	81,490	119,140	8,613,058
and CFO
Gregory S. Foran	2017	1,006,424	0	6,650,490	2,861,535	7,731	1,027,673	11,553,853
Executive Vice	2016	976,334	0	7,035,147	2,491,090	5,929	1,035,779	11,544,279
President	2015	846,910	500,000	15,781,823	1,273,491	4,084	1,128,815	19,535,123
David Cheesewright	2017	1,071,743	0	6,501,522	3,245,272	771,184	962,853	12,552,574
Executive Vice	2016	1,033,037	500,939	5,880,740	2,470,649	0	286,240	10,171,605
President	2015	1,152,850	551,852	5,598,373	2,503,814	605,579	252,586	10,665,054
Marc Lore	2017	346,154	0	242,449,136	1,055,136	0	26,113	243,876,539
Executive Vice
President

Explanation of information in the columns of the table:

Name and Principal Position and Fiscal Year ended Jan. 31 (columns (a) and (b))

Mr. Biggs was an NEO for the first time in fiscal 2016. Accordingly, only information relating to his fiscal 2016 and fiscal 2017 compensation is included in the compensation tables and related discussions of NEO compensation. Mr. Lore became an associate in September 2016 upon Walmart’s acquisition of Jet.com and was an NEO for the first time in fiscal 2017; therefore, only information relating to his fiscal 2017 compensation is included in the compensation tables and related discussions of NEO compensation.

Salary (column (c))

Represents salaries earned during the fiscal years shown. Mr. Cheesewright’s salary is paid in Canadian dollars, and is reported here using an average exchange rate during fiscal 2017 of 1 CAD = 0.7595 USD, during fiscal 2016 of 1 CAD = 0.7730 USD, and during fiscal 2015 of 1 CAD = 0.8984 USD. Mr. McMillon and Mr. Biggs elected to defer $130,000 and $247,000 of their fiscal 2017 base salaries, respectively, under the Deferred Compensation Matching Plan.

Stock Awards (column (e))

The amount reported in this column for Mr. Lore includes 3,554,093 restricted stock units (“RSUs”), which were granted to Mr. Lore in connection with Walmart’s acquisition of Jet.com, Inc. Mr. Lore was the founder, largest shareholder, and CEO of Jet.com. These RSUs vest over a five-year period from the date of the closing of this acquisition, as described in more detail in the footnotes to the “Outstanding Equity Awards at Fiscal 2017 Year-End” table on page 79. In order for these RSUs to vest and be paid out, Mr. Lore generally must continue to be employed by Walmart through the various vesting dates. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, any unvested RSUs will continue to vest in accordance with the vesting schedule. More information regarding amounts that may be owed to Mr. Lore in the event his employment terminates under these circumstances can be found in “Potential Payments Upon Termination or Change in Control” on page 85. Because these RSUs were part of the consideration paid by Walmart to acquire Jet.com, the CMDC does not view the RSUs as part of Mr. Lore’s compensation package, and did not consider them when establishing Mr. Lore’s total direct compensation for fiscal 2017 or fiscal 2018. Absent this grant of RSUs, Mr. Lore’s fiscal 2017 total compensation, as reported on the Summary Compensation table, would have been approximately $7.6 million.

The CMDC generally grants equity awards to our Executive Officers each January, just prior to the end of our fiscal year, that are intended as part of each Executive Officer’s compensation opportunity for the following year. Under the SEC’s rules, however, these awards are reported as compensation for the year in which the grant date falls. Accordingly, this column includes, for each NEO, an award of restricted stock (or, in the case of Mr. Cheesewright, restricted stock units) and performance-based restricted stock units approved by the CMDC on January 23, 2017.

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In accordance with SEC rules, the amounts included in this column are the grant date fair value for awards granted in the fiscal years shown, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718), but excluding the effect of any estimated forfeitures of such awards.

The number of performance-based restricted stock units that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance-based restricted stock units included in this column are based on payouts at target, which we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The table below shows the grant date fair value of the performance-based restricted stock units granted to each NEO during fiscal 2017, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout. The grant date fair value of each performance-based restricted stock unit was determined based on the closing price of a Share on the NYSE on the grant date discounted for the expected dividend yield for such Shares during the vesting period:

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
C. Douglas McMillon	2017	11,382,200	17,073,299
M. Brett Biggs	2017	2,426,562	3,639,873
Gregory S. Foran	2017	5,025,496	7,538,274
David Cheesewright	2017	5,025,496	7,538,274
Marc Lore	2017	4,626,339	6,939,538

Option Awards (column (f))

We have omitted this column because we did not grant any option awards to NEOs during fiscal 2017, and stock options are not currently part of our executive compensation program.

Non-Equity Incentive Plan Compensation (column (g))

These amounts represent annual cash incentive payments earned by our NEOs for performance during fiscal 2017, fiscal 2016, and fiscal 2015, respectively, but paid to our NEOs during the following fiscal year. Mr. Cheesewright’s cash incentive is paid in Canadian dollars, and the fiscal 2017 amount is reported here using an average exchange rate during fiscal 2017 of 1 CAD = 0.7595 USD. Certain of our NEOs elected to defer a portion of their annual cash incentive payment for fiscal 2017, as follows:

Name	Amount of Fiscal 2017 Cash Incentive Deferred ($)
C. Douglas McMillon	1,212,890
M. Brett Biggs	1,418,376

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (h))

The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K. Mr. Cheesewright participates in pension plans administered by Asda, the company’s U.K subsidiary. During fiscal 2017, the actuarial present value of Mr. Cheesewright’s accumulated benefit in these plans increased by $771,184 (converting from British Pounds using an average exchange rate during fiscal 2017 of 1 GBP = 1.3418 USD). These pension plans were closed to further accruals in 2011, but participants’ accrued pension balances are adjusted for inflation until they begin to receive distributions from the plan. See the Pension Benefits table on page 81 for more information.

All Other Compensation (column (i))

“All other compensation” for fiscal 2017 includes the following amounts:

Name	401(k) Plan Matching Contributions ($)	Personal Use of Company Aircraft ($)	Company Contributions to Deferred Compensation Plans ($)
C. Douglas McMillon	15,900	80,477	374,510
M. Brett Biggs	15,405	71,303	156,675
Gregory S. Foran	15,900	72,791	0
David Cheesewright	0	225,624	0
Marc Lore	0	26,113	0

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The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, are not included.

“All other compensation” for fiscal 2017 also includes the following amounts:

•	$34,149 in tax gross-ups for Mr. Foran, primarily related to Mr. Foran’s prior expatriate assignments and relocation benefits described above.

•	$878,950 in tax equalization for Mr. Foran related to his prior expatriate assignments. These payments were made to ensure that Mr. Foran does not incur income taxes in both the U.S. and foreign jurisdictions on the same income.

•	$697,691 in tax gross-ups for Mr. Cheesewright, primarily related to Mr. Cheesewright’s use of corporate aircraft to travel from his residence in Canada to the company’s headquarters in Bentonville, Arkansas.

•	Payments to certain of our NEOs in fiscal 2017 related to the final calculation of the performance share units payout for the three-year period ending January 31, 2016. For Mr. Cheesewright, the amount of this payment was $34,958. For other NEOs, these payments are not individually quantified because each of them was less than the threshold set forth in Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.

Certain of the amounts for Mr. Foran described above were paid in Chinese Yuan Renminbi (CNY) and have been reported here using an average exchange rate during fiscal 2017 of 1 CNY = 0.1500 USD.

The amounts in this column for fiscal 2017 also include tax gross-up payments for certain of our other NEOs in amounts less than $10,000. The amounts in this column for fiscal 2017 also include the cost of term life insurance premiums for certain of our NEOs and physical examinations for Mr. Biggs and Mr. Foran, certain relocation expenses for Mr. Foran related to his prior expatriate service, and the cost of tax preparation services for Mr. Foran and Mr. Cheesewright related to their prior expatriate service. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the threshold set forth in Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K.

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Fiscal 2017 Grants of Plan-Based Awards

								All Other
								Stock
								Awards:		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of Shares of Stock or Units (#) (i)		Fair Value of
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards					Stock and Option Awards ($) (l)
		Threshold	Target	Maximum	Threshold	Target	Maximum
	Grant	($)	($)	($)	(#)	(#)	(#)
Name	Date	(c)	(d)	(e)	(f)	(g)	(h)
C. Douglas McMillon		1,144,800	3,052,800	3,816,000
	1/23/17				94,130	188,260	282,390			11,382,200
	1/23/17							57,652	(1)	3,842,506
M. Brett Biggs		490,078	1,306,875	1,633,594
	1/23/17				20,068	40,135	60,203			2,426,562
	1/23/17							11,253	(1)	750,012
Gregory S. Foran		712,584	1,900,224	2,375,280
	1/23/17				41,561	83,121	124,682			5,025,496
	1/23/17							24,381	(1)	1,624,994
David Cheesewright		766,695	2,044,521	2,555,652
	1/23/17				41,561	83,121	124,682			5,025,496
	1/23/17							24,381	(2)	1,476,026
Marc Lore		675,000	1,800,000	2,250,000
	1/23/17				38,260	76,519	114,779			4,626,339
	1/23/17							22,506	(1)	1,500,025
	9/19/16							3,554,093	(3)	236,322,772

Explanation of information in the columns of the table:

Estimated Future Payments Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

The amounts in these columns represent the threshold, target, and maximum amounts of potential annual cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2018. The performance measures and weightings applicable to these awards for each of our NEOs are as follows:

Name	Weighting
C. Douglas McMillon	75% Total Company Operating Income	25% Total Company Sales
M. Brett Biggs	75% Total Company Operating Income	25% Total Company Sales
Gregory S. Foran	25% Total Company Operating Income	25% Walmart U.S. Sales
50% Walmart U.S. Operating Income
David Cheesewright	25% Total Company Operating Income	25% Walmart International Sales
50% Walmart International Operating Income
Marc Lore	75% Total Company Operating Income	25% Total Company Sales

The CD&A provides additional information regarding our annual cash incentive plan. The amounts for Mr. Cheesewright are payable in Canadian dollars and are reported in these columns using an exchange rate of 1 CAD = 0.7595 USD, which is an average exchange rate during fiscal 2017.

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Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f), (g), and (h))

The amounts in these columns represent the threshold, target, and maximum number of Shares that may vest with respect to performance-based restricted stock units granted during fiscal 2017. Holders of performance-based restricted stock units do not earn dividends or enjoy other rights of shareholders until such performance-based restricted stock units have vested. All performance-based restricted stock units granted to our NEOs in fiscal 2017 are scheduled to vest on January 31, 2020, with the number of units vesting based on performance during fiscal 2018. The CD&A provides additional information regarding our performance equity program and the related performance measures. For these grants made in fiscal 2017 related to performance in fiscal 2018, the applicable performance measures are: (i) return on investment; and (ii) sales growth of our company or one of its operating segments, depending on each NEO’s primary area of responsibility. Each NEO’s performance measure weighting for fiscal 2018 is as follows:

Name	Weighting
C. Douglas McMillon	50% Total Company Return on Investment	50% Total Company Sales
M. Brett Biggs	50% Total Company Return on Investment	50% Total Company Sales
Gregory S. Foran	50% Total Company Return on Investment	50% Walmart U.S. Sales
David Cheesewright	50% Total Company Return on Investment	50% Walmart International Sales
Marc Lore	50% Total Company Return on Investment	50% Total Company Sales

All Other Stock Awards: Number of Shares of Stock or Units (column (i))

The amounts in this column represent Shares of restricted stock and restricted stock units granted during fiscal 2017. Restricted stock and restricted stock units vest based on the continued service of the NEO as an associate through the vesting date. Amounts marked with a (1) are Shares of restricted stock scheduled to vest on January 21, 2020, and amounts marked with a (2) are restricted stock units scheduled to vest on January 21, 2020. The amount marked with a (3) represents restricted stock units granted to Mr. Lore in connection with Walmart’s acquisition of Jet.com, Inc., as described above in the footnotes to the Summary Compensation table. These restricted stock units are scheduled to vest in installments through September 28, 2021, as follows: (1) 10% on the first anniversary of the closing of Walmart’s acquisition of Jet.com, Inc.; (2) 1.25% per month for the 12 months between the first and second anniversaries of the closing; (3) 1.67% per month for the 12 months between the second and third anniversaries of the closing; (4) 2.08% per month for the 12 months between the third and fourth anniversaries of the closing; and (5) 2.5% per month for the 12 months between the fourth and fifth anniversaries of the closing. In order for these restricted stock units to vest and be paid out, Mr. Lore generally must continue to be employed by Walmart through the various vesting dates. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, any unvested restricted stock units will continue to vest in accordance with the vesting schedule described above.

All Other Option Awards: Number of Securities Underlying Options and Exercise or Base Price of Option Awards (columns (j) and (k))

These columns are omitted because options are not currently part of our executive compensation program and Walmart did not grant options to NEOs during fiscal 2017.

Grant Date Fair Value of Stock and Option Awards (column (l))

Fair values of equity awards are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures. The grant date fair values of performance-based restricted stock units are based on the probable outcome of those awards on the date of grant. The fair values of performance-based restricted stock units and restricted stock units are discounted for the expected dividend yield during the vesting period. The grant date fair value of the equity awards awarded on January 23, 2017 was determined based on a per-Share amount of $66.65, which was the closing price of a Share on the NYSE on that date. Performance-based restricted stock units granted on January 23, 2017 with a vesting period ending January 31, 2020 were valued using a discounted per-Share value of $60.46. Restricted stock units granted on January 23, 2017 with a vesting date of January 21, 2020 were valued using a discounted per-Share value of $60.54. Restricted stock units granted on September 19, 2016 were valued at a weighted fair value of $66.49/Share.

78    Walmart  |  2017 Proxy Statement  •  Executive Compensation Tables

Outstanding Equity Awards at Fiscal 2017 Year-End

	Stock Awards
			Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
			Number of Unearned Shares,	Market or Payout Value of
Number of Shares or Units of		Market Value of Shares or Units of	Units or Other Rights That Have	Unearned Shares, Units or Other
Stock That Have Not Vested		Stock That Have Not Vested	Not Vested	Rights That Have Not Vested
	(#)	($)	(#)	($)
Name	(g)	(h)	(i)	(j)
C. Douglas McMillon	161,565	10,782,848	705,173	47,063,246
M. Brett Biggs	38,429	2,564,751	155,494	10,377,670
Gregory S. Foran	76,790	5,124,965	311,252	20,772,958
David Cheesewright	66,916	4,465,974	304,522	20,323,798
Marc Lore	3,576,599	238,702,217	114,779	7,660,350

Explanation of information in the columns of the table:

Option Awards (columns (b) through (f))

We have omitted these columns because none of our NEOs held any options to purchase Shares or other Walmart securities as of the end of fiscal 2017.

Number of Shares or Units of Stock that Have Not Vested (column (g))

The amounts in this column represent Shares of restricted stock and restricted stock units with service-based vesting requirements (restricted stock units are identified with an asterisk in the table below), scheduled to vest in amounts and on the dates shown in the following table:

Vesting Date	C. Douglas McMillon	M. Brett Biggs	Gregory S. Foran	David Cheesewright	Marc Lore
February 7, 2017	—	9,003	—	—	—
April 4, 2017	—	3,256	2,605*	—	—
August 22, 2017	—	—	3,404*	—	—
January 26, 2018	43,354	—	18,335	16,924*	—
February 15, 2018	—	—	2,454*	—	—
March 13, 2018	—	3,097	—	—	—
January 25, 2019	60,559	11,820	25,611	25,611*	—
January 21, 2020	57,652	11,253	24,381	24,381*	22,506

In addition, the amount for Mr. Lore shown in this column includes 3,554,093 restricted stock units granted to Mr. Lore on September 19, 2016 in connection with Walmart’s acquisition of Jet.com, Inc., as described above in the footnotes to the Summary Compensation table. These restricted stock units are scheduled to vest in installments through September 28, 2021, as follows: (1) 10% on the first anniversary of the closing of Walmart’s acquisition of Jet.com, Inc.; (2) 1.25% per month for the 12 months between the first and second anniversaries of the closing; (3) 1.67% per month for the 12 months between the second and third anniversaries of the closing; (4) 2.08% per month for the 12 months between the third and fourth anniversaries of the closing; and (5) 2.5% per month for the 12 months between the fourth and fifth anniversaries of the closing. In order for these restricted stock units to vest and be paid out, Mr. Lore generally must continue to be employed by Walmart through the various vesting dates. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, any unvested restricted stock units will continue to vest in accordance with the vesting schedule described above.

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Market Value of Shares or Units of Stock That Have Not Vested (column (h))

This column shows the market value of the Shares of restricted stock and restricted stock units in column (g), based on the closing price of a Share on the NYSE on the last trading day of fiscal 2017 ($66.74 on January 31, 2017).

Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (column (i))

The amounts in this column represent performance share units and performance-based restricted stock units held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A and in the notes to the Summary Compensation and Fiscal 2017 Grants of Plan-Based Awards tables. The amounts in this column assume that performance share units and performance-based restricted stock units will vest at maximum levels. The maximum number of Shares scheduled to vest for each of the NEOs on January 31, 2018, 2019, and 2020 if maximum level performance goals are met are as follows:

	Scheduled to Vest	Scheduled to Vest	Scheduled to Vest
Name	1/31/2018	1/31/2019	1/31/2020
C. Douglas McMillon	164,855	257,928	282,390
M. Brett Biggs	44,947	50,344	60,203
Gregory S. Foran	69,888	108,802	124,682
David Cheesewright	67,665	112,175	124,682
Marc Lore	—	—	114,779

This column also includes 7,880 Shares of performance-based restricted stock held by Mr. Foran scheduled to vest on January 31, 2018. The vesting of these Shares is contingent on satisfying a performance goal as described in the CD&A.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

This column shows the market value of the performance share units in column (i), assuming payouts at maximum levels and based on the closing price of a Share on the NYSE on the last trading day of fiscal 2017 ($66.74 on January 31, 2017).

Fiscal 2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares		Shares	Realized on
	Acquired	Value Realized	Acquired on Vesting	Vesting
	on Exercise	on Exercise	(#)	($)
Name	(#)(b)	($)(c)	(d)	(e)
C. Douglas McMillon	75,063	1,585,113	195,819	13,523,556
M. Brett Biggs	—	—	44,405	3,079,447
Gregory S. Foran	—	—	81,763	5,713,945
David Cheesewright	—	—	85,480	5,906,932
Marc Lore	—	—	—	—

Explanation of information in the columns of the table:

Value Realized on Exercise (column (c))

This amount equals the difference between the market price of a Share on the NYSE on the exercise date and the option exercise price, multiplied by the number of Shares acquired upon exercise.

Number of Shares Acquired on Vesting (column (d))

12,937 of the shares shown for Mr. Foran represent the vesting of cash-settled awards. The receipt of certain of the shares shown in this column was deferred until a future date, as shown on the table below:

Name	Shares Deferred (#)
C. Douglas McMillon	82,191
M. Brett Biggs	37,122
Gregory S. Foran	16,889

Value Realized on Vesting (column (e))

The values in this column equal the number of Shares vested multiplied by the fair market value of a Share, as defined in the Stock Incentive Plan, on the various vesting dates.

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Pension Benefits

		Number of Years Credited Service	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	(1)	($)
David Cheesewright	Asda Group Pension Scheme	11.5	2,301,204		0
	Asda Unfunded Unapproved Retirement Benefit Scheme	11.1	2,388,422		0

(1)	These amounts were valued in Great British Pounds (GBP) and have been reported here using an average currency exchange rate during fiscal 2017 of 1 GBP = 1.3418 USD.

In connection with his former employment with Asda Group Limited (“Asda”), Walmart’s United Kingdom subsidiary, Mr. Cheesewright is a participant in the Asda Group Pension Scheme, the pension plan for colleagues of Asda. The plan provides for an annual pension, payable for life, based on the participant’s years of participation in the plan and salary at the date of retirement from Asda. Pension benefits are generally payable beginning at age 60, but a participant may receive payments beginning at age 55, subject to a reduction in the pension amount. Both before and after payment commences, the pension amount increases in line with inflation, subject to an annual limitation. On death either before or after payment commences, the plan provides for payment of spouse’s and dependents’ pensions. Mr. Cheesewright’s balance in this plan was partially funded by his own contributions to the plan and partially funded by Asda. The Asda Group Pension Scheme was frozen to new accruals in February 2011.

Also in connection with his former employment with Asda, Mr. Cheesewright participates in the Asda Unfunded Unapproved Retirement Benefits Scheme, a non-tax qualified pension plan which commenced in January 2000 and was open to Asda colleagues with salary in excess of the salary cap that applied in the Asda Group Pension Scheme. The Asda Unfunded Unapproved Retirement Benefits Scheme provides benefits using the same accrual formula as the Asda Group Pension Scheme, but benefits are limited according to a salary cap based on seniority. Mr. Cheesewright did not contribute to this plan and his plan balance will be funded by Asda. The Asda Unfunded Unapproved Retirement Benefits Scheme was frozen to new accruals in February 2011.

The table above reflects the present value of benefits accrued by Mr. Cheesewright from the Asda Group Pension Scheme and the Asda Unfunded Unapproved Retirement Benefits Scheme. The amounts were computed in accordance with U.S. GAAP using the following assumptions: (i) a retirement age of 60 (the earliest age at which Mr. Cheesewright could retire without any benefit reduction due to age); (ii) a discount rate of 2.7% per year; and (iii) an assumed inflation rate 3.4% per year.

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Fiscal 2017 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
C. Douglas McMillon	6,941,167	374,510	2,481,699	0	73,413,096
M. Brett Biggs	4,249,739	156,675	335,057	219,088	11,791,886
Gregory S. Foran	1,181,632	0	88,662	0	3,225,313
David Cheesewright	0	0	0	0	0
Marc Lore	0	0	0	0	0

Explanation of information in the columns of the table:

Executive Contributions in Last FY (column (b))

These amounts represent salary, cash incentive payments, and/or the value of equity awards that vested during fiscal 2017 but the receipt of which was deferred. This includes amounts earned during fiscal 2017 but credited to NEOs’ deferred compensation accounts after the end of fiscal 2017. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2017. Deferrals of equity awards were deferred upon vesting pursuant to an election made in a prior year by the NEO or pursuant to the terms of the awards, and deferred equity is valued using the closing Share price on the NYSE on the deferral date. The following table shows the deferred portion of each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2017, and the form of deferral:

Name	Contributions	Form of Deferral	Amount($)
C. Douglas McMillon	Salary	Cash	130,000
	Cash Incentive	Cash	1,212,890
	Equity	Share Units	5,590,900
	Equity	Cash	7,377
M. Brett Biggs	Salary	Cash	247,000
	Cash Incentive	Cash	1,418,376
	Equity	Share Units	2,583,565
	Equity	Cash	798
Gregory S. Foran	Salary	Cash	0
	Cash Incentive	Cash	0
	Equity	Share Units	1,181,632

Company Contributions in Last FY (column (c))

The amounts in this column represent participation incentive contributions under the ODCP and matching contributions to the DCMP, as shown in the table below. See “Walmart’s Deferred Compensation Plans” on page 84 for more information on company contributions under these plans.

Name	ODCP Participation Incentive ($)	DCMP Matching Contributions ($)
C. Douglas McMillon	22,996	351,514
M. Brett Biggs	0	156,675

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Aggregate Earnings in Last FY (column (d))

The amounts in this column represent all interest on ODCP and DCMP account balances, SERP earnings, and dividend equivalents and interest earned on dividend equivalents in equity deferral accounts under the Stock Incentive Plan during fiscal 2017, as shown in the table below. The “above market” portion of this interest and earnings is included in the fiscal 2017 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name	ODCP Interest ($)	DCMP Interest ($)	SERP Interest ($)	Dividend Equivalents and Interest ($)
C. Douglas McMillon	919,328	288,704	49,838	1,223,829
M. Brett Biggs	145,564	112,734	8,868	67,891
Gregory S. Foran	0	15,674	0	72,988

Aggregate Withdrawals/Distributions (column (e))

The amounts in this column represent the value of Shares of previously deferred restricted stock that were distributed during fiscal 2017. The amount reported in this column represents the fair market value of the Shares on the distribution date, plus dividend equivalents and interest on such dividend equivalents.

Aggregate Balance at Last FYE (column (f))

The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table. The deferred equity amounts included in the table below are valued using the closing Share price on the NYSE on the last trading day of fiscal 2017, with the exception of deferred performance share units with a performance period ending January 31, 2017 which are valued using the fair market value of a Share, as defined in the Stock Incentive Plan, on March 10, 2017, the date such performance shares were credited to the NEOs’ deferral accounts.

Name	Amount Previously Reported on Summary Compensation Table ($)	Fiscal Years When Reported
C. Douglas McMillon	39,204,859	2009-2016
M. Brett Biggs	543,972	2016
Gregory S. Foran	633,298	2015-2016

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Walmart’s Deferred Compensation Plans

Under the Deferred Compensation Matching Plan, which took effect on February 1, 2012, officers may elect to defer base salary and cash incentive amounts until separation of employment or until a specified payment date. Interest accrues on amounts deferred at an interest rate set annually based on the ten-year Treasury note yield on the first business day of January plus 2.70%. For fiscal 2017, the interest rate was 4.94%. In addition, our company allocates to each participant’s Deferred Compensation Matching Plan account a matching contribution of up to 6% of the amount by which the participant’s base salary and cash incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the fiscal year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral.

The Deferred Compensation Matching Plan replaced the Officer Deferred Compensation Plan. Participants may no longer elect to defer amounts into the Officer Deferred Compensation Plan. However, participants’ Officer Deferred Compensation Plan account balances will continue to earn interest at the same rate as Deferred Compensation Matching Plan balances until distribution. Additionally, participants who made contributions to the Officer Deferred Compensation Plan in prior years continue to earn incentive contributions to their Officer Deferred Compensation Plan accounts, as follows:

○	In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20% of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amounts (the “20% Increment”) in each of the first six years of the participant’s deferrals.

○	In the eleventh and subsequent years of continuous employment, the 20% Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.

○	In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an amount equal to 10% of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20% of base salary) plus accrued interest on such amount (the “10% Increment”) in each of the first six years of the participant’s deferrals.

○	In the sixteenth and subsequent years of continuous employment, the 10% Increment is credited based on the amount deferred 10 years earlier, plus earnings thereon.

Only contributions to the Officer Deferred Compensation Plan are taken into account for purposes of calculating the 20% Increment and 10% Increment; contributions to the Deferred Compensation Matching Plan are not considered.

The SERP was designed to supplement the historic profit sharing portion of the Walmart 401(k) Plan by providing mirror contributions to participants’ accounts in excess of applicable compensation limits set by the Internal Revenue Service. Because the Walmart 401(k) Plan was amended in 2011 to eliminate the profit sharing component, the SERP was frozen to new contributions as of January 31, 2013. The matching contribution component of the Deferred Compensation Matching Plan is intended to replace the company contribution previously made to participants under the SERP.

Finally, officers may also elect to defer the receipt of equity awards granted under the Stock Incentive Plan until a specified payout date or until after separation from employment with Walmart. Any deferrals of vested Shares or Share units are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Matching Plan.

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Potential Payments Upon Termination or Change in Control

Most of our company’s plans and programs, including our deferred compensation plans and the terms of our equity awards, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Our company does not have any employment agreements with its NEOs. Furthermore, our plans and programs do not have any provisions under which our NEOs would be entitled to payments, accelerated equity vestings, or any other benefits upon a change in control of our company.

Non-competition agreements. Our company has entered into a non-competition agreement with each of our NEOs. For each of our NEOs other than Mr. Lore, these agreements provide that the NEO is prohibited from participating in a business that competes with our company and from soliciting our company’s associates for employment for a specified period of time after his or her employment with Walmart terminates. For purposes of these agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. Except for Mr. Cheesewright, each agreement also provides that, if Walmart terminates an NEO’s employment for any reason other than his or her violation of Walmart policy, our company will generally pay the NEO an amount equal to two times the NEO’s base salary over a two-year period. In the case of Mr. Cheesewright, the company would be obligated to pay him an amount equal to one year base salary, plus payments equal to his average annual incentive payment under the MIP over the immediately preceding three fiscal years, as well as the cost of health and dental care for one year.

The non-competition agreement with Mr. Lore provides that, for a period of five years from Walmart’s acquisition of Jet.com, Mr. Lore will not participate in any e-commerce business, including brick and mortar retailers with e-commerce operations, and will not solicit for employment or hire Walmart’s associates.

In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of January 31, 2017, the maximum total payments by our company to each continuing NEO under such termination circumstances would be as follows:

C. Douglas McMillon	$2,544,000
M. Brett Biggs	$1,700,000
Gregory S. Foran	$2,010,818
David Cheesewright	$2,893,537*
*	converted from Canadian dollars to US dollars using an exchange rate of 1 CAD = 0.7595 USD, which is an average exchange rate during fiscal 2017.

Equity awards. Certain equity awards granted under our Stock Incentive plan held by our NEOs provide for accelerated vesting in the event employment is terminated under certain circumstances:

○	Restricted stock and restricted stock units. Under the terms of most of our outstanding equity awards, in the event of the death of an NEO after his or her tenth year of service with our company, all unvested restricted stock and restricted stock units held by such NEO granted during the prior three years would generally vest. In addition, certain restricted stock awards held by our NEOs provide that any Shares that would have vested within 90 days of his or her termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested restricted stock and restricted stock units do not vest and are forfeited.

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The following table shows the value of all unvested restricted stock and restricted stock units that would have vested upon the death or disability of certain of our NEOs on January 31, 2017 (based on the closing price of a Share on the NYSE on the last trading day of the fiscal year ($66.74 on January 31, 2017)):

	Upon Death ($)	Upon Disability ($)
C. Douglas McMillon	6,935,154	0
M. Brett Biggs	1,607,032	818,166
Gregory S. Foran	173,858	173,858
David Cheesewright	1,709,278	0

In addition, as described above in the footnotes to the Summary Compensation table, Mr. Lore was granted 3,554,093 restricted stock units in connection with Walmart’s acquisition of Jet.com. These RSUs vest over a five-year period from the date of the closing of this acquisition, as described in more detail in the footnotes to the “Outstanding Equity Awards at Fiscal 2017 Year-End” table on page 79. In order for these RSUs to vest and be paid out, Mr. Lore generally must continue to be employed by Walmart through the various vesting dates. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, any unvested RSUs will continue to vest in accordance with the vesting schedule. If Walmart were to have terminated Mr. Lore without cause or Mr. Lore were to have resigned for good reason effective January 31, 2017, the value of these restricted stock units would have been $237,200,167 (based on the closing price of a Share on the NYSE on the last trading day of the fiscal year ($66.74 on January 31, 2017)).

○	Performance share units. Certain performance share units held by our NEOs provide that in the event of the NEO’s death after 10 years of service with our company, his or her performance share units would vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. Additionally, certain performance share unit awards provide that if an NEO’s employment terminates by reason of disability or by reason of death prior to completing 10 years of service with our company, a prorated portion of his or her performance share units would vest, based upon the number of full calendar months during the applicable performance cycle during which the NEO was employed. Upon termination of employment for any other reason, unvested performance share units generally do not vest and are forfeited. The following table shows the estimated value of all performance share units that would have vested upon an NEO’s death or disability on January 31, 2017 (based on the closing price of a Share on the NYSE on the last trading day of the fiscal year ($66.74 on January 31, 2017) and assuming that target performance goals are achieved for each grant of performance share units):

	Upon Death ($)	Upon Disability ($)
C. Douglas McMillon	20,805,594	9,817,184
M. Brett Biggs	4,113,320	1,951,257
Gregory S. Foran	4,151,711	4,151,711
David Cheesewright	8,516,358	3,962,519

The CMDC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.

Cash Merger Consideration. As described under “Fiscal 2017 Review of Related Person Transactions” on page 39, as part of the consideration for Walmart’s acquisition of Jet.com in September 2016, Walmart is obligated to pay Mr. Lore approximately $397 million over a five-year period subsequent to the closing date of the acquisition. In order to be entitled to these payments, Mr. Lore generally must continue to be employed by Walmart through the various payment dates. However, if Walmart terminates Mr. Lore’s employment without cause, or Mr. Lore resigns for good reason, Mr. Lore would continue to be entitled to the remaining payments in accordance with the payment schedule.

Deferred Compensation Plans. Finally, certain of our NEOs also participate in our deferred compensation plans, the terms of which are described above under “Walmart’s Deferred Compensation Plans.” Upon termination of employment, our NEOs would generally be entitled to the balances in their deferred compensation accounts as disclosed in the Fiscal 2017 Nonqualified Deferred Compensation table above.

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Equity Compensation Plan Information

The following table provides certain information as of the end of fiscal 2017 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	37,424,074	(1)	57.87	(2)	254,503,761	(3)
Equity compensation plans not approved by security holders	3,554,093	(4)	—		—
TOTAL	40,978,167		57.87	(2)	254,503,761
(1)	In addition to options to purchase Shares, this amount includes 9,654,681 Shares that may be issued upon the vesting of performance shares granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of these performance shares if maximum performance goals are achieved for each performance cycle, and 20,723,166 Shares that may be issued upon the vesting of restricted stock units granted under the Stock Incentive Plan. This amount also includes 1,872,862 Shares deferred in the form of Shares by officers and Outside Directors. This amount also includes 4,880,080 Shares available under equity compensation plans in which associates of ASDA participate.
(2)	Represents the weighted average exercise price of options to purchase 293,285 Shares and the rights to acquire 4,880,080 Shares that may be issued under the equity compensation plans for ASDA associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.
(3)	This amount includes 124,099,181 shares available under the 2016 Associate Stock Purchase Plan.
(4)	This amount includes 3,554,093 restricted stock units issued to Marc Lore, an Executive Officer of Walmart, as part of Walmart’s acquisition of Jet.com, Inc. For additional information about the restricted stock units issued to Mr. Lore, see the footnotes to the Summary Compensation table beginning on page 74.

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Stock Ownership

Holdings of Major Shareholders

The following table lists the beneficial owners of greater than 5% of the Shares outstanding as of April 7, 2017. As of April 7, 2017, there were 3,031,556,234 Shares outstanding.

			Shared Voting and Investment Power
							Other Indirect
	Direct or Indirect				Shared, Indirect		Ownership
	Ownership with		Shared, Indirect		Ownership		with Shared
Name and	Sole Voting		Ownership		Through the Walton		Voting and
Address of	and Investment		Through Walton		Family Holdings		Investment			Percent of
Beneficial Owner(1)	Power		Enterprises, LLC	(1)	Trust	(1)	Power		Total	Class
Alice L. Walton	6,748,580		1,415,891,131	(3)	131,205,978	(4)	1,587,988	(5)(6)(7)	1,555,433,677	51.31%
Jim C. Walton	10,507,224	(2)	1,415,891,131	(3)	131,205,978	(4)	1,360,148	(6)(7)	1,558,964,481	51.42%
John T. Walton Estate	0		1,415,891,131	(3)	0		0		1,415,891,131	46.71%
Trust
S. Robson Walton	3,342,758		1,415,891,131	(3)	131,205,978	(4)	83,052	(8)	1,550,522,919	51.15%

(1)	The business address of Alice L. Walton, Jim C. Walton, the John T. Walton Estate Trust, S. Robson Walton, Walton Enterprises, LLC, and the Walton Family Holdings Trust is P.O. Box 1508, Bentonville, Arkansas, 72712.

(2)	Jim C. Walton has pledged 4,251,488 of the Shares directly owned by him as security for a line of credit extended to a company not affiliated with Walmart. This pledge complies with Walmart’s lnsider Trading Policy as described on page 72.

(3)	Walton Enterprises, LLC holds a total of 1,415,891,131 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as cotrustees of the John T. Walton Estate Trust, which is also a managing member of Walton Enterprises, LLC. The managing members of Walton Enterprises, LLC have the power to sell and vote those Shares.

(4)	The Walton Family Holdings Trust holds a total of 131,205,978 Shares. Alice L. Walton, Jim C. Walton, and S. Robson Walton, as cotrustees, share voting and dispositive power.

(5)	This number includes Shares held by various trusts and corporations organized and operated for charitable purposes as to which Alice L. Walton shares voting and dispositive power.

(6)	The number includes 2,174 Shares held by a trust as to which Jim C. Walton, Alice L. Walton, and an entity under her control, as cotrustees, share voting and dispositive power.

(7)	This number includes 1,357,974 Shares held by a partnership as to which Jim C. Walton, as a trustee of a certain trust that is a general partner thereof, shares voting and dispositive power with Alice L. Walton, as a trustee of certain trusts that are general partners thereof, and with certain of their nieces and nephews, the other general partners thereof.

(8)	This number includes Shares held by various trusts in which S. Robson Walton, as cotrustee thereof, shares voting and dispositive power.

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Holdings of Officers and Directors

This table shows the number of Shares held by each director, director nominee, and NEO on April 7, 2017. It also shows the Shares held by all of Walmart’s directors, the director nominee, and Executive Officers as a group on that date. As of April 7, 2017, there were 3,031,556,234 Shares outstanding.

	Direct or Indirect
	with Sole Voting	Indirect with
	and Investment	Shared Voting and		Percent of
Name of Beneficial Owner	Power(1)	Investment Power	Total	Class
M. Brett Biggs	107,785	0	107,785	*
James I. Cash, Jr.	36,115	0	36,115	*
David Cheesewright	204,168	0	204,168	*
Pamela J. Craig	8,597	0	8,597	*
Timothy P. Flynn	33,184	0	33,184	*
Gregory S. Foran	170,996	0	170,996	*
Carla A. Harris	0	0	0	*
Thomas W. Horton	5,980	0	5,980	*
Marc E. Lore	3,576,599	0	3,576,599	*
Marissa A. Mayer	19,165	0	19,165	*
C. Douglas McMillon(2)	941,391	158,263	1,099,654	*
Gregory B. Penner	43,397	1,388,194	1,431,591	*
Steven S Reinemund	19,624	0	19,624	*
Kevin Y. Systrom	10,208	0	10,208	*
S. Robson Walton(3)	3,342,758	1,547,180,161	1,550,522,919	51.15%
Steuart L. Walton	239,694	0	239,694	*
Linda S. Wolf	38,963	2,675	41,638	*
Directors, Director Nominee, and Executive Officers as a Group (22 persons)	9,057,102	1,548,729,293	1,557,786,395	51.39%

*	Less than 1%

(1)	These amounts include Shares of unvested restricted stock and restricted stock units held by certain Executive Officers and stock units deferred by certain Outside Directors and certain Executive Officers. For Gregory S. Foran, this amount includes 5,828 restricted stock units and 14,100 deferred stock units that settle in the form of cash upon vesting or payout. These amounts also include Shares that the following persons had a right to acquire within 60 days after April 7, 2017, through the exercise of stock options and vested Shares they hold in the 401(k) Plan:

Shares held in the
Name	401(k) Plan
C. Douglas McMillon	1,669
Directors, Director Nominee, and Executive Officers as a Group (22 persons)	4,801

(2)	C. Douglas McMillon also holds 1,900 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V. and 1,200 American Depository Receipts of Massmart Holdings Ltd. Another Executive Officer who is not an NEO also owns 544 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V. These holdings represent less than 1% of each class of security.

(3)	The amount shown for S. Robson Walton includes 1,415,891,131 Shares held by Walton Enterprises, LLC and 131,205,978 held by the Walton Family Holdings Trust.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Walmart’s directors, Executive Officers, and persons who own more than 10% of the outstanding Shares to file reports of Share ownership and changes in Share ownership with the SEC. SEC regulations require Walmart to identify anyone who failed to file a required report or filed a late report during fiscal 2017. Walmart believes that all Section 16(a) filing requirements were timely met during fiscal 2017 except that, due to an administrative oversight, the withholding of Shares to pay taxes due upon the vesting of previously reported restricted stock or restricted stock units granted to certain Executive Officers were reported a few days late. As a result, Daniel J. Bartlett, David Cheesewright, Jeffrey J. Gearhart, and C. Douglas McMillon were each late in filing one report relating to one tax withholding transaction, and Neil M. Ashe and Rosalind G. Brewer were each late in filing two reports, each relating to a tax withholding transaction.

90    Walmart  |  2017 Proxy Statement  •  Stock Ownership

Proposal No. 4

Ratification of Independent Accountants

Although shareholder ratification is not required, we are asking shareholders to ratify the appointment of EY as the company’s independent accountants for fiscal 2018 at the 2017 Annual Shareholders’ Meeting because the Board believes it is a good corporate governance practice. The Audit Committee will take shareholders’ opinions regarding EY’s appointment into consideration in future deliberations. If EY’s selection is not ratified at the 2017 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate EY’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed EY as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2018. EY and its predecessor, Arthur Young & Company, have been Walmart’s independent accountants since prior to the company’s initial offering of securities to the public in 1970. EY served as the company’s independent accountants for fiscal 2017 and reported on the company’s consolidated financial statements for that fiscal year.

The Audit Committee annually reviews EY’s independence and performance in determining whether to retain EY or engage another independent registered public accounting firm as our company’s independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:

○	The quality and efficiency of the current and historical services provided to our company by EY, including the results of an annual internal survey of key global financial management;

○	EY’s capability and expertise in handling the breadth and complexity of our company’s global operations;

○	The quality and candor of EY’s communications with the Audit Committee;

○	External data on EY’s audit quality and performance, including recent Public Company Accounting Oversight Board reports on EY;

○	EY’s independence from our company;

○	The appropriateness of EY’s fees; and

○	EY’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.

Benefits of Long Tenure	Independence Controls

Higher audit quality – Through more than 45 years of experience with our company, EY has gained institutional knowledge of and deep expertise regarding Walmart’s global operations and businesses, accounting policies and practices, and internal control over financial reporting.

Efficient fee structure – EY’s aggregate fees are competitive with peer companies because of EY’s familiarity with our company.

Audit Committee oversight – The Audit Committee’s oversight includes regular private sessions with EY, discussions with EY regarding the scope of its audit, an annual evaluation when determining whether to engage EY, and direct involvement by the Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position.

Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services to be performed by EY in accordance with its pre-approval policy.

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Benefits of Long Tenure	Independence Controls
Avoids costs associated with a new independent accountant – Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

Internal EY independence processes – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on our company’s account and rotates engagement partners consistent with independence requirements.

Regulatory framework – Because EY is an independent registered public accounting firm, it is subject to PCAOB inspections, peer review by other “Big 4” accounting firms, and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that EY is independent and well qualified to serve as our company’s independent accountants. Further, the Audit Committee and the Board believe it is in the best interests of Walmart and our company’s shareholders to retain EY as our company’s independent accountants for fiscal 2018.

Representatives of EY will attend the 2017 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY’s fees for fiscal 2017 and fiscal 2016 were as follows:

	Fiscal 2017	Fiscal 2016
Audit Fees	$19,394,000	$18,437,000
Audit-Related Fees	$1,075,000	$1,156,000
Tax Fees	$1,911,000	$2,188,000
All Other Fees	$—	$1,000
TOTAL FEES	$22,380,000	$21,782,000

A description of the types of services provided in each category is as follows:

Audit Fees – Includes the audit of the company’s annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s annual report on Form 10-K, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC.

Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions and accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.

Tax Fees – Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.

All Other Fees – Includes fees for services that are not contained in the above categories and consists of permissible advisory services.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

FOR	The Board recommends that shareholders vote FOR the ratification of EY as the company’s independent accountants for fiscal 2018.

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Audit Committee Report

Audit Committee Independence and Financial Expert Determination

The Audit Committee consists of three Independent Directors, each of whom has been determined by the Board to meet the heightened independence and financial literacy criteria for Audit Committee members under the SEC and NYSE Listed Company Rules. The Board has also designated each member of the Audit Committee as an “audit committee financial expert” as defined under the SEC rules. The members of the Audit Committee are James I. Cash, Jr.; Timothy P. Flynn, the Chair of the Audit Committee; and Thomas W. Horton. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is described under “Proposal No. 1 – Election of Directors” and “Board Committees” on pages 12 and 23, respectively.

2017 Audit Committee Meetings

The Audit Committee held 12 meetings in fiscal 2017. At its 4 regularly scheduled in-person meetings, the Audit Committee had separate private sessions with our company’s CEO, CFO, chief audit executive, global chief ethics and compliance officer, EY, and others. During these sessions, candid discussions took place regarding our company’s financial, accounting, auditing, and internal control over financial reporting, compliance, Exchange Act reporting, and ethics matters. Throughout the year, the Audit Committee had full access to management, EY, and internal auditors.

The remainder of the Audit Committee’s fiscal 2017 meetings were to, among other things, review and discuss the financial statements to be included in the company’s Form 10-Q and Form 10-K filings, meet with its legal counsel and the company’s management regarding the Audit Committee’s independent FCPA-related investigation, and review and discuss ongoing enhancements to our global ethics and compliance program. Additional information about the Audit Committee’s role in the FCPA investigation may be found under “Director Compensation” on page 41.

The Audit Committee’s meeting agendas are established by the Chair of the Audit Committee in consultation with the chief audit executive, the Lead Independent Director, the company’s Corporate Secretary, and other members of senior management.

Responsibilities and 2017 Committee Actions

The Audit Committee operates under a written charter, which may be found in the “Corporate Governance” section of Walmart’s website located at http://stock.walmart.com/investors/corporate-governance/governance-documents. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

To fulfill its oversight responsibilities as detailed in its charter, during or after fiscal 2017, the Audit Committee did, among other things, the following:

○	reviewed and discussed with Walmart’s management and EY Walmart’s audited consolidated financial statements for fiscal 2017;

○	reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;

○	discussed with EY the matters required to be discussed by applicable audit standards of the Public Company Accounting Oversight Board (the “PCAOB”), including matters related to the planning and results of the audit of Walmart’s consolidated financial statements;

○	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB relating to EY’s communications with the Audit Committee concerning EY’s independence from Walmart, and discussed with EY its independence from Walmart;

○	based on the review and discussions with management and EY discussed above, recommended to the Board that Walmart’s audited annual consolidated financial statements for fiscal 2017 be included in Walmart’s Annual Report on Form 10-K for fiscal 2017 filed with the SEC;

○	reviewed and discussed with management and EY Walmart’s earnings releases and the financial statements in the quarterly reports on Form 10-Q;

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○	monitored and reviewed audit, audit-related, and non-audit services performed for Walmart by EY and considered whether EY’s provision of non-audit services was compatible with EY’s independence from Walmart;

○	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and the internal auditors of our company regarding the design, operation, and effectiveness of internal control over financial reporting, and reviewed an attestation report from EY regarding the effectiveness of internal control over financial reporting as of January 31, 2017;

○	reviewed and discussed with management the company’s significant accounting policies and the appropriateness of the disclosures of non-GAAP measures that the company publicly made during or with respect to fiscal 2017, including in the company’s earnings releases;

○	reviewed the fiscal 2017 internal audit plan and budget;

○	concurred in the appointment and compensation of the company’s chief audit executive;

○	reviewed the company’s related person transactions and approved these transactions in accordance with the Transaction Review Policy, which is discussed under Audit Matters – Related Person Transaction Review Policy, on page 38;

○	reviewed the company’s enterprise risk management process with members of senior management and regularly received status reports on significant risks identified by management in various areas of the company, including legal, compliance, ethics, information technology, and cybersecurity;

○	monitored management’s progress on the implementation of enhancements to the company’s global ethics and compliance program, and determined that management had achieved adequate progress in implementing the enhancements applicable for fiscal 2017. For more information about the Audit Committee’s oversight role regarding our global ethics and compliance program, please see the “Ethics and Compliance Goals” discussion on page 60 of this proxy statement; and

○	received regular reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Global Statement of Ethics.

The Audit Committee submits this report:

James I. Cash, Jr.

Timothy P. Flynn, Chair

Thomas W. Horton

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Audit Committee Pre-Approval Policy

To maintain the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating on, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed for our company by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Walmart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. For each of these services, the independent accountants provide detailed back-up documentation to the corporate controller.

Under the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project would cause the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting. The Audit Committee approved all of the audit-related fees, tax fees, and all other fees paid to the company’s independent accountants in fiscal 2017.

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Shareholder Proposals

Our company has received notice of the intention of shareholders to present three separate proposals for voting at the 2017 Annual Shareholders’ Meeting. The text of the shareholder proposals and supporting statements appear exactly as received by our company. Some shareholder proposals and supporting statements may contain assertions about Walmart that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart Stores, Inc., c/o Gordon Y. Allison, Vice President and General Counsel, Corporate Division, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

The Board recommends a vote AGAINST each of the following shareholder proposals for the reasons set forth in Walmart’s statements in opposition following each shareholder proposal.

Proposal No. 5

Request to Adopt an Independent Chairman Policy

Resolved:

The stockholders of Wal-Mart Stores, Inc. (the “Company”), ask the Board of Directors to adopt a policy that, whenever possible, the Board chairman should be a director who has not previously served as an executive officer of the Company and who is “independent” of management. For these purposes, a director shall not be considered “independent” if, during the last three years, he or she—

o	was affiliated with a company that was an advisor or consultant to the Company, or a significant customer or supplier of the Company;

o	was employed by or had a personal service contract(s) with the Company or its senior management;

o	was affiliated with a company or non-profit entity that received the greater of $2 million or 2% of its gross annual revenues from the Company;

o	had a business relationship with the Company that the Company had to disclose under the Securities and Exchange Commission regulations;

o	has been employed by a public company at which an executive officer of the Company serves as a director;

o	had a relationship of the sort described above with any affiliate of the Company; and,

o	was a spouse, parent, child, sibling or in-law of any person described above.

The policy should be implemented without violating any contractual obligation and should specify how to select an independent chairman if a current chairman ceases to be independent between annual shareholder meetings. Compliance with the policy may be excused if no independent director is available and willing to be chairman.

Supporting Statement:

The Board of Directors, led by its chairman, is responsible for protecting shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer, in directing the corporation’s affairs. This oversight can be diminished when the chairman is not independent.

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An independent chairman who sets agendas, priorities, and procedures for the Board can enhance its oversight and accountability of management and ensure the objective functioning of an effective Board. We view the alternative of a lead outside director, even one with a robust set of duties, as adequate only in exceptional circumstances fully disclosed by the Board.

Several respected institutions recommend chair independence. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough;” “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

We urge you to vote FOR this proposal.

Walmart’s Statement in Opposition to Proposal No. 5

The Board believes it has embraced the need for independence by structuring our Board leadership structure in a way that balances independent and effective leadership and oversight of risk while also maintaining a strong alignment with our long-term strategy. The retail industry continues to undergo a period of disruptive transformation and, in order to meet our customers’ demands, our long-term strategy is striving to deliver on its objective to provide a seamless customer experience in our stores and through e-commerce. This kind of transformation must be implemented carefully.

Our Board has taken several steps to create a balanced governance structure in which Independent Directors exercise substantial oversight over management in the areas of governance and business strategy. Walmart has separated the roles of Chairman and CEO since 1988. This separation of roles allows our Chairman to focus on oversight and governance matters and allows our CEO to focus on managing our complex daily operations and implementing the directives of the Board. Furthermore, since 2004, our Board has appointed an Independent Director to serve in the role of Lead Independent Director, who is expected to cultivate and expresses an independent perspective to the CEO, the Chairman, and the remaining members of the Board. Moreover, our Independent Directors routinely meet in private session to discuss matters without the presence of management, and the Lead Independent Director presides over these meetings and communicates feedback from these sessions to the Chairman. For more information about the role and responsibilities of our Lead Independent Director, please see our Corporate Governance Guidelines available at http://stock.walmart.com/investors/corporate-governance/governance-documents/.

In addition to embracing independence, and as discussed in more detail in the Corporate Governance section of this proxy statement, the Board is focused on Walmart’s strategic priorities and continues to seek ways to maximize its effectiveness. Our Chairman’s unique and in-depth knowledge of the history and growth of our company, coupled with his industry expertise in key areas of strategic importance to our business, make him particularly qualified to lead discussions on strategic and governance matters at the Board level. Our CEO has a deep institutional knowledge of Walmart developed through an extensive leadership career at our company, and he is best able to bring key business issues and risks to the attention of the Board. Furthermore, the Lead Independent Director serves as an independent liaison between the Chairman, the CEO, the other members of the Board, and management of our company. Our Lead Independent Director has served on the Board since 2006 and also has extensive institutional knowledge about Walmart’s strategic objectives, the industry in which we operate, and the areas of strategic importance to our company. Furthermore, our Lead Independent Director currently also serves as the chair of the NGC, the general purpose of which is to assist the Board in identifying qualified director nominees and implementing sound corporate governance policies and practices.

The primary oversight of strategic and governance matters for our company is entrusted to Board committees with independent chairs. Each of the Audit Committee, the CMDC, the NGC, the SPFC, and the TeCC are chaired by Independent Directors. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate. Furthermore, despite the substantial shareholdings of the members of the Walton family, our company has no plans to rely on any of the governance exemptions available to “controlled companies” under the NYSE Listed Company Rules, if and when such exemptions may become available.

For the reasons discussed above, the Board believes its leadership structure clearly demonstrates that the Board has embraced the need for independence and effectiveness. Furthermore, we believe our shareholders have recognized the effectiveness of our current Board leadership structure by re-electing our Chairman, the Lead Independent Director, and other Board members each year.

AGAINST	For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal

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Proposal No. 6

Shareholder Proxy Access

Resolved:

Shareholders ask the Board of Directors to provide proxy access for shareholder nominees for election to the Board, with the following essential elements:

1.	Nominating shareholders or shareholder groups (“Nominators”) must beneficially own 3% or more of the Company’s outstanding common stock (“Required Stock”) continuously for at least three years and pledge to hold such stock through the annual meeting.

2.	Nominators may submit a statement not exceeding 500 words in support of each nominee to be included in the Company proxy materials.

3.	The number of shareholder-nominated candidates eligible to appear in Company proxy materials shall be one-quarter of the directors then serving or two, whichever is greater.

4.	No limitation shall be placed on the number of shareholders who can aggregate their shares to achieve the challenging 3% of required stock for a continuous 3-years.

5.	No limitation shall be placed on the re-nomination of shareholder nominees by Nominators based on the number or percentage of votes received in any election.

6.	The Company shall not require that Nominators pledge to hold stock after the meeting if their nominees fail to win election.

7.	Loaned securities shall be counted as belonging to any nominating shareholder who represents it has the legal right to recall those securities for voting purposes and will hold those securities through the date of the meeting.

Proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 Chartered Financial Analyst Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140 billion if adopted market-wide. (http://www.cfapubs. org/doi/pdf/10.2469/ccb.v2014.n9.1).

Shareholder proposals calling for proxy access have recently received overwhelming shareholder support, gaining a majority at 123 companies out of 198 facing such a proposal since 2015. Kaye Scholar partner Nicholas O’Keefe recently observed, “Companies are going to lose trying to fight proxy access.” Of the 72 similar proposals presented by the New York Comptroller in 2016, the vast majority were withdrawn when companies agreed to adopt a similar version of proxy access.

In addition to public pension fund support, at an SEC Investor Advisory Committee meeting a representative from BlackRock, the largest asset manager in the world, stated the firm supports proxy access as a fundamental right, generally on terms consistent with the proposed 2011 SEC rule. TIAA-CREF sent a letter to its 100 largest holdings requesting that they adopt proxy access bylaws consistent with the 3% ownership threshold included in the 2011 SEC rule.

Please vote to enhance shareholder value:

Shareholder Proxy Access – Proposal 6

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Walmart’s Statement in Opposition to Proposal No. 6

Walmart remains committed to quality shareholder engagement because it allows the Board to understand and consider the viewpoints of our shareholders. During fiscal 2017, we offered to have conversations with nearly all of our top 60 institutional investors and conducted calls with approximately half of those investors, as well as leading proxy advisory firms. During these conversations we discussed issues of interest to our shareholders, including governance matters. Management informs the NGC about the feedback received during these ongoing discussions and the issues of interest raised by our shareholders.

We recognize that proxy access is a topic of interest to members of the investment community who share a sincere interest in ensuring the appropriate composition of company boards. However, we do not believe the adoption of this proposal is the right approach for Walmart.

The NGC is comprised entirely of independent, non-management directors, and it currently is chaired by our Lead Independent Director. Among its responsibilities are to regularly review the composition of the Board and Board committees and evaluate the skills and qualifications of our current Board members. Throughout the year, the NGC engages in ongoing and extensive Board succession planning. The NGC also seeks advice and input from a prominent director search consultant firm. This ongoing process is designed to identify and nominate director candidates who possess a diverse and complementary mix of skills and professional experience necessary to oversee our complex, global business and who can contribute to the overall effectiveness of our Board. It also permits the NGC and the Board to evaluate the thoughtful and timely periodic refreshment of the composition of the Board.

As described above and earlier in this proxy statement, we solicited feedback from institutional shareholders on a number of matters, including governance matters. In light of those discussions and the composition of our company’s shareholder base, we believe the proposal too easily casts aside the notion that proxy access can interrupt and undermine the role of the NGC to guide this critical governance process. While our shareholders ultimately might reject a director candidate in a politicized board election process, which can be initiated at virtually no cost to a nominating shareholder, the resulting cost to our company and disruption for the NGC, the Board, and management would be meaningful and, therefore, would not be in our shareholders’ short- or long-term interests.

Furthermore, shareholders already have the ability to recommend director candidates by means of the processes identified in our governance documents and described in this proxy statement. Each director candidate recommended by a shareholder pursuant to this process is submitted to the NGC, and the NGC evaluates all shareholder-recommended director candidates on the same basis as all other director candidates.

Over the years, our Board has embraced a variety of progressive governance practices which provide an appropriate balance between ensuring the Board’s accountability to shareholders and enabling the Board to provide effective oversight and strategic direction for the long-term benefit of all shareholders. For example:

o	The Compensation, Nominating and Governance Committee has been converted into two, distinct board committees comprised entirely of independent directors;

o	The NGC currently is chaired by our Lead Independent Director;

o	Each member of the Board is elected annually and serves for a one-year term;

o	Currently, the majority of our Board is independent, and only 1 member of the Board is a member of management;

o	Board members have full access to the company’s officers, Associates, and outside advisors;

o	The Independent Directors annually appoint the Lead Independent Director, who has extensive and comprehensive roles and responsibilities;

o	Shareholders holding 10% or more of Walmart’s outstanding shares may request special shareholders’ meetings; and

o	There are no supermajority voting requirements for matters presented for a shareholder vote.

Therefore, the Board believes our corporate governance policies and the measures employed by the NGC for the nomination and election of Directors have led to a Board that is responsive to shareholder input and is conducive to long-term value creation.

AGAINST	For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal

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Proposal No. 7

Request for Independent Director with Environmental Expertise

Environmental expertise is critical to the success of Fortune 500 companies generally and Walmart specifically. Walmart’s global supply chain, massive shipping and surface transportation operation network and thousands of stores have an enormous environmental impact.

Increasingly, shareholders, lenders, host country governments and regulators, and affected communities are focused on how to effectively track, manage and reduce the environmental impact of varying economic activities. A company’s inability to demonstrate that policies and practices are in line with internationally accepted environmental standards can lead to difficulties in expanding into new markets, raising new capital and maintaining public goodwill and a favorable reputation with customers.

Walmart has staked much of the company’s public image on a range of environmental initiatives. But these efforts, often operating without independent third-party verification, have been widely criticized as inadequate. The Sierra Club, the nation’s largest and one of the most prominent environmental organizations recently reminded its members that Walmart’s carbon pollution was increasing while the company “pours millions of dollars into a misleading PR campaign around sustainability.”1 As the impacts of climate change have become increasingly clear and concern has grown about the impact of coal-based energy production, another report found that, in 2013, Walmart consumed 4,240,000 tons of coal to power its U.S. stores and distribution centers.2

We believe that Walmart would benefit by addressing the environmental impact of its business at the most strategic level by nominating an environmental specialist for election to the board. An authoritative figure with acknowledged expertise and standing could allow Walmart to more effectively address the environmental issues inherent in a business of the company’s size and reach.

Therefore, Be it Resolved:

Shareholders request that management nominate at least one candidate for election to the board at the next annual meeting of shareholders who:

o	has a high level of expertise and experience in environmental matters relevant to global supply chains, transportation or energy efficiency and is widely recognized in the business and environmental communities as an authority in such field, as reasonably determined by the company’s board or the Nominating and Governance Committee, and

o	will qualify, subject to exceptions in extraordinary circumstances explicitly specified by the board, as an independent director, under the definition Walmart uses to classify its directors; provided, however, that no director shall be considered independent if he or she has had a financial relationship with an organization that has received, in any year in the previous three years, more than $100,000 from Walmart’s majority shareholders, a member of the Walton family or the Walton Family Foundation.

The nomination should be made in a manner that does not affect the unexpired term of any director.

1	https://ilsr.org/walmart-climate/
2	Institute for Local Self Reliance, Walmart’s Dirty Energy Secret, November, 2014

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Walmart’s Statement in Opposition to Proposal No. 7

We believe that being an efficient and profitable business and being a good steward of the environment can be accomplished together. Nearly 12 years ago, our company established three aspirational sustainability goals:

(i) to create zero waste;

(ii) operate with 100% renewable energy; and

(iii) sell products that sustain resources and the environment.

We have reported our numerous initiatives and progress toward achieving these goals over the years since as early as 2007, and each of these reports is available at http://corporate.walmart.com/global-responsibility/global-responsibility-report-archive. During this time, we have worked to increase the clarity and transparency of these reports. Our 2016 Global Responsibility Report extensively discusses how we work in the U.S. and around the world to make renewable energy work financially and sustainably, and our 2017 Global Responsibility Report will continue this tradition.

In November 2016, we announced new goals and initiatives, including an emissions-reduction plan that is in line with the December 2015 Paris agreement on climate change and is the first such plan by a retailer to have its goals approved by the Science Based Targets Initiative – a partnership between CDP (formerly known as the Carbon Disclosure Project), the U.N. Global Compact, World Resources Institute, and WWF to help companies determine how much they must cut emissions to prevent the worst impacts of climate change. The Technical Director of CDP, a non-profit that runs global disclosure systems for investors, companies, and governmental organizations to manage their environmental impacts, has heralded Walmart’s emissions-reduction plan as a “game changer” (see http://sciencebasedtargets.org/2016/11/04/walmarts-science-based-target-a-game-changer/).

For years, management has provided regular updates about our sustainability initiatives and progress to the NGC (including its predecessor board committee), which is comprised entirely of Independent Directors and has responsibility for reviewing and advising management regarding the company’s social, community, and sustainability initiatives. The NGC also has responsibility for actively seeking potential director candidates who are qualified to become Board members applying the criteria set forth in our Corporate Governance Guidelines, input from the Board evaluation process, and the expected future needs of our Board and Board committees. Ultimately, when assessing a potential candidate, the NGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s execution of its responsibilities in providing guidance and counsel to management.

As described in this proxy statement, the NGC engages in a rigorous and dynamic process for identifying and evaluating potential candidates and recommending candidates to the Board for nomination for election to the Board. In discharging its duties to identify qualified and diverse candidates for the Board, the NGC regularly reviews the composition of the Board and its committees and determines whether the addition of one or more directors with particular experience, skills, or characteristics would make the Board and its committees more effective. To that end, the NGC may engage director candidate search consultant firms to seek out candidates who have the experience, skills, and characteristics that the NGC believes are important to support the company’s long-term strategic and governance needs.

Furthermore, our Bylaws already provide shareholders an adequate means for recommending candidates for nomination to the Board whom shareholders believe have certain experience, skills, or expertise that might benefit the company and its shareholders. As described under the heading “Communicating with the Board” in this proxy statement, shareholders may follow the described procedures to recommend candidates for nomination for election to the Board who the shareholder believes meets the qualifications for a director candidate at our company. All shareholder recommendations of potential director candidates are submitted to the NGC for its review, analysis, and consideration, and candidates who are recommended by shareholders will be evaluated by the NGC on the same basis as all other director candidates.

Our Board currently has one member with significant expertise in environmental issues. Rob Walton, retired Chairman of the Board, currently serves as the chair of the executive committee of the board of directors of Conservation International, and he is also the co-chair of the Arizona State University Global Institute of Sustainability. Therefore, for the reasons outlined above, we believe that adopting the policy described in this shareholder proposal would unduly limit the ability of the NGC and the Board to review and select potential nominees who, in their judgment, have the combination of experience, skills, and characteristics that are best suited to oversee the company’s complex, global business operations and oversee the company and its management in achieving the company’s strategic priorities and evolving business objectives.

AGAINST	For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal

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Annual Meeting Information

What is a proxy statement, and what is a proxy?

A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters yourself or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the Shares you own. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. By signing the proxy card we provide to you, you will designate our Chairman and our CEO as your proxies to cast your vote at the 2017 Annual Shareholders’ Meeting. Walmart’s Board is soliciting your proxy to vote your Shares at the 2017 Annual Shareholders’ Meeting. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of internet availability of our proxy materials.

Annual Meeting

How can I attend the 2017 Annual Shareholders’ Meeting? What do I need to bring?

NOTICE: If you plan to attend the 2017 Annual Shareholders’ Meeting in person, you must follow the instructions below to gain admission.

Only shareholders who owned Shares as of the close of business on April 7, 2017 are entitled to attend the 2017 Annual Shareholders’ Meeting. You will be admitted to the 2017 Annual Shareholders’ Meeting only if you present valid proof of Share ownership as described below and photo identification (such as a valid driver’s license or passport) at an entrance to Bud Walton Arena, the facility at which the 2017 Annual Shareholders’ Meeting is to be held.

o	If your Shares are registered in your name and you received your proxy materials by mail, then you should bring the proxy statement you received in the mail or the proxy card that you received in the mail to the 2017 Annual Shareholders’ Meeting. If you have already completed and returned your proxy card, then bring the top part of the proxy card marked “keep this portion for your records”)
o	If your Shares are registered in your name and you received a notice of internet availability of the proxy materials in the mail, you should bring that notice of internet availability with you to the 2017 Annual Shareholders’ Meeting.

o	If you received an email with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website, bring that email with you to the 2017 Annual Shareholders’ Meeting.

o	If you are a beneficial owner of Shares and your Shares are held in street name as described above, you will be admitted to the 2017 Annual Shareholders’ Meeting only if you present either: a valid legal proxy from your bank, broker, or other nominee as to your Shares, the notice of internet availability of the proxy materials (if you received one), a voting instruction form that you received from your bank, broker, or other nominee (if you have not already completed and returned the voting instruction form), or a recent bank, brokerage, or other statement showing that you owned Shares as of the close of business on April 7, 2017.

o	Each shareholder may appoint only one proxy holder or representative to attend the meeting on behalf of such shareholder.

The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Bud Walton Arena. Attendees may not bring into the arena large packages or other material that could pose a safety or disruption hazard (e.g., fireworks, noisemakers, horns, confetti, etc.).

Photographs and videos taken at the 2017 Annual Shareholders’ Meeting may be used by Walmart. By attending the 2017 Annual Shareholders’ Meeting, you will be agreeing to Walmart’s use of those photographs and waive any claim or rights with respect to those photographs and videos and their use.

I am unable to attend the meeting in person. Can I view the meeting via webcast?

Yes. If you are unable to attend the 2017 Annual Shareholders’ Meeting in person, we invite you to view a live webcast of the meeting at http://stock.walmart.com. The webcast of the 2017 Annual Shareholders’ Meeting will be available for viewing on our corporate website for a limited time after the meeting.

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Voting

Who may vote at the 2017 Annual Shareholders’ Meeting?

You may vote at the meeting if you were the holder of record of Shares at the close of business on April 7, 2017, the record date set by the Board for determining those shareholders who are entitled to receive notice of, and to vote on matters at, the 2017 Annual Shareholders’ Meeting. You are entitled to one vote on each matter presented at the 2017 Annual Shareholders’ Meeting for each Share you owned of record at that time.

If your Shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to such Shares. Some shareholders hold Shares through a bank, broker, or other nominee, and are often said to hold such shares in “street name.” These shareholders are considered “beneficial owners” of those Shares. If you held Shares as a beneficial owner in “street name” at the close of business on April 7, 2017, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of that time, to be entitled to vote those Shares at the meeting. As of the close of business on April 7, 2017, Walmart had 3,031,556,234 Shares outstanding.

How do I vote?

The process for voting your Shares depends on how your Shares are held. Generally, as discussed above, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold Shares in “street name,” you are considered to be the “beneficial owner” of those Shares.

Voting by Record Holders. If you are a record holder, you may vote by proxy or you may vote in person at the 2017 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2017 Annual Shareholders’ Meeting, you have four ways to vote:

go to the website www.proxyvote.com and follow the instructions at that website;

scan the QR code on your proxy card or notice of availability with your mobile device and follow the instructions provided;
call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided on the call; or

if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet voting will close at 11:59 p.m. Eastern time on June 1, 2017. If you wish to submit a proxy to vote by telephone or internet, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the 2017 Annual Shareholders’ Meeting.

If you plan to attend the 2017 Annual Shareholders’ Meeting and wish to vote in person, you will be provided a ballot at the 2017 Annual Shareholders’ Meeting. Even if you vote by proxy prior to June 2, 2017, you may still attend the 2017 Annual Shareholders’ Meeting.

Voting by Beneficial Owners of Shares Held in “Street Name.”

If your Shares are held in the name of a broker, bank, or other nominee (that is, your Shares are held in “street name”), you should receive separate instructions from the record holder of your Shares describing how to vote. If your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2017 Annual Shareholders’ Meeting) a legal proxy from the record holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 7, 2017) indicating that you were a beneficial owner of Shares as of the close of business on April 7, 2017, as well as the number of Shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the Shares covered by that proxy at the 2017 Annual Shareholders’ Meeting.

Voting of Shares Held in the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan. If your Shares are held through the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern time on May 30, 2017. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of the respective plan in accordance with the rules of the applicable plan.

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What am I voting on, and what are my voting choices for each of the proposals to be voted on, at the 2017 Annual Shareholders’ Meeting?

You are voting on the following items:

PROPOSAL NO. 1: ELECTION OF 11 DIRECTORS

Voting Choices and Board Recommendation:

o	vote in favor of each nominee;

o	vote in favor of one or more specific nominees;

o	vote against each nominee;

o	vote against one or more specific nominees;

o	abstain from voting with respect to each nominee; or

o	abstain from voting with respect to one or more specific nominees.

The Board recommends a vote FOR each of the nominees.

PROPOSAL NO. 2: NON-BINDING, ADVISORY RESOLUTION TO APPROVE THE FREQUENCY OF FUTURE ADVISORY SHAREHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Voting Choices and Board Recommendation:

o	vote in favor of holding such vote every 1 Year;

o	vote in favor of holding such vote every 2 Years;

o	vote in favor of holding such vote every 3 Years; or

o	abstain from voting on the advisory resolution.

The Board recommends shareholders vote “1 YEAR” on this proposal.

PROPOSAL NO. 3: NON-BINDING, ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Voting Choices and Board Recommendation:

o	vote in favor of the advisory resolution;

o	vote against the advisory resolution; or

o	abstain from voting on the advisory resolution.

The Board recommends a vote FOR the advisory resolution.

PROPOSAL NO. 4: RATIFICATION OF EY AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2018

Voting Choices and Board Recommendation:

o	vote in favor of the ratification;

o	vote against the ratification; or

o	abstain from voting on the ratification.

The Board recommends a vote FOR the ratification.

PROPOSAL NOS. 5-7: SHAREHOLDER PROPOSALS APPEARING IN THIS PROXY STATEMENT

Voting Choices and Board Recommendation:

o	vote in favor of each shareholder proposal;

o	vote against each shareholder proposal;

o	vote in favor of one or more shareholder proposals;

o	vote against one or more shareholder proposals;
o	abstain from voting on one or more shareholder proposals; or

o	abstain from voting on all shareholder proposals.

The Board recommends a vote AGAINST each of the shareholder proposals.

Who counts the votes? Are my votes confidential?

Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election. Your proxy card or ballot and voting records (including with respect to votes cast by phone or mobile device or over the internet) will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.

What is the quorum requirement for holding the 2017 Annual Shareholders’ Meeting?

The holders of a majority of the Shares outstanding and entitled to vote as of the record date for the meeting must be present in person or represented by proxy for business to be transacted at the meeting.

What vote is required to elect a director at the 2017 Annual Shareholders’ Meeting?

To be elected in an “uncontested election” of directors, which under our Bylaws is an election in which the number of nominees for director is not greater than the number of directors to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). To be elected in a “contested election” of directors, which our Bylaws define as an election in which the number of nominees for director is greater than the number of directors to be elected, a director nominee must receive a plurality of the votes of the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. We expect the election of directors at the 2017 Annual Shareholders’ Meeting to be an uncontested election.

What happens if a director nominee fails to receive a majority vote in an uncontested election at the 2017 Annual Shareholders’ Meeting?

Any incumbent director who is a director nominee and who does not receive a majority vote must promptly tender his or her offer of resignation as a director for consideration by the Board. Each director standing for reelection at the 2017 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority

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vote. The Board must accept or reject such resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next Annual Shareholders’ Meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who fails to receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

What vote is required to pass the other proposals at the 2017 Annual Shareholders’ Meeting?

At any meeting at which a quorum has been established, the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote on the proposal at issue is required for: (i) the adoption of the non-binding, advisory vote regarding the frequency of future advisory votes to approve compensation of our NEOs; (ii) the adoption of the non-binding, advisory resolution to approve the compensation of our NEOs; (iii) the ratification of the appointment of EY as Walmart’s independent accountants for fiscal 2017; (iv) the adoption of each of the shareholder proposals; and (v) any other matters properly presented at the meeting. For the non-binding vote regarding the frequency of future advisory votes to approve the compensation of our NEOs, if none of the four alternatives receives a majority vote of the shares present in person or represented by proxy at the meeting and entitled to vote, then the alternative receiving a plurality of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the proposal will be deemed the preferred alternative of our shareholders.

What is the effect of an “abstention” or a “broker non-vote” on the proposals to be voted on at the 2017 Annual Shareholders’ Meeting?

Abstentions. A Share proxy or ballot marked “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal, an abstention will have the effect of a vote against each of the other proposals.

Broker Non-Votes. A “broker non-vote” occurs if your Shares are not registered in your name (that is, you hold your Shares in “street name”) and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE rules for member organizations (such as brokers), a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to a voting matter. Therefore, a broker non-vote will not have any effect on the outcome of the proposals.

Under the NYSE rules for member organizations: (i) the election of directors; (ii) the non-binding, advisory vote regarding the frequency of future advisory votes to approve the compensation; (iii) the non-binding, advisory vote to approve the compensation of our NEOs; and (iv) each of the shareholder proposals described in this proxy statement are not matters on which a broker may vote without your instructions. Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares regarding these proposals, a broker non-vote as to your Shares will result with respect to these proposals. The ratification of the appointment of independent accountants is a routine item under the NYSE rules for member organizations. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote your Shares on that matter in their discretion.

If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

What if I do not specify a choice for a proposal when returning a proxy or a voting instruction form?

We urge all shareholders to express their choices on each voting matter described on the proxy card or the voting instruction form (which you will receive from your broker, bank, or other nominee, if your Shares are held in “street name”).

Shares Owned by Record Holders. If you are a record owner of Shares and you sign and return a proxy card, unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: (i) FOR the election of each of the nominees for director named in this proxy statement; (ii) to hold future advisory votes to approve the compensation of our NEOs every 1 YEAR; (iii) FOR the non-binding advisory resolution to approve the compensation of our NEOs; (iv) FOR the ratification of EY as Walmart’s independent accountants for fiscal 2018; and (v) AGAINST each of the shareholder proposals appearing in this proxy statement. For any other business

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or matters properly presented at the 2017 Annual Shareholders’ Meeting, the persons named as proxies on the proxy card shall vote in their discretion.

Shares Held in “Street Name” by Beneficial Owners. If you are a beneficial owner of Shares held in “street name” and you sign and return a voting instruction form to your bank, broker, or other nominee (in accordance with the voting instructions provided by such bank, broker, or other nominee), but do not provide instructions regarding how you wish your Shares to be voted on each of the voting matters described in this proxy statement, as more specifically discussed in the answer to the immediately preceding question above, a “broker non-vote” will result with respect to your Shares regarding the election of each of the nominees for director named in this proxy statement; the non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our NEOs; the non-binding, advisory resolution to approve the compensation of our NEOs; each of the shareholder proposals appearing in this proxy statement; and any other matters properly presented at the meeting. Banks, brokers, and other nominees who do not receive instructions from you regarding the ratification of the appointment of independent accountants may generally vote on that matter in their discretion.

I completed and returned my proxy card, but I have changed my mind about how I want to vote. Can I revoke my proxy and change my vote?

Yes, if you are a record holder, you may revoke a previously submitted proxy and change your vote by:

o	delivering a written notice of revocation to Walmart’s Corporate Secretary at 702 Southwest 8th Street, Bentonville, AR 72716-0215 before the polls close for voting at the 2017 Annual Shareholders’ Meeting;

o	signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address provided in the Notice of 2017 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting at the 2017 Annual Shareholders’ Meeting; or

o	voting in person at the 2017 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your voting instructions.

Proxy Materials

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Shareholders’ Meeting to be held on June 2, 2017. This year, we are again taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the internet. As a result, we are mailing a notice of availability of the proxy materials on the internet, rather than a full paper set of the proxy materials, to many of our shareholders. This notice of availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

How can I access the proxy materials over the internet? Can I elect to receive proxy materials for future annual meetings electronically? How can I request a paper copy of the proxy materials?

Accessing the Proxy Materials on the Internet. You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports. In accordance with the rules of the SEC, we do not use software that identifies visitors accessing our proxy materials on our website.

Electing to Receive Proxy Materials for Future Annual Shareholders’ Meetings Electronically. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by email. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports.

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Obtaining a Paper Copy of the Proxy Materials. If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an email notification as to the availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that email notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an email notification regarding the internet availability of the proxy materials.

What should I do if I receive more than one notice of, or email notification about, the internet availability of the proxy materials or more than one paper copy of the proxy materials?

Some shareholders may receive more than one notice of internet availability, more than one email notification, or more than one paper copy of the proxy materials, including multiple proxy cards. For example, if you hold your Shares in more than one brokerage account, you may receive a separate notice of availability, a separate email notification, or a separate voting instruction form for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you may receive a separate notice of availability, a separate email notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date, and return each proxy card you receive or submit a proxy to vote the Shares to which each proxy card relates by telephone, internet, or mobile device as described above, or vote in person as described above. If you have Shares held in one or more “street names,” you must complete, sign, date, and return to each bank, broker, or other nominee through which you hold Shares each voting instruction form received from that bank, broker, or other nominee (or obtain a proxy from each such nominee holder if you wish to vote in person at the 2017 Annual Shareholders’ Meeting).

What is householding, and how can I opt-out or enroll?

If you are a beneficial owner of Shares, your bank, broker, or other nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses.

Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting their bank, broker, or other nominee. Alternatively, if you wish to receive a separate set of proxy materials for the 2017 Annual Shareholders’ Meeting or future shareholders’ meetings, we will deliver them promptly upon request made by contacting the Global Investor Relations team by any of the means described on page 34 above.

When will the company announce the voting results?

We will announce the outcome of each proposal voted on at the 2017 Annual Shareholders’ Meeting at the conclusion of that meeting. We will report the preliminary voting results in a press release on or before June 5, 2017, which will be available on our corporate website, and we will report the official voting results in a filing with the SEC on or before June 8, 2017.

Submission of Shareholder Proposals for the 2018 Annual Shareholders’ Meeting

If you wish to submit a proposal for possible inclusion in our proxy statement relating to our 2018 Annual Shareholders’ Meeting, send the proposal, by registered, certified, or express mail to:

Gordon Y. Allison, Vice President and General Counsel,
Corporate Division
Wal-Mart Stores, Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

Shareholder proposals intended for inclusion in our proxy statement for the 2018 Annual Shareholders’ Meeting must be received by the company no later than the close of business on December 21, 2017. Any shareholder proposal received by the company after that date will not be included in the company’s proxy statement relating to the 2018 Annual Shareholders’ Meeting. Further, all proposals submitted for inclusion in the company’s proxy statement relating to the 2018 Annual Shareholders’ Meeting must comply with all of the requirements of SEC Rule 14a-8.

Shareholders who wish to bring business before Walmart’s 2018 Annual Shareholders’ Meeting, other than through a shareholder proposal under SEC rules, or nominate a person for election as a director, must notify the Corporate Secretary of our

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company in writing and provide the information required by the provision of our Bylaws dealing with business at annual and special meetings.

Under our Bylaws, the notice must be delivered to or mailed and received at Walmart’s principal executive offices not less than 90 nor more than 120 days prior to the one-year anniversary of the 2017 Annual Shareholders’ Meeting. If the 2017 Annual Shareholders’ Meeting is held on June 2, 2017, then such notice must be received no later than March 4, 2018, and no earlier than February 2, 2018. If the date of the 2018 Annual Shareholders’ Meeting is more than 30 days before, or more than 60 days after the anniversary date, then notice must be received at Walmart’s principal executive offices not more than 120 days prior to the date of the 2018 Annual Shareholders’ Meeting nor less than the later of 90 days prior to the date of the 2018 Annual Shareholders’ Meeting or the tenth day following the day on which a public announcement of the 2018 Annual Shareholders’ Meeting is made.

The notice requirements are contained in our Bylaws, a copy of which can be found on our corporate website at http://stock.walmart.com/investors/corporate-governance/governance-documents. The Board periodically reviews the Bylaws and approves amendments as it deems appropriate. Any amendments to the Bylaws will be reported in a filing with the SEC, as required by Form 8-K, and the amended Bylaws will be filed as an exhibit to an SEC filing and posted on our corporate website at the web address above.

Other Matters

There are no other matters the Board intends to present for action at the 2017 Annual Shareholders’ Meeting. However, the company has been notified that a shareholder intends to present a proposal at the 2017 Annual Shareholders’ Meeting concerning annual reporting of certain additional demographic information about our full- and part-time associates in Walmart U.S. If this proposal is properly presented at the 2017 Annual Shareholders‘ Meeting, the persons named as proxies in the accompanying form of proxy have informed the company that they intend to exercise their discretionary authority to vote against the proposal. If any other matter is properly presented at the 2017 Annual Shareholders’ Meeting, the persons named in the form of proxy will vote on such matters in accordance in their discretion. The proxies also have discretionary authority to vote to adjourn the 2017 Annual Shareholders‘ Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

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Table of Abbreviations

The following abbreviations are used for certain terms that appear in this proxy statement:

2016 ASPP or Associate Stock Purchase Plan	the Wal-Mart Stores, Inc. 2016 Associate Stock Purchase Plan, as amended and restated effective April 1, 2016 and approved by shareholders on June 3, 2016
401(k) Plan	the Walmart 401(k) Plan
Annual Report to Shareholders	Walmart’s Annual Report to Shareholders for fiscal 2017
Associate or associate	an employee of Walmart or one of its consolidated subsidiaries
Audit Committee	the Audit Committee of the Board
Board	the Board of Directors of Walmart
Board committees	the Audit Committee, the CMDC, the Executive Committee, the Global Compensation Committee, the NGC, the SPFC, and the TeCC
Broadridge	Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2017 Annual Shareholders’ Meeting
Bylaws	the amended and restated Bylaws of Walmart, effective as of June 5, 2014
CD&A	the Compensation Discussion and Analysis included in this proxy statement
CEO	the Chief Executive Officer of a company
CFO	the Chief Financial Officer of a company
CMDC	the Compensation and Management Development Committee of the Board
Deferred Compensation Matching Plan or DCMP	the Wal-Mart Stores, Inc. Deferred Compensation Matching Plan, as adopted effective February 1, 2012, and which replaced the Officer Deferred Compensation Plan
Director Compensation Deferral Plan	the Wal-Mart Stores, Inc. Director Compensation Deferral Plan, effective June 4, 2010
EPS	Diluted earnings per share from continuing operations attributable to Walmart
Exchange Act	the Securities Exchange Act of 1934, as amended
Executive Committee	the Executive Committee of the Board
Executive Officers	those senior officers of our company determined by the Board to be executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16
EY	Ernst & Young LLP, an independent registered public accounting firm
Fiscal [year]	Walmart’s fiscal year ending January 31st
GAAP	generally accepted accounting principles in effect in the United States
Global Compensation Committee or GCC	the Global Compensation Committee of the Board

Table of Abbreviations  •  Walmart  |  2017 Proxy Statement    109

Independent Directors	This applies to Walmart directors whom the Board has affirmatively determined have no material relationships with our company pursuant to NYSE Listed Company Rules. This also applies to Audit Committee members who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act. Additionally, CMDC members who meet the requirements of Section 10C of the Exchange Act, Rule 10C-1 under the Exchange Act and the heightened independence requirements under the NYSE Listed Company Rules for compensation committee members are considered independent.
Internal Revenue Code	the Internal Revenue Code of 1986, as amended
Management Incentive Plan or MIP	the Wal-Mart Stores, Inc. Management Incentive Plan, as amended effective February 1, 2013
Named Executive Officer or NEO	Walmart’s President and CEO, CFO, and the next three most highly compensated Executive Officers other than our CEO and CFO
NGC	the Nominating and Governance Committee of the Board
NYSE	the New York Stock Exchange
NYSE Listed Company Rules	the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirements and rules and policies on matters such as corporate governance, shareholder communication, and shareholder approval
Officer Deferred Compensation Plan or ODCP	the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, amended and restated effective January 1, 2009, and which was replaced, effective February 1, 2012, with the Deferred Compensation Matching Plan
Outside Directors or Non-Management Directors	the members of the Board who are not employed by Walmart or a consolidated subsidiary of Walmart
Return on Investment or ROI	our return on investment, calculated as described in Annex A to this proxy statement
SEC	the United States Securities and Exchange Commission
Section 16	Section 16 of the Exchange Act
SERP	the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, which was replaced, effective February 1, 2012, with the Deferred Compensation Matching Plan
Share or Shares	a share or shares of Walmart common stock, $0.10 par value per share
SOX	the Sarbanes-Oxley Act of 2002
SPFC	the Strategic Planning and Finance Committee of the Board
Stock Incentive Plan	the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015, as amended and restated in certain immaterial respects effective February 1, 2017, by action of the Board
TeCC	the Technology and eCommerce Committee of the Board
Walmart, our company, the company, we, our, or us	Wal-Mart Stores, Inc., a Delaware corporation and, where the context requires, its consolidated subsidiaries

110    Walmart  |  2017 Proxy Statement  •  Table of Abbreviations

Annex A

Information Regarding Certain Non-GAAP Financial Measures

Certain financial measures discussed in the Compensation Discussion and Analysis—Executive Summary section of this proxy statement are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that would be included or excluded in the calculation of comparable measures calculated in accordance with GAAP.

Below, we identify:

○	those non-GAAP financial measures (the “Non-GAAP Measures”) and tell you briefly how we compute them;

○	the financial measure calculated and presented in accordance with GAAP or using only measures calculated and presented in accordance with GAAP that we believe is the most directly comparable such financial measure to each Non-GAAP Measure (each, a “Comparable GAAP Measure”);

○	the reasons why we think the Non-GAAP Measures provide our shareholders with useful information about our financial condition and results of operations; and

○	a reconciliation of each Non-GAAP Measure with its Comparable GAAP Measure.

When we refer below to a financial measure as being a “reported” financial measure, we are referring to a GAAP financial measure that was presented in our consolidated statement of income for fiscal 2017.

Adjusted EPS

Our diluted earnings per share from continuing operations attributable to Walmart (which we refer to as our “EPS”) are calculated in accordance with GAAP and are based on our net income from continuing operations attributable to Walmart. At times, the company may believe that our EPS for a period does not reflect our core performance, typically because of certain expenses or benefits that the company incurs in that period. Our EPS for fiscal 2017 was such an instance, and we calculated an adjusted diluted earnings per share amount for fiscal 2016.

Non-GAAP Measure: The company’s adjusted diluted earnings per share from continuing operations attributable to Walmart (which we refer to as “Adjusted EPS”) for fiscal 2017 was calculated by adjusting the EPS for fiscal 2017 for the amount of the per share dilutive impact of: (1) the gain on the sale of Yihaodian in China that was recognized and reported in the fiscal quarter ended July 31, 2016 (the “Yihaodian Gain); and (2) expenses incurred in connection with discontinued real estate projects in the United States and severance for fiscal 2017 (the “U.S. Real Estate Items”).

Comparable GAAP Measure: The company’s EPS for fiscal 2017 as reported.

Why the Non-GAAP Measure is Useful Information: Management believes that the Adjusted EPS for fiscal 2017 is a meaningful metric to share with shareholders because that metric, which adjusts EPS for fiscal 2017 for the items described above, is the metric that affords investors a view of what management considers the company’s core earnings performance for fiscal 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance.

Reconciliations: Reconciliation of the company’s Adjusted EPS for fiscal 2017 to the company’s EPS for fiscal 2017.

Annex A  •  Walmart  |  2017 Proxy Statement    111

Adjusted EPS - Fiscal 2017

Fiscal Year Ended January 31, 2017
EPS for Fiscal 2017	$4.38

	Pre-Tax Impact	Tax Impact of	Net Adjustment for such Item
	of Item on EPS	Item on EPS	to Calculate Adjusted EPS
Adjustments:	for Fiscal 2017	for Fiscal 2017	for Fiscal 2017
Yihaodian Gain	$0.17	($0.03)	($0.14)
U.S. Real Estate Items	(0.12)	0.04	0.08
Net Adjustments			($0.06)
Adjusted EPS for Fiscal 2017			$4.32

Constant Currency Measures

We use currency exchange rates in effect during a period to convert that period’s operating results for all countries where the functional currency is not the U.S. dollar (a “Foreign Currency”) into U.S. dollars for financial reporting purposes. A constant currency measure is one in which we calculate a financial measure, such as revenue or operating income, for a period by translating that period’s activity in a Foreign Currency into U.S. dollars by using the currency exchange rates we had used to translate the prior year comparable period’s activity in a Foreign Currency into U.S. dollars rather than by using the current period’s currency exchange rates to make that translation. A reconciliation of each of those constant currency financial measures to its Comparable GAAP Measure appears in our earnings release for the fourth quarter of fiscal 2017, which is available on our website at http://stock.walmart.com and on the SEC’s EDGAR system at www.sec.gov.

Other Non-GAAP Financial Measures

The company uses the following performance metrics to determine whether it will make payments under its annual cash incentive plan and the amount of any payments and whether payouts will be made under its long-term equity incentive plan and the amount of any payouts. The following performance metrics are considered non-GAAP financial measures:

○	our return on investment (which we refer to as our “ROI”);

○	our constant currency total company operating income;

○	our constant currency International operating income;

○	our constant currency total company sales (excluding fuel); and

○	our constant currency International sales (excluding fuel).

Each of these non-GAAP financial measures is adjusted as described under the caption “Executive Compensation—Compensation Discussion and Analysis—Incentive Goal Setting Philosophy and Process” in the proxy statement. As permitted by the SEC’s rules and guidance, we do not:

○	disclose the financial measures calculated and presented in accordance with GAAP that are most directly comparable to such non-GAAP financial measures;

○	disclose why we believe those non-GAAP financial measures are important information for our shareholders to have; or
○	provide a reconciliation of each of those non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP.

However, we believe it is important for our shareholders to understand how we calculated the non-GAAP measures described above.

We calculated constant currency total company operating income and constant currency International operating income as described above by translating the operating income for fiscal 2017 of the countries in which the activity was in a Foreign Currency into U.S. dollars by using the currency exchange rates we had used to translate our fiscal 2016 operating income in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates to make that translation.

We calculated the constant currency total company sales (excluding fuel) by adding the Walmart U.S. net sales as reported to the sum of (a) the constant currency International net sales (excluding fuel) calculated as described below and (b) the Sam’s Club net sales (excluding fuel) for fiscal 2017, which we calculated by deducting Sam’s Club fuel sales in fiscal 2017 from Sam’s Club’s reported net sales in fiscal 2017.

We calculated the constant currency International sales (excluding fuel) by excluding all of International’s fuel sales from its reported net sales and translating the remaining balance of those sales in those countries

112    Walmart  |  2017 Proxy Statement  •  Annex A

in which the activity was in a Foreign Currency into U.S. dollars using the currency exchange rates we had used to translate our fiscal 2016 net sales in those countries into U.S. dollars for financial reporting purposes rather than by using the current period’s currency exchange rates to make that translation. The other adjustments discussed under the caption “Executive Compensation—Compensation Discussion and Analysis—Incentive Goal Setting Philosophy and Process” were also made as a part of the calculation of each non-GAAP financial measure under “—Other Non-GAAP Financial Measures.”

We calculated our ROI for fiscal 2017 as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for fiscal 2017 divided by average invested capital for fiscal 2017. We considered average invested capital for fiscal 2017 to be the average of our beginning and ending total assets for fiscal 2017, plus average accumulated depreciation and average accumulated amortization, less average accounts payable and average accrued liabilities for fiscal 2017, plus a rent factor equal to rent expense for fiscal 2017 multiplied by a factor of eight. In computing the adjusted operating income component of ROI, we also made the same adjustments we made to calculate the constant currency total company operating income for purposes of our annual cash incentive calculations as described under the caption “Executive Compensation—Compensation Discussion and Analysis—Incentive Goal Setting Philosophy and Process” and also made certain balance sheet adjustments when calculating our average assets and average liabilities as described under that caption. Although return on investment is a standard financial measure, our calculation of ROI may differ from other companies’ calculations of their return on investment.

Annex A  •  Walmart  |  2017 Proxy Statement    113

Who We Are

Wal-Mart Stores, Inc.

The work we do to help people live better extends far beyond the walls of our stores. We’re committed to making a real difference by working to create economic opportunity, enhance the sustainability of our operations as well as the systems we operate in, and strengthen local communities. From supporting the development of our associates, suppliers and women entrepreneurs to pursuing a more affordable, secure food supply chain to building resiliency in the face of disasters, Walmart is using our strengths to promote the well-being of people and our planet.

We understand not only what our customers want and need,
but also where they want it and how they want to experience it.

A Snapshot of Walmart

Provided support for 2.4 billion meals to people in need since 2014 More than $700M in cash bonuses paid to hourly associates (FYE 17) $250 billion commitment to buy products supporting American jobs by 2023 More than 200,000 associates in the U.S. promoted to jobs with higher pay and more responsibility More than 150,000 veterans hired since 2013 1.2 million associate volunteer hours (FYE17) $100M invested to strengthen local communities 200 Walmart training academies open by the end of the year $6.8 million invested in disaster preparedness and relief

2017 Annual Shareholders’ Meeting

Place: Bud Walton Arena, University of Arkansas Campus, Fayetteville, Arkansas

Date and Time: June 2, 2017, 8:00 a.m., Central time

2017 Annual Shareholders’ Meeting Admission Requirements

In order to be admitted to the 2017 Annual Shareholders’ Meeting, you must bring photo ID AND one of the following:

○	The proxy statement or proxy card you received in the mail

○	The notice of internet availability you received in the mail

○	The email you received with a link to our proxy materials;

○	Other proof of share ownership, such as a valid legal proxy from your bank, broker, or other nominee who holds your shares, a voting instruction form that you received from your bank, broker, or other nominee, or a recent bank, brokerage or other statement demonstrating that you owned shares as of the close of business on April 7, 2017.

Please see page 102 of this proxy statement for more information regarding admission requirements.

Casual dress is recommended. Doors open at 7:00 a.m., Central time. Please note that due to on-campus construction, parking may be limited. Photographs taken at the meeting may be used by Walmart. By attending, you waive any claim or rights to these photographs and their use.

Photographs taken at the meeting may be used by Walmart.

By attending, you waive any claim or rights to these photographs and their use.

The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Bud Walton Arena. Attendees may not bring into the arena large packages or other material that could pose a safety or disruption hazard (e.g., fireworks, noisemakers, horns, confetti, etc.).

4 4 7 4 3 Hwy 264 Razorback Road Meadow Leroy Pond Road Hwy 264 NW Arkansas Regional Airport (XNA) Hwy 412 Hwy 62 I-49 (formerly I-540) 4 6 2 5 VTo Fort Smith V Hwy 71 Business To Rogers and Bentonville

1. Bud Walton Arena 2. Disabled Parking (Lot No. 55)	3. NW Arkansas Regional Airport (XNA) 4. Parking Lots No. 44, 56, 72 & 73	5. Razorback Stadium 6. Track 7. Indoor Tennis Center (overflow seating)

WAL-MART STORES, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on June 1, 2017. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 30, 2017. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart’s corporate website at http://stock.walmart.com/annual-reports.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2017. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on May 30, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date this proxy card and promptly return it in the postage-paid envelope we have provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25810-P91282-Z69786                   KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WAL-MART STORES, INC.

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1,

“1 YEAR” on Proposal 2, “FOR” Proposals 3 and 4, and “AGAINST” Proposals 5 through 7.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	James I. Cash, Jr.	☐	☐	☐

	1b.	Timothy P. Flynn	☐	☐	☐

	1c.	Carla A. Harris	☐	☐	☐

	1d.	Thomas W. Horton	☐	☐	☐

	1e.	Marissa A. Mayer	☐	☐	☐

	1f.	C. Douglas McMillon	☐	☐	☐

	1g.	Gregory B. Penner	☐	☐	☐

	1h.	Steven S Reinemund	☐	☐	☐

	1i.	Kevin Y. Systrom	☐	☐	☐

	1j.	S. Robson Walton	☐	☐	☐

	1k.	Steuart L. Walton	☐	☐	☐

Company Proposals:	1 YEAR	2 YEARS	3 YEARS	Abstain

2.	Advisory Vote on the Frequency of Future Shareholder Advisory Votes to Approve Named Executive Officer Compensation ☐	☐	☐	☐
		For	Against	Abstain

3.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

4.	Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐

Shareholder Proposals:

5.	Request to Adopt an Independent Chairman Policy	☐	☐	☐

6.	Shareholder Proxy Access	☐	☐	☐

7.	Request for Independent Director with Environmental Expertise	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion.

If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown above. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Annual Shareholders’ Meeting

June 2, 2017 at 8:00 A.M., Central Time

Bud Walton Arena, University of Arkansas

Fayetteville, Arkansas 72701

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25811-P91282-Z69786

WAL-MART STORES, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL SHAREHOLDERS’ MEETING OF WAL-MART STORES, INC.

TO BE HELD ON JUNE 2, 2017

I have received the Notice of 2017 Annual Shareholders’ Meeting (the “Meeting”) to be held on June 2, 2017, and the related Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Walmart”) Board of Directors. I appoint GREGORY B. PENNER and C. DOUGLAS MCMILLON, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote the shares unless you sign, date and return this card, vote by Internet, or vote by telephone.

If you do not specify how the proxy should be voted, it will be voted “FOR” each of the nominees listed in Proposal 1, “1 YEAR” for Proposal 2, “FOR” Proposals 3 and 4, and “AGAINST” Proposals 5 through 7.

If this proxy is signed, dated, and promptly returned, it will be voted in accordance with your instructions shown on the reverse side. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, fiduciary or in another capacity, please indicate full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), and specify the title(s) of such officer(s).

V.1.1